Filed Pursuant to Rule 424(b)(3)
Registration No. 333-192331

KBS STRATEGIC OPPORTUNITY REIT II, INC.
SUPPLEMENT NO. 16 DATED MARCH 14, 2018
TO THE PROSPECTUS DATED JUNE 28, 2017

This document supplements, and should be read in conjunction with, the prospectus of KBS Strategic Opportunity REIT II, Inc. dated June 28, 2017, as supplemented by supplement no. 9 dated October 3, 2017, supplement no. 14 dated February 16, 2018 and supplement no. 15 dated February 22, 2018. As used herein, the terms “we,” “our” and “us” refer to KBS Strategic Opportunity REIT II, Inc. and, as required by context, KBS Strategic Opportunity Limited Partnership II, which we refer to as our “Operating Partnership,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•	the status of the offering;

•	the declaration of cash distributions for April and May 2018 and stock dividends for the months of April and May 2018;

•	information regarding our indebtedness;

•	information regarding the net tangible book value of our shares;

•	updated risks related to an investment in us;

•	“Management’s Discussion and Analysis of Financial Condition and Results of Operations” similar to that filed in our annual report on Form 10-K for the period ended December 31, 2017; and

•	our audited financial statements and the notes thereto as of and for the period ended December 31, 2017.
Status of the Offering
We commenced this offering of up to 180,000,000 shares of common stock, or up to $1,760,000,000 of shares of common stock on August 12, 2014. Effective February 17, 2016, we are offering any combination of two classes of shares: Class A shares and Class T shares. As of March 5, 2018, we had sold 11,719,185 and 11,030,964 shares of Class A and Class T common stock, respectively, in this offering for aggregate gross offering proceeds of $221.1 million. Included in these amounts were 443,593 and 122,861 shares of Class A and Class T common stock, respectively, sold under our dividend reinvestment plan for aggregate gross offering proceeds of $5.3 million. Accordingly, as of March 5, 2018, there were 157,249,851 shares of common stock available for sale in this offering.
On February 20, 2018, our board of directors approved the termination of our primary public offering stage effective July 31, 2018.  Subscriptions must be dated on or before July 31, 2018, and subscriptions and all related documents and funds must be received by us in good order by September 28, 2018.
Cash Distributions Declared
On March 8, 2018, our board of directors declared cash distributions on the outstanding shares of all classes of our common stock based on daily record dates for the period from April 1, 2018 through April 30, 2018 and May 1, 2018 through May 31, 2018, which we expect to pay in May 2018 and June 2018, respectively. Investors may choose to receive cash distributions or purchase additional shares through our dividend reinvestment plan. Distributions for these periods will be calculated based on stockholders of record each day during these periods at a rate of (i) $0.00052548 per share per day less (ii) the applicable daily stockholder servicing fees accrued for and allocable to any class of common stock, divided by the number of shares of common stock of such class outstanding as of the close of business on each respective record date. For more information regarding distributions, see “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Distributions” below.
Stock Dividends Declared
Also on March 8, 2018, our board of directors authorized stock dividends for the months of April 2018 and May 2018 in the amount of 0.001667 shares of common stock on each outstanding share of common stock, issuable to all common stockholders of record as of the close of business on April 30, 2018 and May 31, 2018, respectively. Stock dividends are issued in the same class of shares as the shares for which such stockholder received the stock dividend. We expect to issue these stock dividends in May 2018 and June 2018, respectively.

Indebtedness
As of December 31, 2017, we had $332.0 million of variable debt outstanding. Our mortgage debt consisted of eight variable rate notes payable that mature between 2018 and 2022. Also, as of December 31, 2017, we had entered into four interest rate caps for a total notional amount of $135.6 million that mature between 2018 and 2019. The interest rate caps have a one-month LIBOR strike rate of 3.0%. As of December 31, 2017, our borrowings and other liabilities were approximately 61% of the cost (before depreciation and other noncash reserves) and book value (before depreciation) of our tangible assets.
Net Tangible Book Value Per Share
In connection with this offering of shares of our common stock, we are providing information about our net tangible book value per share. Our net tangible book value per share is a rough approximation of value calculated as total book value of assets minus total book value of liabilities, divided by the total number of shares of common stock outstanding. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated value per share. It is not intended to reflect the value of our assets upon an orderly liquidation of the company in accordance with our investment objectives. However, net tangible book value does reflect certain dilution in value of our common stock from the issue price in our initial public offering as a result of (i) the substantial fees paid in connection with our initial public offering and our now terminated private offering, including selling commissions and marketing fees re-allowed by our dealer manager to participating broker-dealers, (ii) the fees and expenses paid to our advisor and its affiliates in connection with the selection, acquisition, management and sale of our investments, (iii) general and administrative expenses, (iv) accumulated depreciation and amortization of real estate investments, and (v) the issuance of shares in our now-terminated private offering at a purchase price of less than the offering price in our ongoing initial public offering.
As of December 31, 2017, our net tangible book value per share of our Class A and Class T common stock was $7.95. The offering price of shares of our common stock under our initial public offering (ignoring purchase price discounts for certain categories of purchasers) is $10.00 per Class A share and $9.63 per Class T share. To the extent we are able to raise additional proceeds in our public offering, some of the expenses that cause dilution of the net tangible book value per share are expected to decrease on a per share basis, resulting in increases in the net tangible book value per share. This increase would be partially offset by increases in depreciation and amortization expenses related to our real estate investments.
The factors described above with respect to the dilution in the value of our common stock are likely to cause our offering price to be higher than the amount you would receive per share if we were to liquidate at this time.
Risk Factors
The following risk factors supplement the risk factors appearing in the prospectus and in supplement no. 14.
Our board of directors has approved the Offering Termination Date. Based on sales volume to date, we expect to raise substantially less than the maximum offering amount in our ongoing public offering. Because we expect to raise substantially less than the maximum offering amount, we will not be able to invest in as diverse a portfolio of assets as we otherwise would, which will cause the value of our stockholders’ investment to vary more widely with the performance of specific assets, and cause our general and administrative expenses to constitute a greater percentage of our revenue. Raising fewer proceeds in our offering, therefore, increases the risk that our stockholders will lose money on their investment.
Our public offering is being made on a “best efforts” basis, whereby the broker-dealers participating in the offering have no firm commitment or obligation to purchase any of the shares. To date, the proceeds we have raised in the offering are lower than our sponsor and dealer manager originally expected. As a result, we expect to raise substantially less than the maximum offering amount in the public offering. Therefore, we will make fewer investments than originally intended, resulting in less diversification in terms of the number of investments owned and the geographic regions in which our investments or the collateral securing our investments are located. Adverse developments with respect to a single asset, or a geographic region, will have a greater adverse impact on our operations than they otherwise would. In addition, our inability to raise substantial funds has increased our fixed operating expenses as a percentage of our revenue, limiting our ability to pay distributions to our stockholders.
Disruptions in the financial markets and uncertain economic conditions could adversely impact the commercial mortgage market, the market for real estate-related debt investments generally, market rental rates, commercial real estate values and our ability to secure debt financing, which could hinder our ability to service debt obligations, to implement our business strategy and generate returns to our stockholders.
The returns available to investors generated by real estate-related investments are determined by: (i) the supply and demand for such investments; (ii) the terms we are able to negotiate for our investments; (iii) the performance of the assets securing the investments; and (iv) the existence of a market for such investments, which includes the ability to sell or finance such investments.

During periods of volatility, the number of investors participating in the market may change at an accelerated pace. As liquidity or “demand” increases, the returns available to investors on new investments will decrease. Conversely, a lack of liquidity will cause the returns available to investors on new investments to increase.
A major factor contributing to the strength of the real estate cycle is the difficulty of securing construction financing. Lack of construction financing is effectively keeping an oversupply of commercial real estate, which is typical late in a real estate cycle, from emerging. Bank regulators and new risk-based capital guidelines have enforced discipline in lending, which has helped reduce new construction.
Because the offering prices for our Class A shares and Class T shares in our ongoing initial public offering exceed our net tangible book value per share, investors in our initial public offering will experience immediate dilution in the net tangible book value of their shares.
We are currently offering shares of our Class A common stock and our Class T common stock in our initial public offering at $10.00 and $9.63 per share, respectively, with discounts available to certain categories of purchasers. Our current primary public offering price exceeds our net tangible book value per share. Our net tangible book value per share is a rough approximation of value calculated as total book value of assets minus total book value of liabilities, divided by the total number of shares of common stock outstanding. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated value per share. It is not intended to reflect the value of our assets upon an orderly liquidation of the company in accordance with our investment objectives. However, net tangible book value does reflect certain dilution in value of our common stock from the issue price in our initial public offering as a result of (i) the substantial fees paid in connection with our initial public offering and our now terminated private offering, including selling commissions and marketing fees re-allowed by our dealer manager to participating broker-dealers, (ii) the fees and expenses paid to our advisor and its affiliates in connection with the selection, acquisition, management and sale of our investments, (iii) general and administrative expenses, (iv) accumulated depreciation and amortization of real estate investments, and (v) the issuance of shares in our now-terminated private offering at a purchase price of less than the offering price in our ongoing initial public offering.
As of December 31, 2017, our net tangible book value per share of our Class A and Class T common stock was $7.95. The offering price of shares of our common stock under our initial public offering (ignoring purchase price discounts for certain categories of purchasers) is $10.00 per Class A share and $9.63 per Class T share. To the extent we are able to raise additional proceeds in our public offering, some of the expenses that cause dilution of the net tangible book value per share are expected to decrease on a per share basis, resulting in increases in the net tangible book value per share. This increase would be partially offset by increases in depreciation and amortization expenses related to our real estate investments.
We have paid distributions in part from financings and expect that in the future we may not pay distributions solely from our cash flow from operating activities. To the extent that we pay distributions from sources other than our cash flow from operating activities, we will have less funds available for investment in properties and other assets, the overall return to our stockholders may be reduced and subsequent investors will experience dilution.
Our organizational documents permit us to pay distributions from any source, including offering proceeds or borrowings (which may constitute a return of capital), and our charter does not limit the amount of funds we may use from any source to pay such distributions. We have paid distributions in part from financings and expect that in the future we may not pay distributions solely from our cash flow from operating activities, in which case distributions may be paid in whole or in part from debt financing. We may also fund such distributions with proceeds from the sale of assets or from the maturity, payoff or settlement of debt investments. If we fund distributions from borrowings, our interest expense and other financing costs, as well as the repayment of such borrowings, will reduce our earnings and cash flow from operating activities available for distribution in future periods. If we fund distributions from the sale of assets or the maturity, payoff or settlement of debt investments, this will affect our ability to generate cash flow from operating activities in future periods. To the extent that we pay distributions from sources other than our cash flow from operating activities, we will have fewer funds available with which to make real estate investments, the overall return to our stockholders may be reduced and subsequent investors will experience dilution. In addition, to the extent distributions exceed cash flow from operating activities, a stockholder’s basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder may recognize capital gain. There is no limit on the amount of distributions we may fund from sources other than from cash flow from operating activities.
During our public offering stage, when we may raise capital in this offering (and possibly future offerings) more quickly than we acquire income-producing assets, and from time to time during our operational stage, we may not pay distributions solely from our cash flow from operating activities.

For the year ended December 31, 2016, we paid aggregate distributions of $2.7 million, including $1.1 million of distributions paid in cash and $1.6 million of distributions reinvested through our dividend reinvestment plan. Our net loss attributable to common stockholders for the year ended December 31, 2016 was $6.5 million and cash flow provided by operations was $0.7 million. We funded our total distributions paid, which includes net cash distributions and dividends reinvested by stockholders, with $2.0 million of cash flow from operating activities and $0.7 million of debt financing.
For the year ended December 31, 2017, we paid aggregate distributions of $3.8 million, including $1.4 million of distributions paid in cash and $2.4 million of distributions reinvested through our dividend reinvestment plan. Our net loss attributable to common stockholders for the year ended December 31, 2017 was $3.3 million and cash flow provided by operations was $8.8 million. We funded our total distributions paid, which includes net cash distributions and dividends reinvested by stockholders, with $2.8 million of cash flow from operating activities and $1.0 million of debt financing. For purposes of determining the source of distributions paid, we assume first that we use cash flow from operating activities from the relevant or prior periods to fund distribution payments.
From inception through December 31, 2017, we paid cumulative distributions of $7.5 million and our cumulative net loss during the same period was $14.3 million.
We have a history of operating losses and cannot assure our stockholders that we will achieve profitability.
Since our inception in 2013, we have experienced net losses (calculated in accordance with GAAP) for each fiscal year, which have contributed to our cumulative net loss of $14.3 million from inception through December 31, 2017. Our net loss attributable to common stockholders for the year ended December 31, 2017 was $3.3 million. Our net loss attributable to common stockholders for the year ended December 31, 2016, and from inception through December 31, 2016 was $6.5 million and $11.1 million, respectively. Our net loss attributable to common stockholders for the year ended December 31, 2015, and from inception through December 31, 2015 was $2.1 million and $4.6 million, respectively. The extent of our future operating losses and the timing of when we will achieve profitability are highly uncertain, and we may never achieve or sustain profitability.
Our failure to continue to qualify as a REIT would subject us to federal income tax and reduce cash available for distribution to you.
We elected to be taxed as a REIT under the Internal Revenue Code commencing with our taxable year ended December 31, 2014. We intend to continue to operate in a manner so as to continue to qualify as a REIT for federal income tax purposes. Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which only a limited number of judicial and administrative interpretations exist. Even an inadvertent or technical mistake could jeopardize our REIT status. Our continued qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. Moreover, new tax legislation, administrative guidance or court decisions, in each instance potentially with retroactive effect, could make it more difficult or impossible for us to continue to qualify as a REIT. If we fail to continue to qualify as a REIT in any taxable year, we would be subject to federal and applicable state and local income tax on our taxable income at corporate rates, in which case we might be required to borrow or liquidate some investments in order to pay the applicable tax. Losing our REIT status would reduce our net income available for investment or distribution to you because of the additional tax liability. In addition, distributions to you would no longer qualify for the dividends-paid deduction and we would no longer be required to make distributions. Furthermore, if we fail to qualify as a REIT in any taxable year for which we have elected to be taxed as a REIT, we would generally be unable to elect REIT status for the four taxable years following the year in which our REIT status is lost.
Complying with REIT requirements may force us to borrow funds to make distributions to you or otherwise depend on external sources of capital to fund such distributions.
To continue to qualify as a REIT, we are required to distribute annually at least 90% of our taxable income, subject to certain adjustments, to our stockholders. To the extent that we satisfy the distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we may elect to retain and pay income tax on our net long-term capital gain. In that case, if we so elect, a stockholder would be taxed on its proportionate share of our undistributed long-term gain and would receive a credit or refund for its proportionate share of the tax we paid. A stockholder, including a tax-exempt or foreign stockholder, would have to file a federal income tax return to claim that credit or refund. Furthermore, we will be subject to a 4% nondeductible excise tax if the actual amount that we distribute to our stockholders in a calendar year is less than a minimum amount specified under federal tax laws.

From time-to-time, we may generate taxable income greater than our net income (loss) for U.S. GAAP. In addition, our taxable income may be greater than our cash flow available for distribution to you as a result of, among other things, investments in assets that generate taxable income in advance of the corresponding cash flow from the assets (for instance, if a borrower defers the payment of interest in cash pursuant to a contractual right or otherwise).
If we do not have other funds available in the situations described in the preceding paragraphs, we could be required to borrow funds on unfavorable terms, sell investments at disadvantageous prices or find another alternative source of funds to make distributions sufficient to enable us to distribute enough of our taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity.
Because of the distribution requirement, it is unlikely that we will be able to fund all future capital needs, including capital needs in connection with investments, from cash retained from operations. As a result, to fund future capital needs, we likely will have to rely on third-party sources of capital, including both debt and equity financing, which may or may not be available on favorable terms or at all. Our access to third-party sources of capital will depend upon a number of factors, including our current and potential future earnings and cash distributions.
We could fail to continue to qualify as a REIT if the IRS successfully challenges our treatment of our mezzanine loans and repurchase agreements.
We intend to continue to operate in a manner so as to continue to qualify as a REIT for federal income tax purposes. However, qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which only a limited number of judicial and administrative interpretations exist. If the IRS disagrees with the application of these provisions to our assets or transactions, including assets we have owned and past transactions, our REIT qualification could be jeopardized. For instance, IRS Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained therein, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% income test. Although Revenue Procedure 2003-65 provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. While mezzanine loans in which we may invest may not meet all of the requirements for reliance on this safe harbor, we expect that any of our investments in mezzanine loans will be made in a manner that we believe will enable us to continue to satisfy the REIT gross income and asset tests.
In addition, we may enter into sale and repurchase agreements under which we nominally sell certain of our mortgage assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we will be treated for federal income tax purposes as the owner of the mortgage assets that are the subject of any such sale and repurchase agreement notwithstanding that we transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the mortgage assets during the term of the sale and repurchase agreement, in which case our ability to continue to qualify as a REIT could be adversely affected.
Even if the IRS were to disagree with one or more of our interpretations and we were treated as having failed to satisfy one of the REIT qualification requirements, we could maintain our REIT qualification if our failure was excused under certain statutory “savings” provisions. However, there can be no guarantee that we would be entitled to benefit from those statutory savings provisions if we failed to satisfy one of the REIT qualification requirements, and even if we were entitled to benefit from those statutory savings provisions, we could be required to pay a penalty tax.

Despite our qualification for taxation as a REIT for federal income tax purposes, we may be subject to other tax liabilities that reduce our cash flow and our ability to make distributions to you.
Despite our qualification for taxation as a REIT for federal income tax purposes, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income or property. Any of these taxes would decrease cash available for distribution to you. For instance:

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In order to continue to qualify as a REIT, we must distribute annually at least 90% of our REIT taxable income (which is determined without regard to the dividends paid deduction or net capital gain for this purpose) to you.

•	To the extent that we satisfy the distribution requirement but distribute less than 100% of our REIT taxable income, we will be subject to federal corporate income tax on the undistributed income.

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We will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions we pay in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years.

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If we have net income from the sale of foreclosure property that we hold primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we must pay a tax on that income at the highest corporate income tax rate.

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If we sell an asset, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business and do not qualify for a safe harbor in the Internal Revenue Code, our gain would be subject to the 100% “prohibited transaction” tax.

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Any domestic taxable REIT subsidiary, or TRS, of ours will be subject to federal corporate income tax on its income, and on any non-arm’s-length transactions between us and any TRS, for instance, excessive rents charged to a TRS could be subject to a 100% tax. We may be subject to tax on income from certain activities conducted as a result of taking title to collateral.

•	We may be subject to state or local income, property and transfer taxes, such as mortgage recording taxes.
Complying with REIT requirements may cause us to forego otherwise attractive opportunities or liquidate otherwise attractive investments.
To continue to qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to stockholders and the ownership of our stock. As discussed above, we may be required to make distributions to you at disadvantageous times or when we do not have funds readily available for distribution. Additionally, we may be unable to pursue investments that would be otherwise attractive to us in order to satisfy the requirements for qualifying as a REIT.
We must also ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified real estate assets, including certain mortgage loans and mortgage-backed securities. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets can consist of the securities of any one issuer (other than government securities and qualified real estate assets) and no more than 25% of the value of our gross assets (20% for tax years after 2017) may be represented by securities of one or more TRSs. Finally, for the taxable years after 2015, no more than 25% of our assets may consist of debt investments that are issued by “publicly offered REITs” and would not otherwise be treated as qualifying real estate assets. If we fail to comply with these requirements at the end of any calendar quarter, we must correct such failure within 30 days after the end of the calendar quarter to avoid losing our REIT status and suffering adverse tax consequences, unless certain relief provisions apply. As a result, compliance with the REIT requirements may hinder our ability to operate solely on the basis of profit maximization and may require us to liquidate investments from our portfolio, or refrain from making, otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to stockholders.

Our acquisition of debt or securities investments may cause us to recognize income for federal income tax purposes even though no cash payments have been received on the debt investments.
We may acquire debt or securities investments in the secondary market for less than their face amount. The amount of such discount will generally be treated as a “market discount” for federal income tax purposes. If these debt or securities investments provide for “payment-in-kind” interest, we may recognize “original issue discount,” or OID, for federal income tax purposes. Moreover, we may acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt constitute “significant modifications” under the applicable Treasury Regulations, the modified debt may be considered to have been reissued to us in a debt-for-debt exchange with the borrower. In that event, if the debt is considered to be “publicly traded” for federal income tax purposes, the modified debt in our hands may be considered to have been issued with OID to the extent the fair market value of the modified debt is less than the principal amount of the outstanding debt. In the event the debt is not considered to be “publicly traded” for federal income tax purposes, we may be required to recognize taxable income to the extent that the principal amount of the modified debt exceeds our cost of purchasing it. Also, certain loans that we originate and later modify and certain previously modified debt we acquire in the secondary market may be considered to have been issued with the OID at the time it was modified.
In general, we will be required to accrue OID on a debt instrument as taxable income in accordance with applicable federal income tax rules even though no cash payments may be received on such debt instrument on a current basis.
In the event a borrower with respect to a particular debt instrument encounters financial difficulty rendering it unable to pay stated interest as due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, we may be required to accrue interest income with respect to subordinate mortgage-backed securities at the stated rate regardless of when their corresponding cash payments are received.
In order to meet the REIT distribution requirements, it might be necessary for us to arrange for short-term, or possibly longterm borrowings, or to pay distributions in the form of our shares or other taxable in-kind distributions of property. We may need to borrow funds at times when the market conditions are unfavorable. Such borrowings could increase our costs and reduce the value of your investment. In the event in-kind distributions are made, your tax liabilities associated with an investment in our common stock for a given year may exceed the amount of cash we distribute to you during such year.
Complying with REIT requirements may limit our ability to hedge effectively.
The REIT provisions of the Internal Revenue Code may limit our ability to hedge our operations effectively. Our aggregate gross income from non-qualifying hedges, fees and certain other non-qualifying sources cannot exceed 5% of our annual gross income. As a result, we might have to limit our use of advantageous hedging techniques or implement those hedges through a TRS. Any hedging income earned by a TRS would be subject to federal, state and local income tax at regular corporate rates. This could increase the cost of our hedging activities or expose us to greater risks associated with interest rate or other changes than we would otherwise incur.
Liquidation of assets may jeopardize our REIT qualification.
To continue to qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investments to satisfy our obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our qualification as a REIT, or we may be subject to a 100% prohibited transaction tax on any resulting gain if we sell assets that are treated as dealer property or inventory.
The prohibited transactions tax may limit our ability to engage in transactions, including disposition of assets and certain methods of securitizing loans, which would be treated as sales for federal income tax purposes.
A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of dealer property, other than foreclosure property, but including loans held primarily for sale to customers in the ordinary course of business. We might be subject to the prohibited transaction tax if we were to dispose of or securitize loans in a manner that is treated as a sale of the loans, for federal income tax purposes. In order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans and may limit the structures we use for any securitization financing transactions, even though such sales or structures might otherwise be beneficial to us. Additionally, we may be subject to the prohibited transaction tax upon a disposition of real property. Although a safe-harbor exception to prohibited transaction treatment is available, we cannot assure you that we can comply with such safe harbor or that we will avoid owning property that may be characterized as held primarily for sale to customers in the ordinary course of our trade or business. Consequently, we may choose not to engage in certain sales of real property or may conduct such sales through a TRS.
It may be possible to reduce the impact of the prohibited transaction tax by conducting certain activities through a TRS. However, to the extent that we engage in such activities through a TRS, the income associated with such activities will be subject to a corporate income tax. In addition, the IRS may attempt to ignore or otherwise recast such activities in order to impose a prohibited transaction tax on us, and there can be no assurance that such recast will not be successful.

We also may not be able to use secured financing structures that would create taxable mortgage pools, other than in a TRS or through a subsidiary REIT.
We may recognize substantial amounts of REIT taxable income, which we would be required to distribute to you, in a year in which we are not profitable under U.S. GAAP principles or other economic measures.
We may recognize substantial amounts of REIT taxable income in years in which we are not profitable under U.S. GAAP or other economic measures as a result of the differences between U.S. GAAP and tax accounting methods. For instance, certain of our assets will be marked-to-market for U.S. GAAP purposes but not for tax purposes, which could result in losses for U.S. GAAP purposes that are not recognized in computing our REIT taxable income. Additionally, we may deduct our capital losses only to the extent of our capital gains in computing our REIT taxable income for a given taxable year. Consequently, we could recognize substantial amounts of REIT taxable income and would be required to distribute such income to you, in a year in which we are not profitable under U.S. GAAP or other economic measures.
We may distribute our common stock in a taxable distribution, in which case you may sell shares of our common stock to pay tax on such distributions, and you may receive less in cash than the amount of the dividend that is taxable.
We may make taxable distributions that are payable in cash and common stock. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in stock as taxable distributions that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for federal income tax purposes. Those rulings may be relied upon only by taxpayers to whom they were issued, but we could request a similar ruling from the IRS. Accordingly, it is unclear whether and to what extent we will be able to make taxable distributions payable in cash and common stock. If we made a taxable dividend payable in cash and common stock, taxable stockholders receiving such distributions will be required to include the dividend as taxable income to the extent of our current and accumulated earnings and profits, as determined for federal income tax purposes. As a result, you may be required to pay income tax with respect to such distributions in excess of the cash distributions received. If a U.S. stockholder sells the common stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount recorded in earnings with respect to the dividend, depending on the market price of our common stock at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we may be required to withhold U.S. federal income tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in common stock.
REIT distribution requirements could adversely affect our ability to execute our business plan.
We generally must distribute annually at least 90% of our REIT taxable income (which is determined without regard to the dividends paid deduction or net capital gain for this purpose) in order to continue to qualify as a REIT. We intend to make distributions to our stockholders to comply with the REIT requirements of the Internal Revenue Code and to avoid corporate income tax and the 4% excise tax. We may be required to make distributions to stockholders at times when it would be more advantageous to reinvest cash in our business or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.
Our qualification as a REIT could be jeopardized as a result of an interest in joint ventures or investment funds.
We may hold certain limited partner or non-managing member interests in partnerships or limited liability companies that are joint ventures or investment funds. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our qualification as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to continue to qualify as a REIT unless we are able to qualify for a statutory REIT “savings” provision, which may require us to pay a significant penalty tax to maintain our REIT qualification.
Distributions paid by REITs do not qualify for the reduced tax rates that apply to other corporate distributions.
The maximum tax rate for “qualified dividends” paid by corporations to non-corporate stockholders is currently 20%. Distributions paid by REITs, however, generally are taxed at ordinary income rates (currently subject to a maximum rate of 37% for non-corporate stockholders), rather than the preferential rate applicable to qualified dividends.
Our qualification as a REIT may depend upon the accuracy of legal opinions or advice rendered or given or statements by the issuers of assets we acquire.
When purchasing securities, we may rely on opinions or advice of counsel for the issuer of such securities, or statements made in related offering documents, for purposes of determining, among other things, whether such securities represent debt or equity securities for U.S. federal income tax purposes, the value of such securities, and also to what extent those securities constitute qualified real estate assets for purposes of the REIT asset tests and produce qualified income for purposes of the 75% gross income test. The inaccuracy of any such opinions, advice or statements may adversely affect our ability to qualify as a REIT and result in significant corporate-level tax.

Our charter limits the number of shares a person may own, which may discourage a takeover that could otherwise result in a premium price paid to you.
Our charter, with certain exceptions, authorizes our board of directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. To help us comply with the REIT ownership requirements of the Internal Revenue Code, among other purposes, our charter prohibits a person from directly or constructively owning more than 9.8% in value of the aggregate of the outstanding shares of our stock of any class or series or more than 9.8% in value or number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of our common stock, unless exempted (prospectively or retroactively) by our board of directors. This restriction may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might otherwise provide a premium price for holders of our shares of common stock.
Stockholders may have current tax liability on distributions they elect to reinvest in our common stock.
If a stockholder participates in our dividend reinvestment plan, he or she will be deemed to have received, and for income tax purposes will be taxed on, the amount reinvested in shares of our common stock to the extent the amount reinvested was not a tax-free return of capital. In addition, our stockholders will be treated for tax purposes as having received an additional distribution to the extent the shares are purchased at a discount to fair market value, if any. As a result, unless a stockholder is a tax-exempt entity, a stockholder may have to use funds from other sources to pay their tax liability on the value of the shares of common stock received.
Changes recently made to the U.S. tax laws could have a negative impact on our business.
The President signed a tax reform bill into law on December 22, 2017 (the “Tax Cuts and Jobs Act”). Among other things, the Tax Cuts and Jobs Act:

•	Reduces the corporate income tax rate from 35% to 21% (including with respect to our taxable REIT subsidiary);

•
Reduces the rate of U.S. federal withholding tax on distributions made to non-U.S. stockholders by a REIT that are attributable to gains from the sale or exchange of U.S. real property interests from 35% to 21%;

•	Allows an immediate 100% deduction of the cost of certain capital asset investments (generally excluding real estate assets), subject to a phase-down of the deduction percentage over time;

•
Changes the recovery periods for certain real property and building improvements (for example, to 15 years for qualified improvement property under the modified accelerated cost recovery system, and to 30 years (previously 40 years) for residential real property and 20 years (previously 40 years) for qualified improvement property under the alternative depreciation system);

•
Restricts the deductibility of interest expense by businesses (generally, to 30% of the business’ adjusted taxable income) except, among others, real property businesses electing out of such restriction; we have not yet determined whether we and/or our subsidiaries can and/or will make such an election;

•	Requires the use of the less favorable alternative depreciation system to depreciate real property in the event a real property business elects to avoid the interest deduction restriction above;

•	Restricts the benefits of like-kind exchanges that defer capital gains for tax purposes to exchanges of real property;

•
Permanently repeals the “technical termination” rule for partnerships, meaning sales or exchanges of the interests in a partnership will be less likely to, among other things, terminate the taxable year of, and restart the depreciable lives of assets held by, such partnership for tax purposes;

•
Requires accrual method taxpayers to take certain amounts in income no later than the taxable year in which such income is taken into account as revenue in an applicable financial statement prepared under GAAP, which, with respect to certain leases, could accelerate the inclusion of rental income;

•	Eliminates the federal corporate alternative minimum tax;

•	Reduces the highest marginal income tax rate for individuals to 37% from 39.6% (excluding, in each case, the 3.8% Medicare tax on net investment income);

•
Generally allows a deduction for individuals equal to 20% of certain income from pass-through entities, including ordinary dividends distributed by a REIT (excluding capital gain dividends and qualified dividend income), generally resulting in a maximum effective federal income tax rate applicable to such dividends of 29.6% compared to 37% (excluding, in each case, the 3.8% Medicare tax on net investment income); and

•
Limits certain deductions for individuals, including deductions for state and local income taxes, and eliminates deductions for miscellaneous itemized deductions (including certain investment expenses).

Many of the provisions in the Tax Cuts and Jobs Act, in particular those affecting individual taxpayers, expire at the end of 2025.

As a result of the changes to U.S. federal tax laws implemented by the Tax Cuts and Jobs Act, our taxable income and the amount of distributions to our stockholders required in order to maintain our REIT status, and our relative tax advantage as a REIT, could change.  As a REIT, we are required to distribute at least 90% of our taxable income to our stockholders annually.
The Tax Cuts and Jobs Act is a complex revision to the U.S. federal income tax laws with various impacts on different categories of taxpayers and industries, and will require subsequent rulemaking and interpretation in a number of areas. The long-term impact of the Tax Cuts and Jobs Act on the overall economy, government revenues, our tenants, us, and the real estate industry cannot be reliably predicted at this time. Furthermore, the Tax Cuts and Jobs Act may negatively impact certain of our tenants’ operating results, financial condition, and future business plans. The Tax Cuts and Jobs Act may also result in reduced government revenues, and therefore reduced government spending, which may negatively impact some of our tenants that rely on government funding. There can be no assurance that the Tax Cuts and Jobs Act will not negatively impact our operating results, financial condition, and future business operations.
Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis should be read in conjunction with our accompanying consolidated balance sheets as of December 31, 2017 and 2016, the related consolidated statements of operations, comprehensive loss, equity and cash flows for the years ended December 31, 2017, 2016 and 2015, the related notes thereto and the accompanying financial statement schedule, all included in this supplement.
This discussion contains forward-looking statements that can be identified with the use of forward-looking terminology such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Actual results may differ from those described in forward-looking statements. For a discussion of the factors that could cause our actual results to differ from those anticipated, see “Risk Factors” above, in the prospectus and in supplement no. 14.
Overview
We were formed on February 6, 2013 as a Maryland corporation and elected to be taxed as a real estate investment trust (“REIT”) beginning with the taxable year ending December 31, 2014. On July 3, 2013, we commenced a private placement offering exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), to offer a maximum of $105,000,000 of shares of common stock for sale to certain accredited investors, of which $5,000,000 of shares were offered pursuant to our dividend reinvestment plan. We ceased offering shares in our private offering on August 11, 2014. KBS Capital Markets Group LLC, an affiliate of our advisor, served as the dealer manager of the offering pursuant to a dealer manager agreement and was responsible for marketing our shares in the offering.
On November 14, 2013, we filed a registration statement on Form S-11 with the Securities and Exchange Commission (the “SEC”) to register for sale to the public a maximum of 180,000,000 shares of common stock, of which 80,000,000 shares were to be offered pursuant to our dividend reinvestment plan. The SEC declared our registration statement effective on August 12, 2014 and we retained KBS Capital Markets Group LLC to serve as the dealer manager of this offering pursuant to a dealer manager agreement. On February 11, 2016, we filed an amended registration statement on Form S-11 with the SEC to offer a second class of common stock designated as Class T shares and to designate our initially offered and outstanding common stock as Class A shares. Pursuant to the amended registration statement, we are offering to sell any combination of Class A and Class T shares in our primary offering and dividend reinvestment plan offering but in no event may we sell more than 180,000,000 of shares of our common stock pursuant to the offering. We commenced offering our Class T shares of our common stock for sale to the public on February 17, 2016. The dealer manager is responsible for marketing our shares in this offering.
On February 20, 2018, our board of directors approved the termination of our primary public offering stage effective July 31, 2018 (the “Offering Termination Date”). Subscriptions must be dated on or before July 31, 2018, and subscriptions and all related documents and funds must be received by us in good order no later than September 28, 2018.
We intend to use substantially all of the net proceeds from our offerings to invest in and manage a diverse portfolio of real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments located in the United States and Europe. Such investments will include the acquisition of distressed debt, the origination and acquisition of mortgage, mezzanine, bridge and other real estate-related loans, investment in opportunistic real estate and investments in real estate-related debt securities such as residential and commercial mortgage-backed securities and collateralized debt obligations. We may also invest in entities that make similar investments. Although this is our current target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities. We will not forego what we believe to be a good investment because it does not precisely fit our expected portfolio composition. As of December 31, 2017, we had invested in two hotel properties, four office properties, one apartment building, an investment in an unconsolidated entity and one first mortgage loan. Additionally, as of December 31, 2017, we had entered into a joint venture to develop one retail property, which is currently under construction.

As of December 31, 2017, we had sold 11,490,987 and 10,778,153 shares of Class A and Class T common stock, respectively, for aggregate gross offering proceeds of $216.3 million in this offering, including 392,725 and 100,297 shares of Class A and Class T common stock, respectively, under our dividend reinvestment plan for aggregate gross offering proceeds of $4.6 million. Also as of December 31, 2017, we had redeemed 207,324 and 21,758 shares of Class A and Class T common stock, respectively, for $1.9 million.
We sold 3,619,851 shares of Class A common stock for gross offering proceeds of $32.2 million in our private offering. Additionally, on each of April 2, 2014 and July 31, 2014, we issued 120,106 shares of Class A common stock to an entity affiliated with two of our officers and affiliated directors for $1.0 million in separate private transactions exempt from the registration requirements of the Securities Act. On July 14, 2017, we issued 214,175 shares of Class A common stock to a business associate of two of our officers and affiliated director for $2.0 million in a separate private transaction exempt from the registration requirements of the Securities Act.
We have no employees and KBS Capital Advisors LLC (“KBS Capital Advisors”) has served as our external advisor since commencement of the private offering. As our advisor, KBS Capital Advisors manages our day-to-day operations and manages our portfolio of real estate properties and real estate-related investments. KBS Capital Advisors will make recommendations on all investments to our board of directors. All proposed investments must be approved by at least a majority of our board of directors, including a majority of the conflicts committee. Unless otherwise provided by our charter, the conflicts committee may approve a proposed investment without action by the full board of directors if the approving members of the conflicts committee constitute at least a majority of the board of directors. KBS Capital Advisors also provides asset-management, marketing, investor-relations and other administrative services on our behalf.
We have formed a strategic relationship with STAM, a commercial real estate investment and asset management firm headquartered in Paris, France to support us and our advisor in connection with any investments we may make in Europe. We can give no assurances as to the number, if any, of investments we may make in Europe.
Market Outlook ─ Real Estate and Real Estate Finance Markets
Volatility in global financial markets and changing political environments can cause fluctuations  in the performance of the U.S. commercial real estate markets.  Possible future declines in rental rates, slower or potentially negative net absorption of leased space and expectations of future rental concessions, including free rent to renew tenants early, to retain tenants who are up for renewal or to attract new tenants, may result in decreases in cash flows from investment properties. Increases in the cost of financing due to higher interest rates  may cause difficulty in refinancing debt obligations prior to or at maturity or at terms as favorable as the terms of existing indebtedness.  Market conditions can change quickly, potentially negatively impacting the value of real estate investments. Management continuously reviews our investment and debt financing strategies to optimize our portfolio and the cost of our debt exposure.
Liquidity and Capital Resources
On January 7, 2015, we broke escrow in this offering. We are dependent upon the net proceeds from this offering to conduct our proposed operations. We expect to obtain the capital required to purchase and originate real estate and real estate-related investments and conduct our operations from the proceeds of our offering, from secured or unsecured financings from banks and other lenders and from any undistributed funds from our operations. As of December 31, 2017, we had sold 11,490,987 and 10,778,153 shares of Class A and Class T common stock, respectively, for aggregate gross offering proceeds of $216.3 million in this offering. Additionally, we sold 3,619,851 shares of common stock in our private offering for gross offering proceeds of $32.2 million.
Regulatory developments related to the reporting of our estimated value per share under recently effective FINRA and NASD Conduct Rules, and changes to the definition of fiduciary under ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended may significantly affect our ability to raise substantial additional funds in this offering.  In addition, we have announced the termination of our primary public offering stage on July 31, 2018. If we are unable to raise substantially more funds in this offering, we will make fewer investments resulting in less diversification in terms of the type, number and size of investments we make and the value of an investment in us will fluctuate with the performance of the specific assets we acquire. Further, we will have certain fixed operating expenses, including certain expenses as a REIT, regardless of whether we are able to raise substantial funds in this offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions.
During the year ended December 31, 2017, we acquired two office properties. Our cash needs for these acquisitions were met primarily with proceeds from this offering and debt financing. As of December 31, 2017, we had mortgage debt obligations in the aggregate principal amount of $332.0 million, with a weighted-average remaining term of 2.6 years. As of December 31, 2017, an aggregate amount of $34.0 million was available under our mortgage loans for future disbursements to be used for capital improvement costs, tenant improvement costs, leasing commissions and expenses and operating/interest shortfall, subject to certain terms and conditions contained in the loan documents.

In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to our advisor and the dealer manager. During our organization and offering stage, these payments include payments to the dealer manager for selling commissions, the dealer manager fee and the stockholder servicing fee and payments to the dealer manager and our advisor for reimbursement of certain commercially reasonable organization and offering expenses, provided that no reimbursements made by us to our advisor or dealer manager may cause total organization and offering expenses incurred by us in connection with this offering (including selling commissions, dealer manager fees, stockholder servicing fees and all other items of organization and offering expenses) to exceed 15% of the aggregate gross proceeds from this offering as of the date of reimbursement. As of December 31, 2017, our advisor has incurred organization and offering expenses on our behalf related to this offering of approximately $10.3 million. In addition, our advisor and its affiliates will reimburse us to the extent that the organization and other offering expenses (which exclude selling commissions, dealer manager fees and stockholder servicing fees) paid directly or reimbursed by us in connection with the primary portion of this offering, regardless of when incurred, exceed 1.0% of gross offering proceeds from the primary portion of this offering. Our advisor and its affiliates will be responsible for any organization and other offering expenses related to the primary portion of this offering to the extent they exceed 1.0% of gross proceeds from the primary portion of this offering. There was no limit on the organization and offering expenses we could incur in connection with our private offering. As of December 31, 2017, our advisor had incurred offering expenses on our behalf related to our private offering of $1.0 million, all of which have been reimbursed from proceeds from our now terminated private offering. During our acquisition and development stage, we expect to make payments to our advisor in connection with the selection and origination or purchase of investments, the management of our assets and costs incurred by our advisor in providing services to us. We will also continue to make payments to our dealer manager related to the stockholder servicing fees. Our currently effective advisory agreement expires August 12, 2018 and may be renewed for an unlimited number of successive one-year periods upon the mutual consent of KBS Capital Advisors and our conflicts committee.
Among the fees payable to our advisor is an asset management fee. We pay our advisor a monthly fee equal to the lesser of one-twelfth of (i) 1.0% of the cost of our investments and (ii) 2.0% of the sum of the cost of our investments, less any debt secured by or attributable to the investments. The cost of the real property investments is calculated as the amount paid or allocated to acquire the real property, including the cost of any subsequent development, construction or improvements to the property and including fees and expenses related thereto (but excluding acquisition fees paid or payable our advisor). The cost of the loans and any investments other than real property is calculated as the lesser of (x) the amount actually paid or allocated to acquire or fund the loan or other investment, including fees and expenses related thereto (but excluding acquisition fees paid or payable to our advisor) and (y) the outstanding principal amount of such loan or other investment, including fees and expenses related to the acquisition or funding of such investment (but excluding acquisition fees paid or payable to our advisor) as of the time of calculation. In the case of investments made through joint ventures, the asset management fee is determined based on our proportionate share of the underlying investment.
In addition, an affiliate of our advisor, KBS Management Group, was recently formed to provide property management services with respect to certain properties owned by KBS-advised companies. In the future, we may engage KBS Management Group with respect to one or more of our properties to provide property management services. With respect to any such properties, we would expect to pay KBS Management Group a monthly fee equal to a percentage of the rent (to be determined on a property by property basis, consistent with current market rates).
We elected to be taxed and to operate as a REIT beginning with our taxable year ended December 31, 2014. To maintain our qualification as a REIT, we will be required to make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain). Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant. We have not established a minimum distribution level.
Under our charter, we are required to limit our total operating expenses to the greater of 2% of our average invested assets or 25% of our net income for the four most recently completed fiscal quarters, as these terms are defined in our charter, unless the conflicts committee has determined that such excess expenses were justified based on unusual and non-recurring factors. Operating expense reimbursements for the four fiscal quarters ended December 31, 2017 did not exceed the charter imposed limitation.

Cash Flows from Operating Activities
We commenced operations on September 4, 2014 in connection with our first investment. As of December 31, 2017, we had invested in two hotel properties, four office properties, one apartment building, an investment in an unconsolidated entity and one first mortgage loan. Additionally, as of December 31, 2017, we had entered into a joint venture to develop one retail property, which is currently under construction. During the year ended December 31, 2017, net cash provided by operating activities was $8.8 million. We expect that our cash flows from operating activities will generally increase in future years as a result of owning the assets acquired during 2017 for an entire period, anticipated future acquisitions of real estate and real estate-related investments and the related operations of such real estate investments.
Cash Flows from Investing Activities
Net cash used in investing activities was $203.4 million for the year ended December 31, 2017 and primarily consisted of the following:

•	Acquisition of two office properties for $193.1 million;

•	$9.7 million of improvements to real estate;

•	$5.6 million of payments for construction in progress; and

•	$5.1 million of proceeds from insurance claims.
Cash Flows from Financing Activities
Net cash provided by financing activities was $182.5 million for the year ended December 31, 2017 and consisted primarily of the following:

•	$118.2 million of net cash provided by debt and other financings as a result of proceeds from notes payable of $120.0 million, partially offset by payments of deferred financing costs of $1.8 million;

•
$65.5 million of net cash provided by offering proceeds related to this offering, net of payments of commissions, dealer manager fees, stockholder servicing fees and other organization and offering costs of $4.6 million;

•	$1.8 million of noncontrolling interest contributions;

•	$1.5 million of net cash distributions, after giving effect to distributions reinvested by stockholders of $2.4 million;

•	$1.4 million of cash used for redemptions of common stock; and

•	$0.2 million of cash used for capital lease obligation payments.
In order to execute our investment strategy, we utilize secured debt and we may, to the extent available, utilize unsecured debt, to finance a portion of our investment portfolio. Management remains vigilant in monitoring the risks inherent with the use of debt in our portfolio and is taking actions to ensure that these risks, including refinancing and interest risks, are properly balanced with the benefit of using leverage. Once we have fully invested the proceeds from our offering stage, we expect our debt financing will be 60% or less of the cost of our tangible assets (before deducting depreciation or other non-cash reserves). There is no limitation on the amount we may borrow for any single investment. Our charter limits our total liabilities such that our total liabilities may not exceed 75% of the cost of our tangible assets (before deducting depreciation or other non-cash reserves); however, we may exceed that limit if a majority of the Conflicts Committee approves each borrowing in excess of our charter limitation and we disclose such borrowing to our common stockholders in our next quarterly report with an explanation from the conflicts committee of the justification for the excess borrowing. As of December 31, 2017, our borrowings and other liabilities were approximately 61% of the cost (before depreciation and other noncash reserves) and book value (before depreciation) of our tangible assets.

Contractual Commitments and Contingencies
The following is a summary of our contractual obligations as of December 31, 2017 (in thousands):

		Payments Due During the Years Ending December 31,
Contractual Obligations	Total	2018	2019-2020	2021-2022	Thereafter
Outstanding debt obligations (1)	$332,035	$66,330	$171,535	$94,170	$—
Interest payments on outstanding debt obligations (2)	33,593	13,816	14,959	4,818	—
Stockholder servicing fee liability (3)	680	680	—	—	—
Capital lease obligations	57,476	650	1,315	1,670	53,841
_____________________
(1) Amounts include principal payments only.
(2) Projected interest payments are based on the outstanding principal amounts and interest rates in effect at December 31, 2017. We incurred interest expense of $11.2 million, excluding amortization of deferred financing costs of $1.6 million and unrealized loss on interest rate cap of $0.1 million and including interest capitalized of $4.1 million for the year ended December 31, 2017.
(3) Stockholder servicing fee is an annual fee of 1.0% of the purchase price per Class T share sold in this offering for services rendered to Class T stockholders by the broker dealer of record after the initial sale of the Class T share. The stockholder servicing fee will accrue daily and be paid monthly in arrears for up to the fourth anniversary of the issuance of the Class T share. The amount shown is the amount estimated as payable as of December 31, 2017 based on the terms of the Class T shares.
In addition, as of December 31, 2017, we expect to incur approximately $13.3 million of development costs through 2018 related to 210 West 31st Street.
Results of Operations
Overview
As of December 31, 2016, we had invested in two hotel properties, two office properties, one apartment building, an investment in an unconsolidated entity and one first mortgage loan. Additionally, as of December 31, 2016, we had entered into a joint venture to develop one retail property, which is currently under construction. As of December 31, 2017, we had invested in two hotel properties, four office properties, one apartment building, an investment in an unconsolidated entity and one first mortgage loan. Additionally, as of December 31, 2017, we had entered into a joint venture to develop one retail property, which is currently under construction. We funded the acquisitions of these investments with proceeds from our terminated private offering, this offering and debt financing. Our results of operations for the year ended December 31, 2017 are not indicative of those in future periods as we commenced operations on September 4, 2014 in connection with our first investment and expect to make future acquisitions of real estate and real estate-related investments. In general, we expect that our revenue and expenses related to our portfolio will increase in future periods as a result of owning investments acquired in 2017 for an entire year and anticipated future acquisitions of real estate and real estate-related investments.

Comparison of the year ended December 31, 2017 versus the year ended December 31, 2016
The following table provides summary information about our results of operations for the years ended December 31, 2017 and 2016 (dollar amounts in thousands):

	Years Ended December 31,		Increase (Decrease)	Percentage Change	$ Change Due to Acquisitions (1)	$ Change Due to Investments Held Throughout Both Periods (2)
	2017	2016
Hotel revenues	$28,994	$24,807	$4,187	17%	$—	$4,187
Office revenues	15,607	5,224	10,383	199%	10,398	(15)
Apartment revenues	6,980	890	6,090	684%	6,090	—
Interest income from real estate loan receivable	387	399	(12)	(3)%	—	(12)
Hotel expenses	19,187	17,592	1,595	9%	—	1,595
Office expenses	5,372	1,378	3,994	290%	3,925	69
Apartment expenses	3,624	353	3,271	927%	3,271	—
Asset management fees to affiliate	2,775	1,340	1,435	107%	1,383	52
Real estate acquisition fees and expenses to affiliate	—	3,759	(3,759)	(100)%	(3,759)	—
Real estate acquisition fees and expenses	—	946	(946)	(100)%	(946)	—
General and administrative expenses	3,199	2,703	496	18%	n/a	n/a
Depreciation and amortization	14,429	7,848	6,581	84%	6,747	(166)
Interest expense	8,814	3,797	5,017	132%	4,992	25
Casualty-related income, net	1,614	1,394	220	16%	—	220
_____________________
(1) Represents the dollar amount increase (decrease) for the year ended December 31, 2017 compared to the year ended December 31, 2016 related to real estate acquired on or after January 1, 2016.
(2) Represents the dollar amount increase (decrease) for the year ended December 31, 2017 compared to the year ended December 31, 2016 with respect to real estate and real estate-related investments owned by us during the entirety of both periods presented.
Hotel revenues increased from $24.8 million for the year ended December 31, 2016 to $29.0 million for the year ended December 31, 2017 primarily due to $5.8 million of business interruption insurance recovery, partially offset by the impact of Hurricane Matthew in October 2016, the result of which placed certain rooms at Springmaid Beach Resort out of service during the year ended December 31, 2017. We expect hotel revenues, excluding the impact of business interruption insurance recoveries, to increase in future periods as all of the rooms at the Springmaid Beach Resort have been fully restored and as a result of the ongoing improvements in connection with the re-branding strategy of our hotel properties.
Office revenues increased from $5.2 million for the year ended December 31, 2016 to $15.6 million for the year ended December 31, 2017 primarily as a result of the growth in our real estate portfolio. We expect office revenue to increase in future periods as a result of owning the office properties acquired in 2017 for an entire period and anticipated future acquisitions of office properties.
Apartment revenues increased from $0.9 million for the year ended December 31, 2016 to $7.0 million for the year ended December 31, 2017 as a result of owning the apartment property acquired in 2016 for an entire period. We expect apartment revenues to vary in future periods depending on occupancy rates and rental rates and whether or not we acquire any additional apartment properties.
Interest income from our real estate loan receivable, recognized using the interest method, remained consistent at approximately $0.4 million for the years ended December 31, 2017 and 2016. On January 12, 2018, the real estate loan receivable was repaid in full.
Hotel expenses increased from $17.6 million for the year ended December 31, 2016 to $19.2 million for year ended December 31, 2017 primarily due to increased property taxes and increased sales and marketing costs in connection with the re-branding strategy of our hotel properties. Office expenses increased from $1.4 million for the year ended December 31, 2016 to $5.4 million for year ended December 31, 2017 primarily as a result of the growth in our real estate portfolio. Apartment expenses increased from $0.4 million for the year ended December 31, 2016 to $3.6 million as a result of owning the apartment property acquired in 2016 for an entire period. We expect total expenses to increase in future periods as a result of anticipated future acquisitions of real estate properties.

Asset management fees to affiliate increased from $1.3 million for the year ended December 31, 2016 to $2.8 million for year ended December 31, 2017 primarily as a result of growth of our real estate portfolio. We expect asset management fees to increase in future periods as a result of holding the real estate properties acquired in 2017 for an entire period, anticipated future acquisitions of real estate properties and any improvements we make to our properties. Approximately $22,000 of asset management fees incurred were payable as of December 31, 2017.
Real estate acquisition fees and expenses to affiliate and non-affiliates were $4.7 million for the year ended December 31, 2016. During the year ended December 31, 2017, we did not acquire any investments accounted for as business combinations. We adopted ASU No. 2017-01 for the reporting period beginning January 1, 2017. As a result of the adoption of ASU No. 2017-01, our acquisitions of real estate properties beginning January 1, 2017 qualified as asset acquisitions as opposed to business combinations. Transaction costs associated with asset acquisitions are capitalized, while transaction costs associated with business combinations will continue to be expensed. We do not expect to incur any significant real estate acquisition fees and expenses in future periods.
Depreciation and amortization expenses increased from $7.8 million for the year ended December 31, 2016 to $14.4 million for the year ended December 31, 2017 primarily due to the growth of our real estate portfolio, partially offset by the effect of fully amortized assets related to properties held throughout both periods. We expect depreciation and amortization expenses to increase in future periods as a result of holding the assets acquired in 2017 for an entire period and anticipated future acquisitions of real estate properties.
Interest expense increased from $3.8 million for the year ended December 31, 2016 to $8.8 million for the year ended December 31, 2017 primarily due to increased borrowings in connection with our acquisition activity. Excluded from interest expense was $4.1 million and $0.4 million of interest capitalized to our construction in progress and capital lease obligations during the years ended December 31, 2017 and 2016, respectively. Our interest expense in future periods will vary based on our level of future borrowings, which will depend on the amount of proceeds raised in this offering, the availability and cost of debt financing, and the opportunity to acquire real estate and real estate-related investments meeting our investment objectives.
Casualty-related income, net for the year ended December 31, 2017 was $1.6 million which relates to the insurance claim settlement in connection with the impact of Hurricane Matthew at the Springmaid Beach Resort. Casualty-related income, net for the year ended December 31, 2016 was $1.4 million and relates to property damages and insurance recoveries related to the impact of Hurricane Matthew at the Springmaid Beach Resort. To the extent that insurance proceeds ultimately exceeded the difference between replacement cost and net book value of the impaired assets, the post-hurricane costs incurred, and/or business interruption losses recognized, the excess was reflected as income in the period those amounts were received or when receipt was deemed probable to occur.

Comparison of the year ended December 31, 2016 versus the year ended December 31, 2015
The following table provides summary information about our results of operations for the years ended December 31, 2016 and 2015 (dollar amounts in thousands):

	Years Ended December 31,		Increase (Decrease)	Percentage Change	$ Change Due to Acquisitions(1)	$ Change Due to Investments Held Throughout Both Periods(2)
	2016	2015
Hotel revenues	$24,807	$16,602	$8,205	49%	$7,905	$300
Office revenues	5,224	33	5,191	15,730%	5,191	—
Apartment revenues	890	—	890	n/a	890	—
Interest income from real estate loans receivable	399	390	9	2%	—	9
Hotel expenses	17,592	11,594	5,998	52%	5,346	652
Office expenses	1,378	7	1,371	19,586%	1,371	—
Apartment expenses	353	—	353	n/a	353	—
Asset management fees to affiliate	1,340	380	960	253%	863	97
Real estate acquisition fees and expenses to affiliate	3,759	995	2,764	278%	2,764	—
Real estate acquisition fees and expenses	946	1,253	(307)	(25)%	(307)	—
General and administrative expenses	2,503	2,427	76	3%	n/a	n/a
Depreciation and amortization	7,848	1,171	6,677	570%	5,732	945
Interest expense	3,797	1,199	2,598	217%	2,435	163
Casualty-related income, net	1,394	—	1,394	n/a	—	1,394
_____________________
(1) Represents the dollar amount increase (decrease) for the year ended December 31, 2016 compared to the year ended December 31, 2015 related to real estate acquired on or after January 1, 2015.
(2) Represents the dollar amount increase (decrease) for the year ended December 31, 2016 compared to the year ended December 31, 2015 with respect to real estate and real estate-related investments owned by us during the entirety of both periods presented.
Hotel revenues increased from $16.6 million for the year ended December 31, 2015 to $24.8 million for the year ended December 31, 2016 as a result of the acquisition of Q&C Hotel in December 2015 and increases in occupancy and average daily rate with respect to the Springmaid Beach Resort, partially offset by rooms out of service as a result of Hurricane Matthew.
Office revenues and apartment revenues for the year ended December 31, 2016 were $5.2 million and $0.9 million, respectively.
Interest income from our real estate loan receivable, recognized using the interest method, remained consistent at $0.4 million for the years ended December 31, 2016 and 2015.
Hotel expenses increased from $11.6 million for the year ended December 31, 2015 to $17.6 million for year ended December 31, 2016 as a result of the acquisition of Q&C Hotel and an increase in occupancy with respect to the Springmaid Beach Resort, partially offset by rooms out of service as a result of Hurricane Matthew. Office expenses and apartment expenses for the year ended December 31, 2016 were $1.4 million and $0.4 million, respectively.
Asset management fees to affiliate increased from $0.4 million for the year ended December 31, 2015 to $1.3 million for year ended December 31, 2016 primarily due to the growth of our real estate portfolio. All asset management fees incurred as of December 31, 2016 have been paid.
Real estate acquisition fees and expenses to affiliate and non-affiliates increased from $2.2 million for the year ended December 31, 2015 to $4.7 million for year ended December 31, 2016. We acquired an office property and an apartment building for $153.8 million during the year ended December 31, 2016. During the year ended December 31, 2015 we acquired a hotel property and an office property for $64.0 million. In addition, during the year ended December 31, 2016, we capitalized $2.6 million in acquisition fees and expenses related to the acquisition of a leasehold interest, the origination of a participating loan facility and acquisition fees related to our redevelopment plans.
General and administrative expenses increased from $2.4 million for the year ended December 31, 2015 to $2.5 million for the year ended December 31, 2016 primarily due to the growth of our real estate portfolio.
Depreciation and amortization expenses increased from $1.2 million for the year ended December 31, 2015 to $7.8 million for the year ended December 31, 2016 primarily due to the growth of our real estate portfolio.

Interest expense increased from $1.2 million for the year ended December 31, 2015 to $3.8 million for the year ended December 31, 2016 primarily due to increased borrowings in connection with our acquisition activity.
Casualty-related income, net for the year ended December 31, 2016 was $1.4 million and relates to property damages and insurance recoveries related to the impact of Hurricane Matthew at the Springmaid Beach Resort. The net book value of the pier was $0.3 million and we received $1.9 million from the insurance company for damages sustained at the pier as of December 31, 2016. The gain for casualty-related income, net on the pier was offset by approximately $0.2 million of repair and cleanup costs to other buildings at the property that was not covered by insurance as the estimated loss sustained on these buildings was less than the respective deductible.
Funds from Operations, Modified Funds from Operations and Adjusted Modified Funds from Operations
We believe that funds from operations (“FFO”) is a beneficial indicator of the performance of an equity REIT. We compute FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. FFO represents net income, excluding gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), impairment losses on real estate assets, depreciation and amortization of real estate assets, and adjustments for unconsolidated partnerships and joint ventures. We believe FFO facilitates comparisons of operating performance between periods and among other REITs. However, our computation of FFO may not be comparable to other REITs that do not define FFO in accordance with the NAREIT definition or that interpret the current NAREIT definition differently than we do. Our management believes that historical cost accounting for real estate assets in accordance with U.S. generally accepted accounting principles (“GAAP”) implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and provides a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities.
Changes in accounting rules have resulted in a substantial increase in the number of non-operating and non-cash items included in the calculation of FFO. As a result, our management also uses modified funds from operations (“MFFO”) as an indicator of our ongoing performance as well as our dividend sustainability. MFFO excludes from FFO: acquisition fees and expenses (to the extent that such fees and expenses have been recorded as operating expenses); adjustments related to contingent purchase price obligations; amounts relating to straight-line rents and amortization of above- and below-market intangible lease assets and liabilities; accretion of discounts and amortization of premiums on debt investments; amortization of closing costs relating to debt investments; impairments of real estate-related investments; mark-to-market adjustments included in net income; and gains or losses included in net income for the extinguishment or sale of debt or hedges. We compute MFFO in accordance with the definition of MFFO included in the practice guideline issued by the Investment Program Association (“IPA”) in November 2010 as interpreted by management. Our computation of MFFO may not be comparable to other REITs that do not compute MFFO in accordance with the current IPA definition or that interpret the current IPA definition differently than we do.
In addition, our management uses an adjusted MFFO (“Adjusted MFFO”) as an indicator of our ongoing performance as well as our dividend sustainability. Adjusted MFFO provides adjustments to reduce MFFO related to operating expenses that are capitalized with respect to certain of our investments in undeveloped land.
We believe that MFFO and Adjusted MFFO are helpful as measures of ongoing operating performance because they exclude costs that management considers more reflective of investing activities and other non-operating items included in FFO.  Management believes that excluding acquisition costs (to the extent that such costs have been recorded as operating expenses) from MFFO and Adjusted MFFO provides investors with supplemental performance information that is consistent with management’s analysis of the operating performance of the portfolio over time, including periods after our acquisition stage.  MFFO and Adjusted MFFO also exclude non-cash items such as straight-line rental revenue.  Additionally, we believe that MFFO and Adjusted MFFO provide investors with supplemental performance information that is consistent with the performance indicators and analysis used by management, in addition to net income and cash flows from operating activities as defined by GAAP, to evaluate the sustainability of our operating performance.  MFFO provides comparability in evaluating the operating performance of our portfolio with other non-traded REITs which typically have limited lives with short and defined acquisition periods and targeted exit strategies.  MFFO, or an equivalent measure, is routinely reported by non-traded REITs, and we believe often used by analysts and investors for comparison purposes.

FFO, MFFO and Adjusted MFFO are non-GAAP financial measures and do not represent net income as defined by GAAP. Net income as defined by GAAP is the most relevant measure in determining our operating performance because FFO, MFFO and Adjusted MFFO include adjustments that investors may deem subjective, such as adding back expenses such as depreciation and amortization and the other items described above. Accordingly, FFO, MFFO and Adjusted MFFO should not be considered as alternatives to net income as an indicator of our current and historical operating performance. In addition, FFO, MFFO and Adjusted MFFO do not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an indication of our liquidity. We believe FFO, MFFO and Adjusted MFFO, in addition to net income and cash flows from operating activities as defined by GAAP, are meaningful supplemental performance measures.
Although MFFO includes other adjustments, the exclusion of straight-line rent, the amortization of above- and below-market leases and acquisition fees and expenses, are the most significant adjustments for the periods presented.  We have excluded these items based on the following economic considerations:

•
Adjustments for straight-line rent.  These are adjustments to rental revenue as required by GAAP to recognize contractual lease payments on a straight-line basis over the life of the respective lease.  We have excluded these adjustments in our calculation of MFFO to more appropriately reflect the current economic impact of our in-place leases, while also providing investors with a useful supplemental metric that addresses core operating performance by removing rent we expect to receive in a future period or rent that was received in a prior period;

•
Amortization of above- and below-market leases.  Similar to depreciation and amortization of real estate assets and lease related costs that are excluded from FFO, GAAP implicitly assumes that the value of intangible lease assets and liabilities diminishes predictably over time and requires that these charges be recognized currently in revenue.  Since market lease rates in the aggregate have historically risen or fallen with local market conditions, management believes that by excluding these charges, MFFO provides useful supplemental information on the realized economics of the real estate; and

•
Acquisition fees and expenses. Prior to our early adoption of ASU No. 2017-01 on January 1, 2017, acquisition fees and expenses related to the acquisition of real estate were generally expensed. Although these amounts reduce net income, we exclude them from MFFO to more appropriately present the ongoing operating performance of our real estate investments on a comparative basis. Additionally, acquisition fees and expenses have been funded from the proceeds from our offerings and debt financings and not from our operations. We believe this exclusion is useful to investors as it allows investors to more accurately evaluate the sustainability of our operating performance.

Adjusted MFFO includes adjustments to reduce MFFO related to real estate taxes, property insurance and financing costs which are capitalized with respect to certain renovation projects.  We have included adjustments for the costs incurred necessary to bring these investments to their intended use, as these costs are recurring operating costs that are capitalized in accordance with GAAP and not reflected in our net income (loss), FFO and MFFO.

Our calculation of FFO, which we believe is consistent with the calculation of FFO as defined by NAREIT, is presented in the following table, along with our calculations of MFFO and Adjusted MFFO, for the years ended December 31, 2017, 2016 and 2015 (in thousands). No conclusions or comparisons should be made from the presentation of these periods.

	For the Years Ended December 31,
	2017	2016	2015
Net loss attributable to common stockholders	$(3,272)	$(6,490)	$(2,056)
Depreciation of real estate assets	9,039	5,151	998
Amortization of lease-related costs	5,390	2,697	173
Adjustments for noncontrolling interests (1)	(758)	(485)	(114)
FFO attributable to common stockholders (2)	10,399	873	(999)
Straight-line rent and amortization of above- and below-market leases	(2,802)	(773)	1
Amortization of discounts and closing costs	(58)	(70)	(62)
Unrealized losses on derivative instruments	175	97	71
Real estate acquisition fees to affiliate	—	3,759	995
Real estate acquisition fees and expenses	—	946	1,253
Adjustments for noncontrolling interests (1)	(21)	(82)	(107)
MFFO attributable to common stockholders (2)	7,693	4,750	1,152
Other capitalized operating expenses (3)	(641)	(180)	—
Casualty-related income, net (4)	(1,614)	(1,394)	—
Adjustments for noncontrolling interests - consolidated entity (1)	161	154	—
Adjusted MFFO attributable to common stockholders (2)	$5,599	$3,330	$1,152
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(1) Reflects adjustments to eliminate the noncontrolling interest holders’ share of the adjustments to convert our net income (loss) attributable to common stockholders to FFO, MFFO and Adjusted MFFO.
(2) FFO, MFFO and Adjusted MFFO includes $5.8 million of business interruption insurance recovery for the year ended December 31, 2017.
(3) Reflects real estate taxes, property insurance and financing costs that are capitalized with respect to certain renovation projects but excluding development projects. During the time in which we are incurring costs necessary to bring these investments to their intended use, certain normal recurring operating costs are capitalized in accordance with GAAP and not reflected in our net income (loss), FFO and MFFO.
(4) Reflects property damages and insurance recoveries related to the impact of Hurricane Matthew at the Springmaid Beach Resort. We exclude them from Adjusted MFFO to more appropriately present the ongoing operating performance of our real estate investments on a comparative basis. We believe this exclusion is useful to investors as it allows investors to more accurately evaluate the sustainability of our operating performance.
FFO, MFFO and Adjusted MFFO may also be used to fund all or a portion of certain capitalizable items that are excluded from FFO, MFFO and Adjusted MFFO, such as tenant improvements, building improvements and deferred leasing costs. We expect FFO, MFFO and Adjusted MFFO to improve in future periods to the extent that we continue to lease up vacant space and acquire additional assets. We expect FFO, MFFO and Adjusted MFFO to increase as a result of acquisitions.
Organization and Offering Costs
Our organization and offering costs (other than selling commissions, dealer manager fees and the stockholder servicing fee) may be paid by our advisor, the dealer manager or their affiliates on our behalf or may be paid directly by us. These offering costs include all expenses incurred in connection with our offerings. Organization costs include all expenses incurred in connection with our formation, including but not limited to legal fees and other costs to incorporate.
We recorded $1.0 million of offering costs (other than selling commissions and dealer manager fees) related to our private offering, all of which were initially paid by our advisor or its affiliates on our behalf and subsequently reimbursed by us. In addition, we paid $1.9 million in selling commissions and dealer manager fees related to our private offering.
During this offering, pursuant to the advisory agreement and dealer manager agreement, we are obligated to reimburse our advisor, the dealer manager or their affiliates, as applicable, for organization and other offering costs paid by them on behalf of us, provided that no reimbursements made by us to our advisor or the dealer manager may cause total organization and offering expenses incurred by us in connection with this offering (including selling commissions, dealer manager fees and the stockholder servicing fees) to exceed 15% of the aggregate gross proceeds from this offering as of the date of reimbursement. In addition, our advisor and its affiliates will reimburse us to the extent that the organization and other offering expenses (which exclude selling commissions, dealer manager fees and stockholder servicing fees) paid directly or reimbursed by us in connection with the primary portion of this offering, regardless of when incurred, exceed 1.0% of gross offering proceeds from the primary portion of this offering. Our advisor and its affiliates will be responsible for any organization and other offering expenses related to the primary portion of this offering to the extent they exceed 1.0% of gross proceeds from the primary portion of this offering as of the termination of the primary portion of this offering.

Through December 31, 2017, our advisor and its affiliates had incurred organization and other offering costs (which exclude selling commissions dealer manager fees and stockholder servicing fees) on our behalf in connection with this offering of approximately $10.3 million. As of December 31, 2017, we had recorded $13.5 million in selling commissions and dealer manager fees and $1.7 million of stockholder servicing fees. As of December 31, 2017, we had recorded $2.1 million of other organization and offering expenses, which amounts represent our maximum liability for organization and other offering costs as of December 31, 2017 based on the 1.0% limitation described above.
Distributions
To maintain our qualification as a REIT, we must make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). If we meet the REIT qualification requirements, we generally will not be subject to federal income tax on the income that we distribute to our stockholders each year. In general, we anticipate making distributions to our stockholders of at least 100% of our REIT taxable income so that none of our income is subject to federal income tax. Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant.
Until we have fully invested the proceeds of this offering, and from time to time during our operational stage, we may not pay distributions solely from our cash flow from operating activities, in which case distributions may be paid in whole or in part from debt financing. Distributions declared, distributions paid and cash flow provided by operations during 2017 were as follows (in thousands, except per share amounts):

	Distributions Declared (1)	Distributions Declared Per Class A Share(1) (2)	Distributions Declared Per Class T Share(1) (2)	Distributions Paid (3)			Cash Flows Provided by/(Used in) Operations	Source of Cash Distributions Paid
Period				Cash	Reinvested	Total		Amount Paid from Cash Flows From Operating Activities/Percentage of Distributions Paid		Amount Paid from Borrowings/Percentage of Distributions Paid
First Quarter 2017	$852	$0.047	$0.024	$320	$501	$821	$457	$457	/56%	$364	/44%
Second Quarter 2017	960	0.048	0.024	357	583	940	338	338	/36%	602	/64%
Third Quarter 2017	1,035	0.048	0.025	382	637	1,019	9,571	1,019	/100%	—	/0%
Fourth Quarter 2017	1,073	0.048	0.025	394	654	1,048	(1,537)	1,048	/100%	—	/0%
	$3,920	$0.191	$0.098	$1,453	$2,375	$3,828	$8,829	$2,862		$966
_____________________
(1) Distributions for the period from January 1, 2017 through December 31, 2017 were based on daily record dates and were calculated at a rate of (i) $0.00052548 per share per day less (ii) the applicable daily stockholder servicing fees accrued for and allocable to any class of common stock.
(2) Assumes share was issued and outstanding each day that was a record date for distributions during the period presented.
(3) Distributions are paid on a monthly basis. Distributions for all record dates of a given month are paid on or about the first business day of the following month.
For the year ended December 31, 2017, we paid aggregate distributions of $3.8 million, including $1.4 million distributions paid in cash and $2.4 million of distributions reinvested through our dividend reinvestment plan. Our net loss attributable to common stockholders for the year ended December 31, 2017 was $3.3 million and cash flow provided by operations was $8.8 million. We funded our total distributions paid, which includes net cash distributions and dividends reinvested by stockholders, with $2.8 million of cash flow from operating activities and $1.0 million of debt financing. For purposes of determining the source of our distributions paid, we assume first that we use cash flow from operating activities from the relevant or prior periods to fund distribution payments.
From inception through December 31, 2017, we paid cumulative distributions of $7.5 million and our cumulative net loss during the same period was $14.3 million. To the extent that we pay distributions from sources other than our cash flow from operating activities, we will have less funds available for the acquisition of real estate investments, the overall return to our stockholders may be reduced and subsequent investors will experience dilution.
In addition, during the year ended December 31, 2017, our board of directors declared stock dividends for each month based on a single record date at the end of each month in an amount that would equal a 2% annualized stock dividend per share of common stock if paid each month for a year. Stock dividends are issued in the same class of shares as the shares for which such stockholder received the stock dividend.

Going forward we expect our board of directors to continue to authorize and declare cash distributions based on daily record dates and to pay these distributions on a monthly basis and during our offering stage to continue to authorize and declare stock dividends based on a single record date as of the end of the month, and to issue these dividends on a monthly basis. Cash distributions and stock dividends will be determined by our board of directors based on our financial condition and such other factors as our board of directors deems relevant. Our board of directors has not pre-established a percentage rate of return for stock dividends or cash distributions to stockholders. We have not established a minimum dividend or distribution level, and our charter does not require that we make dividends or distributions to our stockholders.
We expect that we will fund these cash distributions from interest income on our debt investments, rental and other income on our real property investments and to the extent we acquire investments with short maturities or investments that are close to maturity, we may fund distributions with the proceeds received at the maturity, payoff or settlement of those investments. We may also utilize strategic refinancings to fund cash distributions for investments that have appreciated in value after our acquisition. Generally, our distribution policy is not to pay cash distributions from sources other than cash flow from operations, investment activities and strategic financings. However, we may fund cash distributions from any source and there are no limits to the amount of distributions that we may pay from any source, including proceeds from this offering or the proceeds from the issuance of securities in the future, other third party borrowings, advances from our advisor or sponsors or from our advisor’s deferral of its fees under the advisory agreement. Distributions paid from sources other than current or accumulated earnings and profits may constitute a return of capital. From time to time, we may generate taxable income greater than our net income for financial reporting purposes, or our taxable income may be greater than our cash flow available for distribution to stockholders. In these situations we may make distributions in excess of our cash flow from operations, investment activities and strategic financings to satisfy the REIT distribution requirement. In such an event, we would look first to other third party borrowings to fund these distributions.
During the early stages of our operations and until our cash flows stabilize, our board of directors believes the declaration of stock dividends is in our best interest because it will allow us to focus on our investment strategy of investing in opportunistic real estate investments that may generate limited cash flow but have the potential for appreciation. These stock dividends may reflect in part an increase or anticipated increase in portfolio value to the extent our board of directors believes assets in our portfolio have appreciated or will appreciate in value after acquisition or after we have taken control of the assets. In addition, these stock dividends may reflect in part cash flow from operations. However, we can provide no assurances that our stock dividends will reflect appreciation in our portfolio or cash flow from operations. Unless our assets appreciate in an amount sufficient to offset the dilutive effect of any stock dividends, the return per share for later investors purchasing our stock will be below the return per share of earlier investors. With respect to any non-performing assets that we acquire, we believe that within a relatively short time after acquisition or taking control of such investments via foreclosure or deed-in-lieu proceedings, we will often experience an increase in their value. For example, in most instances, we bring financial stability to the property, which reduces uncertainty in the market and alleviates concerns regarding the property’s management, ownership and future. We also may have more capital available for investment in these properties than their prior owners and operators were willing to invest, and as such, we are able to invest in tenant improvements and capital expenditures with respect to such properties, which enables us to attract substantially increased interest from brokers and tenants.
Critical Accounting Policies
Below is a discussion of the accounting policies that management considers critical in that they involve significant management judgments and assumptions, require estimates about matters that are inherently uncertain and because they are important for understanding and evaluating our reported financial results. These judgments will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.
Revenue Recognition
Hotel
Our hotel revenues are comprised of hotel operating revenues, such as room, food and beverage, and revenue from other hotel income (such as telephone, parking and business centers). These revenues are recorded net of any sales or occupancy taxes collected from our guests, as earned. All rebates or discounts are recorded, when allowed, as a reduction in revenue, and there are no material contingent obligations with respect to rebates or discounts offered by us. All revenues are recorded on an accrual basis, as earned.

Real Estate - Office and Apartment
We recognize minimum rent, including rental abatements, lease incentives and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related leases when collectibility is reasonably assured and will record amounts expected to be received in later years as deferred rent receivable. If the lease provides for tenant improvements, we will determine whether the tenant improvements, for accounting purposes, are owned by the tenant or us. When we are the owner of the tenant improvements, the tenant is not considered to have taken physical possession or have control of the physical use of the leased asset until the tenant improvements are substantially completed. When the tenant is the owner of the tenant improvements, any tenant improvement allowance (including amounts that can be taken in the form of cash or a credit against the tenant’s rent) that is funded is treated as a lease incentive and amortized as a reduction of revenue over the lease term. Tenant improvement ownership is determined based on various factors including, but not limited to:

•	whether the lease stipulates how a tenant improvement allowance may be spent;

•	whether the amount of a tenant improvement allowance is in excess of market rates;

•	whether the tenant or landlord retains legal title to the improvements at the end of the lease term;

•	whether the tenant improvements are unique to the tenant or general purpose in nature; and

•	whether the tenant improvements are expected to have any residual value at the end of the lease.
We record property operating expense reimbursements due from tenants for common area maintenance, real estate taxes, and other recoverable costs in the period the related expenses are incurred.
We lease apartment units under operating leases with terms generally of one year or less. Generally, credit investigations will be performed for prospective residents and security deposits will be obtained. We recognize rental revenue, net of concessions, on a straight-line basis over the term of the lease, when collectibility is reasonably assured.
We make estimates of the collectibility of our tenant receivables related to base rents, including deferred rent, expense reimbursements and other revenue or income. We will specifically analyze accounts receivable, deferred rents receivable, historical bad debts, customer creditworthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. In addition, with respect to tenants in bankruptcy, we will make estimates of the expected recovery of pre-petition and post-petition claims in assessing the estimated collectibility of the related receivable. In some cases, the ultimate resolution of these claims can exceed one year. When a tenant is in bankruptcy, we will record a bad debt reserve for the tenant’s receivable balance and generally will not recognize subsequent rental revenue until cash is received or until the tenant is no longer in bankruptcy and has the ability to make rental payments.
Real Estate Loans Receivable
Interest income on our real estate loans receivable is recognized on an accrual basis over the life of the investment using the interest method. Direct loan origination or acquisition fees and costs, as well as acquisition premiums or discounts, are amortized over the term of the loan as an adjustment to interest income. We place loans on nonaccrual status when any portion of principal or interest is 90 days past due, or earlier when concern exists as to the ultimate collection of principal or interest. When a loan is placed on nonaccrual status, we reserve for any unpaid accrued interest and generally do not recognize subsequent interest income until cash is received, or the loan returns to accrual status. We will resume the accrual of interest if we determine the collection of interest, according to the contractual terms of the loan, is probable.
We generally recognize income on impaired loans on either a cash basis, where interest income is only recorded when received in cash, or on a cost-recovery basis, where all cash receipts are applied against the carrying value of the loan. We consider the collectibility of the loan’s principal balance in determining whether to recognize income on impaired loans on a cash basis or a cost-recovery basis.

Real Estate
Depreciation and Amortization
Real estate costs related to the acquisition and improvement of properties are capitalized and amortized over the expected useful life of the asset on a straight-line basis. Repair and maintenance costs are charged to expense as incurred and significant replacements and betterments are capitalized. Repair and maintenance costs will include all costs that do not extend the useful life of the real estate asset. We consider the period of future benefit of an asset to determine its appropriate useful life. Expenditures for tenant improvements will be capitalized and amortized over the shorter of the tenant’s lease term or expected useful life. We anticipate the estimated useful lives of our assets by class to be generally as follows:

Buildings	25-40 years
Building improvements	10-25 years
Tenant improvements	Shorter of lease term or expected useful life
Tenant origination and absorption costs	Remaining term of related leases, including below-market renewal periods
Real estate subsidies & tax abatements	Remaining term of agreement
Furniture, fixtures & equipment	3-12 years
Real Estate Acquisition Valuation
As a result of our early adoption of ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, acquisitions of real estate beginning January 1, 2017 could qualify as asset acquisitions (as opposed to business combinations). We record the acquisition of income-producing real estate or real estate that will be used for the production of income as a business combination or an asset acquisition. If substantially all of the fair value of the gross assets acquired are concentrated in a single identifiable asset or group of similar identifiable assets, then the set is not a business.  For purposes of this test, land and buildings can be combined along with the intangible assets for any in-place leases and accordingly, most acquisitions of investment properties would not meet the definition of a business and would be accounted for as an asset acquisition.  To be considered a business, a set must include an input and a substantive process that together significantly contributes to the ability to create an output. All assets acquired and liabilities assumed in a business combination are measured at their acquisition date fair values. For asset acquisitions, the cost of the acquisition is allocated to individual assets and liabilities on a relative fair value basis.  Acquisition costs associated with business combinations are expensed as incurred. Acquisition costs associated with asset acquisitions are capitalized.
Intangible assets include the value of in place leases, which represents the estimated value of the net cash flows of the in place leases to be realized, as compared to the net cash flows that would have occurred had the property been vacant at the time of acquisition and subject to lease up. Acquired in place lease values are amortized to expense over the average remaining non-cancelable terms of the respective in place leases, including any below-market renewal periods. Intangible assets also include the estimated value of subsidy receipts for apartments, which are recorded at a discounted present value based on estimated collectibility and are amortized on a straight-line basis over the period the amounts are expected to be collected.
We assess the acquisition date fair values of all tangible assets, identifiable intangibles and assumed liabilities using methods similar to those used by independent appraisers generally utilizing a discounted cash flow analysis that applies appropriate discount and/or capitalization rates and available market information. Estimates of future cash flows will be based on a number of factors, including historical operating results, known and anticipated trends, and market and economic conditions. The fair value of tangible assets of an acquired property considers the value of the property as if it were vacant.
We record above-market and below-market in-place lease values for acquired properties based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of above-market in-place leases and for the initial term plus any extended term for any leases with below-market renewal options. We amortize any recorded above-market or below-market lease values as a reduction or increase, respectively, to rental income over the remaining non-cancelable terms of the respective lease, including any below-market renewal periods.
We estimate the value of tenant origination and absorption costs by considering the estimated carrying costs during hypothetical expected lease up periods, considering current market conditions. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease up periods.
We amortize the value of tenant origination and absorption costs to depreciation and amortization expense over the remaining non-cancelable term of the leases.

Subsequent to the acquisition of a property, we may incur and capitalize costs necessary to get the property ready for its intended use.  During that time, certain costs such as legal fees, real estate taxes and insurance and financing costs are also capitalized.
Estimates of the fair values of the tangible assets, identifiable intangibles and assumed liabilities require us to make significant assumptions to estimate market lease rates, property-operating expenses, carrying costs during lease-up periods, discount rates, market absorption periods, and the number of years the property will be held for investment.
Impairment of Real Estate and Related Intangible Assets and Liabilities
We continually monitor events and changes in circumstances that could indicate that the carrying amounts of our real estate and related intangible assets and liabilities may not be recoverable or realized. When indicators of potential impairment suggest that the carrying value of real estate and related intangible assets and liabilities may not be recoverable, we assess the recoverability by estimating whether we will recover the carrying value of the real estate and related intangible assets and liabilities through its undiscounted future cash flows and its eventual disposition. If, based on this analysis, we do not believe that we will be able to recover the carrying value of the real estate and related intangible assets and liabilities, we would record an impairment loss to the extent that the carrying value exceeds the estimated fair value of the real estate and related intangible assets and liabilities. We did not record any impairment losses on our real estate and related intangible assets during the years ended December 31, 2017, 2016 and 2015.
Projecting future cash flows involves estimating expected future operating income and expenses related to the real estate and its related intangible assets and liabilities as well as market and other trends. Using inappropriate assumptions to estimate cash flows could result in incorrect fair values of the real estate and its related intangible assets and liabilities and could result in the overstatement of the carrying values of our real estate and related intangible assets and liabilities and an overstatement of our net income.
Insurance Proceeds for Property Damages
We maintain an insurance policy that provides coverage for property damages and business interruption. Losses due to physical damages are recognized during the accounting period in which they occur, while the amount of monetary assets to be received from the insurance policy is recognized when receipt of insurance recoveries is probable. Losses, which are reduced by the related probable insurance recoveries, are recorded as casualty-related income/(loss), net on the accompanying consolidated statements of operations. Anticipated proceeds in excess of recognized losses would be considered a gain contingency and recognized when the contingency related to the insurance claim has been resolved. Anticipated recoveries for lost revenue due to property damages are also considered to be a gain contingency and recognized when the contingency related to the insurance claim has been resolved.
Construction in Progress
Direct investments in undeveloped land or development properties without leases in place at the time of acquisition are accounted for as an asset acquisition and not as a business combination.  Acquisition fees and expenses are capitalized into the cost basis of an asset acquisition.  Additionally, during the time in which we are incurring costs necessary to bring these investments to their intended use, certain costs such as legal fees, real estate taxes and insurance and financing costs are also capitalized. Once construction in progress is substantially completed, the amounts capitalized to construction in progress are transferred to land and buildings and improvements and are depreciated over their respective useful lives.
Real Estate Loans Receivable and Loan Loss Reserves
Our real estate loans receivable are recorded at amortized cost, net of loan loss reserves (if any), and evaluated for impairment at each balance sheet date. The amortized cost of a real estate loan receivable is the outstanding unpaid principal balance, net of unamortized acquisition premiums or discounts and unamortized costs and fees directly associated with the origination or acquisition of the loan. The amount of impairment, if any, will be measured by comparing the amortized cost of the loan to the present value of the expected cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent and collection of principal and interest is not assured. If a loan is deemed to be impaired, we will record a loan loss reserve and a provision for loan losses to recognize impairment.
The reserve for loan losses is a valuation allowance that reflects management’s estimate of loan losses inherent in the loan portfolio as of the balance sheet date. The reserve will be adjusted through “Provision for loan losses” on our consolidated statements of operations and will be decreased by charge offs to specific loans when losses are confirmed.

We will consider a loan to be impaired when, based upon current information and events, we believe that it is probable that we will be unable to collect all amounts due under the contractual terms of the loan agreement. If we purchase a loan at a discount to face value and at the acquisition date we expect to collect less than the contractual amounts due under the terms of the loan based, at least in part, on our assessment of the credit quality of the borrower, we will consider such a loan to be impaired when, based upon current information and events, we believe that it is probable that we will be unable to collect all amounts we estimated to be collected at the time of acquisition. We will also consider a loan to be impaired if we grant the borrower a concession through a modification of the loan terms or if we expect to receive assets (including equity interests in the borrower) with fair values that are less than the carrying value of the loan in satisfaction of the loan. A reserve will be established when the present value of payments expected to be received, observable market prices, the estimated fair value of the collateral (for loans that are dependent on the collateral for repayment) or amounts expected to be received in satisfaction of a loan are lower than the carrying value of that loan.
As of December 31, 2017 and 2016, there was no loan loss reserve and we did not record any impairment related to our real estate loan receivable. However, in the future, we may experience losses from our investment in loan receivable requiring us to record a loan loss reserve. Realized losses could be material and significantly exceed any recorded reserves.
Failure to recognize impairments would result in the overstatement of earnings and the carrying value of our real estate loans held for investment. Actual losses, if any, could differ from estimated amounts.
Derivative Instruments
We enter into derivative instruments for risk management purposes to hedge our exposure to cash flow variability caused by changing interest rates on our variable rate notes payable. We record these derivative instruments at fair value on the accompanying consolidated balance sheets. The changes in fair value for derivative instruments that are not designated as a hedge or that do not meet the hedge accounting criteria are recorded as a component of interest expense on the accompanying consolidated statements of operations. Derivative instruments designated and qualifying as a hedge of the exposure to variability in expected future cash flows or other types of forecasted transactions are considered cash flow hedges. The change in fair value of the effective portion of a derivative instrument that is designated as a cash flow hedge is recorded as other comprehensive income (loss) on the accompanying consolidated statements of comprehensive income (loss) and consolidated statements of equity.
With respect to derivative instruments designated as a hedge, we will formally document all relationships between hedging instruments and hedged items, as well as its risk-management objectives and strategy for undertaking various hedge transactions. This process includes designating all derivative instruments that are part of a hedging relationship to specific forecasted transactions or recognized obligations on the consolidated balance sheets. We also assess and document, both at the hedging instrument’s inception and on a quarterly basis thereafter, whether the derivative instruments that are used in hedging transactions are highly effective in offsetting changes in cash flows associated with the respective hedged items. When we determine that a derivative instrument ceases to be highly effective as a hedge, or that it is probable the underlying forecasted transaction will not occur, we discontinue hedge accounting prospectively and reclassify amounts recorded in accumulated other comprehensive income (loss) to earnings.
The termination of a cash flow hedge prior to the maturity date may result in a net derivative instrument gain or loss that continues to be reported in accumulated other comprehensive income (loss) and is reclassified into earnings over the period of the original forecasted hedged transaction (i.e., LIBOR based debt service payments) unless it is probable that the original forecasted hedged transaction will not occur by the end of the originally specified time period (as documented at the inception of the hedging relationship) or within an additional two-month period of time thereafter. If it is probable that the hedged forecasted transaction will not occur either by the end of the originally specified time period or within the additional two-month period of time, that derivative instrument gain or loss reported in accumulated other comprehensive income (loss) shall be reclassified into earnings immediately.

Fair Value Measurements
Under GAAP, we are required to measure certain financial instruments at fair value on a recurring basis. In addition, we are required to measure other non-financial and financial assets at fair value on a non-recurring basis (e.g., carrying value of impaired real estate loans receivable and long lived assets). Fair value is defined as the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The GAAP fair value framework uses a three tiered approach. Fair value measurements are classified and disclosed in one of the following three categories:

•	Level 1: unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

•
Level 2: quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•	Level 3: prices or valuation techniques where little or no market data is available that requires inputs that are both significant to the fair value measurement and unobservable.
When available, we will utilize quoted market prices from an independent source to determine fair value and will classify such items in Level 1 or Level 2. In instances where the market for a financial instrument is not active, regardless of the availability of a nonbinding quoted market price, observable inputs might not be relevant and could require us to make a significant adjustment to derive a fair value measurement. Additionally, in an inactive market, a market price quoted from an independent third party may rely more on models with inputs based on information available only to that independent third party. When we determine the market for a financial instrument owned by us to be illiquid or when market transactions for similar instruments do not appear orderly, we will use several valuation sources (including internal valuations, discounted cash flow analysis and quoted market prices) and will establish a fair value by assigning weights to the various valuation sources. Additionally, when determining the fair value of liabilities in circumstances in which a quoted price in an active market for an identical liability is not available, we will measure fair value using (i) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities when traded as assets or (ii) another valuation technique that is consistent with the principles of fair value measurement, such as the income approach or the market approach.
Changes in assumptions or estimation methodologies can have a material effect on these estimated fair values. In this regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, may not be realized in an immediate settlement of the instrument.
We consider the following factors to be indicators of an inactive market: (i) there are few recent transactions, (ii) price quotations are not based on current information, (iii) price quotations vary substantially either over time or among market makers (for example, some brokered markets), (iv) indexes that previously were highly correlated with the fair values of the asset or liability are demonstrably uncorrelated with recent indications of fair value for that asset or liability, (v) there is a significant increase in implied liquidity risk premiums, yields, or performance indicators (such as delinquency rates or loss severities) for observed transactions or quoted prices when compared with our estimate of expected cash flows, considering all available market data about credit and other nonperformance risk for the asset or liability, (vi) there is a wide bid ask spread or significant increase in the bid ask spread, (vii) there is a significant decline or absence of a market for new issuances (that is, a primary market) for the asset or liability or similar assets or liabilities, and (viii) little information is released publicly (for example, a principal to principal market).
We consider the following factors to be indicators of non-orderly transactions: (i) there was not adequate exposure to the market for a period before the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets or liabilities under current market conditions, (ii) there was a usual and customary marketing period, but the seller marketed the asset or liability to a single market participant, (iii) the seller is in or near bankruptcy or receivership (that is, distressed), or the seller was required to sell to meet regulatory or legal requirements (that is, forced), and (iv) the transaction price is an outlier when compared with other recent transactions for the same or similar assets or liabilities.

Income Taxes
We elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended. To qualify as a REIT, we must continue to meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to our stockholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, we generally will not be subject to federal income tax to the extent we distribute qualifying dividends to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially and adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we are organized and operate in such a manner as to qualify for treatment as a REIT.
Experts
The consolidated financial statements and financial statement schedule of KBS Strategic Opportunity REIT II, Inc. appearing in this supplement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors of
KBS Strategic Opportunity REIT II, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of KBS Strategic Opportunity REIT II, Inc. (the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of operations, comprehensive income (loss), equity and cash flows for each of the three years in the period ended December 31, 2017, and the related notes and financial statement schedule listed in the Index at Item 15(a), Schedule III - Real Estate Assets and Accumulated Depreciation and Amortization (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2017 and 2016, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

Adoption of ASU No. 2017-01

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for determining whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses in 2017 due to the adoption of Accounting Standards Update No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2013.

Irvine, California
March 9, 2018

KBS STRATEGIC OPPORTUNITY REIT II, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31,
	2017	2016
Assets
Real estate, net	$530,440	$317,323
Real estate loan receivable, net	3,500	3,442
Total real estate and real estate-related investments, net	533,940	320,765
Cash and cash equivalents	29,031	43,741
Restricted cash	6,022	3,385
Investment in unconsolidated entity	2,698	2,385
Rents and other receivables	3,265	2,388
Above-market leases, net	83	21
Prepaid expenses and other assets	7,476	10,529
Total assets	$582,515	$383,214
Liabilities and equity
Notes payable, net	$328,351	$208,581
Accounts payable and accrued liabilities	6,845	7,101
Due to affiliates	1,862	812
Distributions payable	366	274
Below-market leases, net	10,783	949
Other liabilities	12,399	3,408
Total liabilities	360,606	221,125
Commitments and contingencies (Note 13)
Redeemable common stock	2,611	2,121
Equity
KBS Strategic Opportunity REIT II, Inc. stockholders’ equity
Preferred stock, $.01 par value per share; 10,000,000 shares authorized, no shares issued and outstanding	—	—
Class A common stock, $.01 par value per share; 500,000,000 shares authorized, 16,888,940 and 14,074,793 shares issued and outstanding as of December 31, 2017 and 2016, respectively	169	140
Class T common stock, $.01 par value per share; 500,000,000 shares authorized, 11,031,895 and 6,046,591 shares issued and outstanding as of December 31, 2017 and 2016, respectively	110	61
Additional paid-in capital	245,077	176,021
Cumulative distributions and net losses	(39,657)	(27,817)
Accumulated other comprehensive income (loss)	202	(111)
Total KBS Strategic Opportunity REIT II, Inc. stockholders’ equity	205,901	148,294
Noncontrolling interests	13,397	11,674
Total equity	219,298	159,968
Total liabilities and equity	$582,515	$383,214
See accompanying notes to consolidated financial statements.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Years Ended December 31,
	2017	2016	2015
Revenues:
Hotel revenues	$28,994	$24,807	$16,602
Office revenues	15,607	5,224	33
Apartment revenues	6,980	890	—
Interest income from real estate loan receivable	387	399	390
Total revenues	51,968	31,320	17,025
Expenses:
Hotel expenses	19,187	17,592	11,594
Office expenses	5,372	1,378	7
Apartment expenses	3,624	353	—
Asset management fees to affiliate	2,775	1,340	380
Real estate acquisition fees and expenses to affiliate	—	3,759	995
Real estate acquisition fees and expenses	—	946	1,253
General and administrative expenses	3,199	2,703	2,263
Depreciation and amortization	14,429	7,848	1,171
Interest expense	8,814	3,797	1,199
Total expenses	57,400	39,716	18,862
Other income:
Other interest income	514	227	52
Equity in income of unconsolidated entity	54	80	—
Casualty-related income, net	1,614	1,394	—
Total other income	2,182	1,701	52
Net loss before income taxes	(3,250)	(6,695)	(1,785)
Income tax (expense) benefit	(48)	200	(164)
Net loss	(3,298)	(6,495)	(1,949)
Net loss (income) attributable to noncontrolling interest	26	5	(107)
Net loss attributable to common stockholders	$(3,272)	$(6,490)	$(2,056)

Class A Common Stock:
Net loss attributable to common stockholders	$(1,483)	$(5,490)	$(1,922)
Net loss per common share, basic and diluted	$(0.09)	$(0.43)	$(0.26)
Weighted-average number of common shares outstanding, basic and diluted	15,830,559	12,892,471	7,288,276

Class T Common Stock:
Net loss attributable to common stockholders	$(1,789)	$(1,000)	$(134)
Net loss per common share, basic and diluted	$(0.19)	$(0.45)	$(0.40)
Weighted-average number of common shares outstanding, basic and diluted	9,619,391	2,199,502	331,396
See accompanying notes to consolidated financial statements.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands)

	Years Ended December 31,
	2017	2016	2015
Net loss	$(3,298)	$(6,495)	$(1,949)
Other comprehensive income (loss):
Foreign currency translation gain (loss)	313	(111)	—
Total other comprehensive income (loss)	313	(111)	—
Total comprehensive loss	(2,985)	(6,606)	(1,949)
Total comprehensive loss (income) attributable to noncontrolling interests	26	5	(107)
Total comprehensive loss attributable to common stockholders	$(2,959)	$(6,601)	$(2,056)
See accompanying notes to consolidated financial statements.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
CONSOLIDATED STATEMENTS OF EQUITY
(dollars in thousands)

	Common Stock				Additional Paid-in Capital	Cumulative Distributions and Net Losses	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity	Noncontrolling Interests	Total Equity
	Class A		Class T
	Shares	Amounts	Shares	Amounts
Balance, December 31, 2014	3,893,812	$39	—	$—	$31,489	$(2,527)	$—	$29,001	$1,657	$30,658
Issuance of common stock	4,959,727	49	—	—	48,924	—	—	48,973	—	48,973
Transfers to redeemable common stock	—	—	—	—	(1,092)	—	—	(1,092)	—	(1,092)
Stock distribution declared	765,604	8	—	—	7,648	(7,656)	—	—	—	—
Distributions declared	—	—	—	—	—	(1,027)	—	(1,027)	—	(1,027)
Sales commissions and dealer manager fees to affiliate	—	—	—	—	(4,055)	—	—	(4,055)	—	(4,055)
Other offering costs	—	—	—	—	(3,292)	—	—	(3,292)	—	(3,292)
Net (loss) income	—	—	—	—	—	(2,056)	—	(2,056)	107	(1,949)
Noncontrolling interest contributions	—	—	—	—	—	—	—	—	2,532	2,532
Distribution to noncontrolling interest	—	—	—	—	—	—	—	—	(6)	(6)
Balance, December 31, 2015	9,619,143	$96	—	$—	$79,622	$(13,266)	$—	$66,452	$4,290	$70,742
Net loss	—	—	—	—	—	(6,490)	—	(6,490)	(5)	(6,495)
Other comprehensive loss	—	—	—	—	—	—	(111)	(111)	—	(111)
Issuance of common stock	4,104,345	41	5,955,697	60	97,308	—	—	97,409	—	97,409
Stock distribution declared	422,829	4	90,894	1	5,095	(5,100)	—	—	—	—
Redemptions of common stock	(71,524)	(1)	—	—	(590)	—	—	(591)	—	(591)
Transfers to redeemable common stock	—	—	—	—	(1,029)	—	—	(1,029)	—	(1,029)
Distributions declared	—	—	—	—	—	(2,961)	—	(2,961)	—	(2,961)
Commissions on stock sales, dealer manager fees and stockholder servicing fees to affiliate	—	—	—	—	(6,213)	—	—	(6,213)	—	(6,213)
Reduction of other offering costs	—	—	—	—	1,828	—	—	1,828	—	1,828
Noncontrolling interests contributions	—	—	—	—	—	—	—	—	7,389	7,389
Balance, December 31, 2016	14,074,793	$140	6,046,591	$61	$176,021	$(27,817)	$(111)	$148,294	$11,674	$159,968
Net loss	—	—	—	—	—	(3,272)	—	(3,272)	(26)	(3,298)
Other comprehensive income	—	—	—	—	—	—	313	313	—	313
Issuance of common stock	2,641,090	27	4,822,456	48	71,841	—	—	71,916	—	71,916
Stock distribution declared	308,857	3	184,606	2	4,643	(4,648)	—	—	—	—
Redemptions of common stock	(135,800)	(1)	(21,758)	(1)	(1,357)	—	—	(1,359)	—	(1,359)
Transfers to redeemable common stock	—	—	—	—	(490)	—	—	(490)	—	(490)
Distributions declared	—	—	—	—	—	(3,920)	—	(3,920)	—	(3,920)
Commissions on stock sales, dealer manager fees and stockholder servicing fees to affiliate	—	—	—	—	(4,913)	—	—	(4,913)	—	(4,913)
Other offering costs	—	—	—	—	(668)	—	—	(668)	—	(668)
Noncontrolling interests contributions	—	—	—	—	—	—	—	—	1,774	1,774
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	(25)	(25)
Balance, December 31, 2017	16,888,940	$169	11,031,895	$110	$245,077	$(39,657)	$202	$205,901	$13,397	$219,298
See accompanying notes to consolidated financial statements.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Years Ended December 31,
	2017	2016	2015
Cash Flows from Operating Activities:
Net loss	$(3,298)	$(6,495)	$(1,949)
Adjustment to reconcile net loss to net cash provided by operating activities
Equity in income of unconsolidated entity	(54)	(80)	—
Distribution of earnings from unconsolidated joint venture	54	80	—
Loss due to property damages	—	3,257	—
Casualty-related income, net	(1,614)	(1,394)	—
Depreciation and amortization	14,429	7,848	1,171
Noncash interest income on real estate-related investment	(58)	(70)	(62)
Deferred rents	(774)	(293)	—
Bad debt expense	152	—	—
Amortization of above- and below-market leases, net	(2,028)	(480)	1
Amortization of deferred financing costs	910	565	240
Unrealized loss on derivative instruments	175	97	71
Changes in operating assets and liabilities:
Rents and other receivables	(804)	(1,784)	(249)
Prepaid expenses and other assets	2,123	(7,322)	10
Accounts payable and accrued liabilities	(783)	4,289	1,655
Due to affiliates	27	(97)	(565)
Other liabilities	372	2,583	111
Net cash provided by operating activities	8,829	704	434
Cash Flows from Investing Activities:
Acquisitions of real estate	(193,146)	(203,982)	(63,995)
Improvements to real estate	(9,744)	(16,933)	(5,357)
Payments for construction in progress	(5,575)	(51)	—
Investment in unconsolidated entity	—	(2,495)	—
Proceeds from insurance claim	5,080	1,880	—
Purchase of interest rate cap	(14)	(147)	(40)
Franchise fee agreement	—	—	(75)
Net cash used in investing activities	(203,399)	(221,728)	(69,467)
Cash Flows from Financing Activities:
Proceeds from notes payable	120,025	150,250	35,760
Payments of deferred financing costs	(1,782)	(3,127)	(509)
Capital lease obligation payments	(166)	—	—
Proceeds from issuance of common stock	70,090	95,779	48,381
Payments to redeem common stock	(1,359)	(591)	—
Payments of commissions on stock sales, dealer manager fees and stockholder servicing fees	(4,607)	(5,839)	(4,055)
Payments of other offering costs	—	(20)	(1,070)
Distributions paid	(1,453)	(1,057)	(435)
Noncontrolling interest contributions	1,774	7,389	2,532
Distributions to noncontrolling interest	(25)	—	(6)
Net cash provided by financing activities	182,497	242,784	80,598
Net (decrease) increase in cash, cash equivalents and restricted cash	(12,073)	21,760	11,565
Cash, cash equivalents and restricted cash, beginning of period	47,126	25,366	13,801
Cash, cash equivalents and restricted cash, end of period	$35,053	$47,126	$25,366
Supplemental Disclosure of Cash Flow Information:
Interest paid, net of capitalized interest of $4,075, $386 and $0 for the years ended December 31, 2017, 2016 and 2015, respectively	$6,390	$2,479	$779
Supplemental Disclosure of Noncash Investing and Financing Activities:
Distributions paid to common stockholders through common stock issuances pursuant to the dividend reinvestment plan	$2,375	$1,630	$592
Increase in accrued improvements to real estate	$307	$—	$1,766
Increase in other offering costs due to affiliates	$668	$374	$2,222
Increase in acquisition fees capitalized due to affiliates	$49	$—	$—
Reversal of accrued organization and offering expenses due to affiliates	$—	$(2,222)	$—
Increase in stockholder servicing fees due to affiliate	$306	$374	$—
Stock dividends issued	$4,648	$5,100	$7,656
Increase in distributions payable	$92	$274	$—
Foreign currency translation gain on investment in unconsolidated entity	$313	$111	$—
Increase in construction in progress interest payable	$224	$172	$—
See accompanying notes to consolidated financial statements.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017

1.	ORGANIZATION
KBS Strategic Opportunity REIT II, Inc. (the “Company”) was formed on February 6, 2013 as a Maryland corporation that elected to be taxed as a real estate investment trust (“REIT”) beginning with the taxable year ended December 31, 2014 and intends to continue to operate in such a manner. The Company’s business is conducted through KBS Strategic Opportunity Limited Partnership II (the “Operating Partnership”), a Delaware limited partnership formed on February 7, 2013. The Company is the sole general partner of, and owns a 0.1% partnership interest in, the Operating Partnership. KBS Strategic Opportunity Holdings II LLC (“REIT Holdings”), a Delaware limited liability company formed on February 7, 2013, owns the remaining 99.9% partnership interest in the Operating Partnership and is the sole limited partner. The Company is the sole member and manager of REIT Holdings. The Company has three wholly owned taxable REIT subsidiaries (“TRS”), two of which lease the Company’s hotel properties and in turn contract with independent hotel management companies that manage the day-to-day operations of the Company’s hotels; the third consolidates the Company’s wholly owned TRSs.  The Company’s TRSs are subject to federal and state income tax at regular corporate tax rates.
Subject to certain restrictions and limitations, the business of the Company has been externally managed by KBS Capital Advisors LLC (the “Advisor”), an affiliate of the Company, since July 2013 pursuant to an advisory agreement (the “Advisory Agreement”). The Advisor conducts the Company’s operations and manages its portfolio of real estate loans, opportunistic real estate and other real estate-related investments. The Advisor has entered into a sub-advisory agreement with STAM, a real estate operating company to provide real estate acquisition and portfolio management services to the Advisor in connection with any investments the Company may make in value-added real estate, distressed debt, and real estate-related investments in Europe. On July 3, 2013, the Company issued 21,739 shares of its common stock to the Advisor at a purchase price of $9.20 per share.
The Company expects to invest in and manage a diverse portfolio of opportunistic real estate, real estate-related loans, real estate-related debt securities and other real estate-related investments located in the United States and Europe. Such investments may include the acquisition of distressed debt, the origination and acquisition of mortgage, mezzanine, bridge and other real estate-related loans, investment in opportunistic real estate and investments in real estate-related debt securities such as residential and commercial mortgage-backed securities and collateralized debt obligations. The Company may also invest in entities that make similar investments. As of December 31, 2017, the Company had invested in two hotel properties, four office properties, one apartment building, an investment in an unconsolidated entity and one first mortgage loan. Additionally, as of December 31, 2017, the Company had entered into a joint venture to develop one retail property, which is currently under construction.
From July 3, 2013 to August 11, 2014, the Company conducted a private placement offering (the “Private Offering”) exempt from registration under Regulation D of the Securities Act of 1933, as amended (the “Act”). The Company sold 3,619,851 shares of common stock for gross offering proceeds of $32.2 million in the Private Offering.
On November 14, 2013, the Company filed a registration statement on Form S-11 with the Securities and Exchange Commission (the “SEC”) to offer a maximum of 180,000,000 shares of common stock for sale to the public (the “Public Offering”), of which 100,000,000 shares were registered in a primary offering and 80,000,000 shares were registered to be sold under the Company’s dividend reinvestment plan. The SEC declared the Company’s registration statement effective on August 12, 2014. On February 11, 2016, the Company filed an amended registration statement on Form S-11 with the SEC to offer a second class of common stock designated as Class T shares and to designate its initially offered and outstanding common stock as Class A shares. Pursuant to the amended registration statement, the Company is offering to sell any combination of Class A and Class T shares in the Public Offering but in no event may the Company sell more than 180,000,000 of shares of its common stock pursuant to the Public Offering. The Company commenced offering Class T shares of common stock for sale to the public on February 17, 2016.  KBS Capital Markets Group LLC (the “Dealer Manager”), an affiliate of the Advisor, serves as the dealer manager of the Public Offering pursuant to a dealer manager agreement originally dated August 12, 2014 and amended and restated February 17, 2016 (the “Dealer Manager Agreement”). Previously the Dealer Manager served as dealer manager for the Private Offering. The Dealer Manager is responsible for marketing the Company’s shares.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2017

On January 7, 2015, the Company broke escrow in the Public Offering and through December 31, 2017, the Company had sold 11,490,987 and 10,778,153 shares of Class A and Class T common stock, respectively, in the Public Offering for aggregate gross offering proceeds of $216.3 million, including 392,725 and 100,297 shares of Class A and Class T common stock, respectively, under its dividend reinvestment plan for aggregate gross offering proceeds of $4.6 million. Also as of December 31, 2017, the Company had redeemed 207,324 and 21,758 shares of Class A and Class T common stock, respectively, for $1.9 million.
On each of April 2, 2014 and July 31, 2014, the Company issued 120,106 shares of Class A common stock to Willowbrook Capital Group LLC, an entity owned and controlled by Keith D. Hall, one of the Company’s directors and the Company’s Chief Executive Officer, and Peter McMillan III, also one of the Company’s directors and the Company’s President, for $1.0 million. On July 14, 2017, the Company issued 214,175 shares of Class A common stock to a business associate of Keith D. Hall and Peter McMillan III for approximately $2.0 million. The Company issued these shares of common stock in a private transaction exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act.
On February 20, 2018, the Company’s board of directors approved the termination of the primary Public Offering effective July 31, 2018. Subscriptions must be dated on or before July 31, 2018, and subscriptions and all related documents and funds must be received by the Company in good order no later than September 28, 2018.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation and Basis of Presentation
The consolidated financial statements include the accounts of the Company, REIT Holdings, the Operating Partnership and their direct and indirect wholly owned subsidiaries and joint ventures in which the Company has a controlling interest. All significant intercompany balances and transactions are eliminated in consolidation.
The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and the rules and regulations of the SEC.
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could materially differ from those estimates.
Reclassifications
Certain amounts in the Company’s prior period consolidated financial statements have been reclassified to conform to the current period presentation.  These reclassifications have not changed the results of operations of prior periods.
Revenue Recognition
Hotel
The Company’s hotel revenues are comprised of hotel operating revenues, such as room, food and beverage, and revenue from other hotel income (such as telephone, parking and business centers). These revenues are recorded net of any sales or occupancy taxes collected from the Company's guests, as earned. All rebates or discounts are recorded, when allowed, as a reduction in revenue, and there are no material contingent obligations with respect to rebates or discounts offered by the Company. All revenues are recorded on an accrual basis, as earned.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2017

Real Estate - Office and Apartment
The Company recognizes minimum rent, including rental abatements, lease incentives and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related leases when collectibility is reasonably assured and records amounts expected to be received in later years as deferred rent receivable. If the lease provides for tenant improvements, the Company determines whether the tenant improvements, for accounting purposes, are owned by the tenant or the Company. When the Company is the owner of the tenant improvements, the tenant is not considered to have taken physical possession or have control of the physical use of the leased asset until the tenant improvements are substantially completed. When the tenant is the owner of the tenant improvements, any tenant improvement allowance (including amounts that can be taken in the form of cash or a credit against the tenant’s rent) that is funded is treated as a lease incentive and amortized as a reduction of revenue over the lease term. Tenant improvement ownership is determined based on various factors including, but not limited to:

•	whether the lease stipulates how a tenant improvement allowance may be spent;

•	whether the amount of a tenant improvement allowance is in excess of market rates;

•	whether the tenant or landlord retains legal title to the improvements at the end of the lease term;

•	whether the tenant improvements are unique to the tenant or general purpose in nature; and

•	whether the tenant improvements are expected to have any residual value at the end of the lease.
The Company records property operating expense reimbursements due from tenants for common area maintenance, real estate taxes, and other recoverable costs in the period the related expenses are incurred.
The Company leases apartment units under operating leases with terms generally of one year or less. Generally, credit investigations will be performed for prospective residents and security deposits will be obtained. The Company recognizes rental revenue, net of concessions, on a straight-line basis over the term of the lease, when collectibility is reasonably assured.
The Company makes estimates of the collectibility of its tenant receivables related to base rents, including deferred rent, expense reimbursements and other revenue or income. Management specifically analyzes accounts receivable, deferred rents receivable, historical bad debts, customer creditworthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. In addition, with respect to tenants in bankruptcy, management makes estimates of the expected recovery of pre-petition and post-petition claims in assessing the estimated collectibility of the related receivable. In some cases, the ultimate resolution of these claims can exceed one year. When a tenant is in bankruptcy, the Company will record a bad debt reserve for the tenant’s receivable balance and generally will not recognize subsequent rental revenue until cash is received or until the tenant is no longer in bankruptcy and has the ability to make rental payments.
Real Estate Loans Receivable
Interest income on the Company’s real estate loans receivable is recognized on an accrual basis over the life of the investment using the interest method. Direct loan origination or acquisition fees and costs, as well as acquisition premiums or discounts, are amortized over the term of the loan as an adjustment to interest income. The Company places loans on non-accrual status when any portion of principal or interest is 90 days past due, or earlier when concern exists as to the ultimate collection of principal or interest. When a loan is placed on non-accrual status, the Company reserves for any unpaid accrued interest and generally does not recognize subsequent interest income until cash is received, or the loan returns to accrual status. The Company will resume the accrual of interest if it determines the collection of interest, according to the contractual terms of the loan, is probable.
The Company generally recognizes income on impaired loans on either a cash basis, where interest income is only recorded when received in cash, or on a cost-recovery basis, where all cash receipts are applied against the carrying value of the loan. The Company considers the collectibility of the loan’s principal balance in determining whether to recognize income on impaired loans on a cash basis or a cost-recovery basis.
Cash and Cash Equivalents
The Company recognizes interest income on its cash and cash equivalents as it is earned and records such amounts as other interest income.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2017

Real Estate
Depreciation and Amortization
Real estate costs related to the acquisition and improvement of properties are capitalized and amortized over the expected useful life of the asset on a straight-line basis. Repair and maintenance costs are charged to expense as incurred and significant replacements and betterments are capitalized. Repair and maintenance costs include all costs that do not extend the useful life of the real estate asset. The Company considers the period of future benefit of an asset to determine its appropriate useful life. Expenditures for tenant improvements are capitalized and amortized over the shorter of the tenant’s lease term or expected useful life. The Company anticipates the estimated useful lives of its assets by class to be generally as follows:

Buildings	25-40 years
Building improvements	10-25 years
Tenant improvements	Shorter of lease term or expected useful life
Tenant origination and absorption costs	Remaining term of related leases, including below-market renewal periods
Real estate subsidies & tax abatements	Remaining term of agreement
Furniture, fixtures & equipment	3-12 years
Real Estate Acquisition Valuation
As a result of the Company’s early adoption of ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, acquisitions of real estate beginning January 1, 2017 could qualify as asset acquisitions (as opposed to business combinations). The Company records the acquisition of income-producing real estate or real estate that will be used for the production of income as a business combination or an asset acquisition. If substantially all of the fair value of the gross assets acquired are concentrated in a single identifiable asset or group of similar identifiable assets, then the set is not a business.  For purposes of this test, land and buildings can be combined along with the intangible assets for any in-place leases and accordingly, most acquisitions of investment properties would not meet the definition of a business and would be accounted for as an asset acquisition.  To be considered a business, a set must include an input and a substantive process that together significantly contributes to the ability to create an output. All assets acquired and liabilities assumed in a business combination are measured at their acquisition-date fair values. For asset acquisitions, the cost of the acquisition is allocated to individual assets and liabilities on a relative fair value basis. Acquisition costs associated with business combinations are expensed as incurred. Acquisition costs associated with asset acquisitions are capitalized.
Intangible assets include the value of in-place leases, which represents the estimated value of the net cash flows of the in-place leases to be realized, as compared to the net cash flows that would have occurred had the property been vacant at the time of acquisition and subject to lease-up. Acquired in-place lease values are amortized to expense over the average remaining non-cancelable terms of the respective in-place leases, including any below-market renewal periods. Intangible assets also include the estimated value of subsidy receipts for apartments, which are recorded at a discounted present value based on estimated collectibility and are amortized on a straight-line basis over the period the amounts are expected to be collected.
The Company assesses the acquisition-date fair values of all tangible assets, identifiable intangibles and assumed liabilities using methods similar to those used by independent appraisers, generally utilizing a discounted cash flow analysis that applies appropriate discount and/or capitalization rates and available market information. Estimates of future cash flows are based on a number of factors, including historical operating results, known and anticipated trends, and market and economic conditions. The fair value of tangible assets of an acquired property considers the value of the property as if it were vacant.
The Company records above-market and below-market in-place lease values for acquired properties based on the present value (using a discount rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of above-market in-place leases and for the initial term plus any extended term for any leases with below-market renewal options. The Company amortizes any recorded above-market or below-market lease values as a reduction or increase, respectively, to rental income over the remaining non-cancelable terms of the respective lease, including any below-market renewal periods.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2017

The Company estimates the value of tenant origination and absorption costs by considering the estimated carrying costs during hypothetical expected lease-up periods, considering current market conditions. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods.
The Company amortizes the value of tenant origination and absorption costs to depreciation and amortization expense over the remaining non-cancelable term of each respective lease.
Subsequent to the acquisition of a property, the Company may incur and capitalize costs necessary to get the property ready for its intended use.  During that time, certain costs such as legal fees, real estate taxes and insurance and financing costs are also capitalized.
Estimates of the fair values of the tangible assets, identifiable intangibles and assumed liabilities require the Company to make significant assumptions to estimate market lease rates, property-operating expenses, carrying costs during lease-up periods, discount rates, market absorption periods, and the number of years the property will be held for investment.
Impairment of Real Estate and Related Intangible Assets and Liabilities
The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of its real estate and related intangible assets and liabilities may not be recoverable or realized. When indicators of potential impairment suggest that the carrying value of real estate and related intangible assets and liabilities may not be recoverable, the Company assesses the recoverability by estimating whether the Company will recover the carrying value of the real estate and related intangible assets and liabilities through its undiscounted future cash flows and its eventual disposition. If, based on this analysis, the Company does not believe that it will be able to recover the carrying value of the real estate and related intangible assets and liabilities, the Company will record an impairment loss to the extent that the carrying value exceeds the estimated fair value of the real estate and related intangible assets and liabilities. The Company did not record any impairment losses on its real estate and related intangible assets during the years ended December 31, 2017, 2016 and 2015.
Projecting future cash flows involves estimating expected future operating income and expenses related to the real estate and its related intangible assets and liabilities as well as market and other trends. Using inappropriate assumptions to estimate cash flows could result in incorrect fair values of the real estate and its related intangible assets and liabilities and could result in the overstatement of the carrying values of the Company’s real estate and related intangible assets and liabilities and an overstatement of its net income.
Insurance Proceeds for Property Damages
The Company maintains an insurance policy that provides coverage for property damages and business interruption. Losses due to physical damages are recognized during the accounting period in which they occur, while the amount of monetary assets to be received from the insurance policy is recognized when receipt of insurance recoveries is probable. Losses, which are reduced by the related probable insurance recoveries, are recorded as casualty-related income/(loss), net on the accompanying consolidated statements of operations. Anticipated proceeds in excess of recognized losses would be considered a gain contingency and recognized when the contingency related to the insurance claim has been resolved. Anticipated recoveries for lost revenue due to property damages are also considered to be a gain contingency and recognized when the contingency related to the insurance claim has been resolved.
Construction in Progress
Direct investments in undeveloped land or development properties without leases in place at the time of acquisition are accounted for as an asset acquisition and not as a business combination.  Acquisition fees and expenses are capitalized into the cost basis of an asset acquisition.  Additionally, during the time in which the Company is incurring costs necessary to bring these investments to their intended use, certain costs such as legal fees, real estate taxes and insurance and financing costs are also capitalized. Once construction in progress is substantially completed, the amounts capitalized to construction in progress are transferred to land and buildings and improvements and are depreciated over their respective useful lives.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2017

Real Estate Loans Receivable and Loan Loss Reserves
The Company’s real estate loans receivable are recorded at amortized cost, net of loan loss reserves (if any), and evaluated for impairment at each balance sheet date. The amortized cost of a real estate loan receivable is the outstanding unpaid principal balance, net of unamortized acquisition premiums or discounts and unamortized costs and fees directly associated with the origination or acquisition of the loan. The amount of impairment, if any, will be measured by comparing the amortized cost of the loan to the present value of the expected cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent and collection of principal and interest is not assured. If a loan is deemed to be impaired, the Company will record a loan loss reserve and a provision for loan losses to recognize impairment.
A reserve for loan losses is a valuation allowance that reflects management’s estimate of loan losses inherent in the loan portfolio as of the balance sheet date. Reserve for loan losses will be adjusted through “Provision for loan losses” on the Company’s consolidated statements of operations and decreased by charge-offs to specific loans when losses are confirmed.
The Company will consider a loan to be impaired when, based upon current information and events, it believes that it is probable that the Company will be unable to collect all amounts due under the contractual terms of the loan agreement. If the Company purchases a loan at a discount to face value and at the acquisition date the Company expects to collect less than the contractual amounts due under the terms of the loan based, at least in part, on the Company’s assessment of the credit quality of the borrower, the Company will consider such a loan to be impaired when, based upon current information and events, it believes that it is probable that the Company will be unable to collect all amounts the Company estimated to be collected at the time of acquisition. The Company will also consider a loan to be impaired if it grants the borrower a concession through a modification of the loan terms or if it expects to receive assets (including equity interests in the borrower) with fair values that are less than the carrying value of the loan in satisfaction of the loan. A reserve will be established when the present value of payments expected to be received, observable market prices, the estimated fair value of the collateral (for loans that are dependent on the collateral for repayment) or amounts expected to be received in satisfaction of a loan are lower than the carrying value of that loan.
As of December 31, 2017 and 2016, there was no loan loss reserve and the Company did not record any impairment related to its real estate loan receivable for the years ended December 31, 2017, 2016 and 2015. However, in the future, the Company may experience losses from its investment in loan receivable requiring the Company to record a loan loss reserve. Realized losses could be material and significantly exceed any recorded reserves.
Failure to recognize impairments would result in the overstatement of earnings and the carrying value of the Company’s real estate loans held for investment. Actual losses, if any, could significantly differ from estimated amounts.
Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. Cash and cash equivalents are stated at cost, which approximates fair value. The Company’s cash and cash equivalents balance exceeded federally insurable limits as of December 31, 2017. The Company mitigates this risk by depositing funds with a major financial institution; however, these cash balances could be impacted if the underlying financial institutions fail or are subject to other adverse conditions in the financial markets.
Restricted Cash
Restricted cash is comprised of lender impound reserve accounts on the Company’s borrowings for security deposits, property taxes, insurance, debt service obligations and capital improvements and replacements.
Rents and Other Receivables
The Company periodically evaluates the collectibility of amounts due from tenants and hotel guests and will maintain an allowance for doubtful accounts for estimated losses resulting from the inability of tenants and hotel guests to make required payments under the terms of lease or hotel agreements. In addition, the Company will maintain an allowance for deferred rent receivable that arises from the straight-lining of rents. The Company will exercise judgment in establishing these allowances and will consider payment history and current credit status of its tenants in developing these estimates.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2017

Derivative Instruments
The Company enters into derivative instruments for risk management purposes to hedge its exposure to cash flow variability caused by changing interest rates on its variable rate notes payable. The Company records these derivative instruments at fair value on the accompanying consolidated balance sheets. Derivative instruments designated and qualifying as a hedge of the exposure to variability in expected future cash flows or other types of forecasted transactions are considered cash flow hedges. The change in fair value of the effective portion of a derivative instrument that is designated as a cash flow hedge is recorded as other comprehensive income (loss) on the accompanying consolidated statements of comprehensive income (loss) and consolidated statements of equity. The changes in fair value for derivative instruments that are not designated as a hedge or that do not meet the hedge accounting criteria are recorded as a component of interest expense in the accompanying consolidated statements of operations.
The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objectives and strategy for undertaking various hedge transactions. This process includes designating all derivative instruments that are part of a hedging relationship to specific forecasted transactions or recognized obligations on the consolidated balance sheets. The Company also assesses and documents, both at the hedging instrument’s inception and on a quarterly basis thereafter, whether the derivative instruments that are used in hedging transactions are highly effective in offsetting changes in cash flows associated with the respective hedged items. When the Company determines that a derivative instrument ceases to be highly effective as a hedge, or that it is probable the underlying forecasted transaction will not occur, the Company discontinues hedge accounting prospectively and reclassifies amounts recorded to accumulated other comprehensive income (loss) to earnings.
Deferred Financing Costs
Deferred financing costs represent commitment fees, loan fees, legal fees and other third-party costs associated with obtaining financing and are presented on the balance sheet as a direct deduction from the carrying value of the associated debt liability. These costs are amortized over the terms of the respective financing agreements using the effective interest method. Unamortized deferred financing costs are generally expensed when the associated debt is refinanced or repaid before maturity unless specific rules are met that would allow for the carryover of such costs to the refinanced debt. Deferred financing costs incurred before an associated debt liability is recognized are included in prepaid and other assets on the balance sheet. Costs incurred in seeking financing transactions that do not close are expensed in the period in which it is determined that the financing will not close.
Fair Value Measurements
Under GAAP, the Company is required to measure certain financial instruments at fair value on a recurring basis. In addition, the Company is required to measure other non-financial and financial assets at fair value on a non-recurring basis (e.g., carrying value of impaired real estate loans receivable and long-lived assets). Fair value is defined as the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The GAAP fair value framework uses a three-tiered approach. Fair value measurements are classified and disclosed in one of the following three categories:

•	Level 1: unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

•
Level 2: quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•	Level 3: prices or valuation techniques where little or no market data is available that requires inputs that are both significant to the fair value measurement and unobservable.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2017

When available, the Company utilizes quoted market prices from an independent third-party source to determine fair value and classify such items in Level 1 or Level 2. In instances where the market for a financial instrument is not active, regardless of the availability of a nonbinding quoted market price, observable inputs might not be relevant and could require the Company to make a significant adjustment to derive a fair value measurement. Additionally, in an inactive market, a market price quoted from an independent third party may rely more on models with inputs based on information available only to that independent third party. When the Company determines that the market for a financial instrument owned by the Company is illiquid or when market transactions for similar instruments do not appear orderly, the Company uses several valuation sources (including internal valuations, discounted cash flow analysis and quoted market prices) and establishes a fair value by assigning weights to the various valuation sources. Additionally, when determining the fair value of liabilities in circumstances in which a quoted price in an active market for an identical liability is not available, the Company measures fair value using (i) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities when traded as assets or (ii) another valuation technique that is consistent with the principles of fair value measurement, such as the income approach or the market approach.
Changes in assumptions or estimation methodologies can have a material effect on these estimated fair values. In this regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, may not be realized in an immediate settlement of the instrument.
The Company considers the following factors to be indicators of an inactive market: (i) there are few recent transactions, (ii) price quotations are not based on current information, (iii) price quotations vary substantially either over time or among market makers (for example, some brokered markets), (iv) indexes that previously were highly correlated with the fair values of the asset or liability are demonstrably uncorrelated with recent indications of fair value for that asset or liability, (v) there is a significant increase in implied liquidity risk premiums, yields, or performance indicators (such as delinquency rates or loss severities) for observed transactions or quoted prices when compared with the Company’s estimate of expected cash flows, considering all available market data about credit and other nonperformance risk for the asset or liability, (vi) there is a wide bid-ask spread or significant increase in the bid-ask spread, (vii) there is a significant decline or absence of a market for new issuances (that is, a primary market) for the asset or liability or similar assets or liabilities, and (viii) little information is released publicly (for example, a principal-to-principal market).
The Company considers the following factors to be indicators of non-orderly transactions: (i) there was not adequate exposure to the market for a period before the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets or liabilities under current market conditions, (ii) there was a usual and customary marketing period, but the seller marketed the asset or liability to a single market participant, (iii) the seller is in or near bankruptcy or receivership (that is, distressed), or the seller was required to sell to meet regulatory or legal requirements (that is, forced), and (iv) the transaction price is an outlier when compared with other recent transactions for the same or similar assets or liabilities.
Redeemable Common Stock
On July 3, 2013, in connection with launching the Private Offering, the Company’s board of directors adopted a share redemption program that may enable stockholders to sell their shares to the Company in limited circumstances. The share redemption program has been amended and restated at various points thereafter: June 26, 2014, May 12, 2015 and February 16, 2016. The share redemption program, as amended is referred to herein as the “Share Redemption Program” and the terms of the Share Redemption Program described below are the terms of the program as currently in effect.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2017

There are several limitations on the Company’s ability to redeem shares under the Share Redemption Program:

•
Unless the shares are being redeemed in connection with a stockholder’s death, “qualifying disability” or “determination of incompetence” (each as defined under the Share Redemption Program and collectively “Special Redemptions”), the Company may not redeem a share until the stockholder has held the share for one year.

•
During each calendar year, the Share Redemption Program limits the number of shares the Company may redeem to those that the Company could purchase with the amount of the net proceeds from the issuance of shares under the dividend reinvestment plan during the prior calendar year. Notwithstanding the foregoing, the Share Redemption Program provides up to $500,000 in additional funds to redeem a qualifying stockholder’s shares if the shares are being redeemed in connection with a Special Redemption. For purposes of determining the amount of funds available for redemption under the Share Redemption Program, redemptions for a Special Redemption are to be made first from this $500,000. The Company may increase or decrease the funding available for the redemption of shares pursuant to the program upon ten business days’ notice to the stockholders.

•	During any calendar year, the Company may redeem no more than 5% of the weighted average number of shares outstanding during the prior calendar year.

•
The Company has no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

Pursuant to the Share Redemption Program, unless the shares were redeemed in connection with a Special Redemption, the price at which the Company redeemed the shares through the May 2017 redemption date was as follows:

•	For those shares held by the redeeming stockholder for at least one year, 92.5% of the price paid to acquire the shares from the Company;

•	For those shares held by the redeeming stockholder for at least two years, 95.0% of the price paid to acquire the shares from the Company;

•	For those shares held by the redeeming stockholder for at least three years, 97.5% of the price paid to acquire the shares from the Company; and

•	For those shares held by the redeeming stockholder for at least four years, 100% of the price paid to acquire the shares from the Company.
Special redemptions through the May 2017 redemption date were redeemed at the price paid to acquire the shares from the Company.
Notwithstanding the foregoing, stock dividends were initially redeemed at the “net investment amount” per share, which was based on the “amount available for investment/net investment amount” percentage shown in the Company’s estimated use of proceeds table in the prospectus for the Public Offering. For each class of shares, this amount was initially equal to $9.01 per share for redemptions of shares received as a result of a stock dividend.
On June 6, 2017, the Company established an estimated net asset value (“NAV”) per share of common stock of $9.05. Effective for the June 30, 2017 redemption date, unless the shares are being redeemed in connection with a Special Redemption, the price at which the Company will redeem the shares is as follows:

•	For those shares held by the redeeming stockholder for at least one year, 92.5% of the Company’s most recent NAV per share as of the applicable redemption date;

•	For those shares held by the redeeming stockholder for at least two years, 95.0% of the Company’s most recent NAV per share as of the applicable redemption date;

•	For those shares held by the redeeming stockholder for at least three years, 97.5% of the Company’s most recent NAV per share as of the applicable redemption date; and

•	For those shares held by the redeeming stockholder for at least four years, 100% of the Company’s most recent NAV per share as of the applicable redemption date.
Special Redemptions are made at a price per share equal to the most recent NAV per share as of the applicable redemption date.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2017

For purposes of determining the time period a redeeming stockholder has held each share, the time period begins as of the date the stockholder acquired the shares; provided, that shares purchased by the redeeming stockholder pursuant to the Company’s dividend reinvestment plan and shares received as a stock dividend will be deemed to have been acquired on the same date as the initial share to which the dividend reinvestment plan shares or stock dividend shares relate. The date of the share’s original issuance by the Company is not determinative. In addition, as described above, the shares owned by a stockholder may be redeemed at different prices depending on how long the stockholder has held each share submitted for redemption.
There is no one-year requirement for Special Redemptions.
The board may amend, suspend or terminate the Share Redemption Program upon 30 days’ notice to stockholders, provided that the Company may increase or decrease the funding available for the redemption of shares pursuant to the share redemption program upon 10 business days’ notice.
The Company records amounts that are redeemable under the Share Redemption Program as redeemable common stock in its consolidated balance sheets because the shares are mandatorily redeemable at the option of the holder and therefore their redemption is outside the control of the Company. The maximum amount redeemable under the Company’s Share Redemption Program is limited to the number of shares the Company could redeem with the amount of the net proceeds from the sale of shares under the dividend reinvestment plan during the prior calendar year. Notwithstanding the foregoing, the Share Redemption Program provides up to $500,000 in additional funds to redeem a qualifying stockholder’s shares if the shares are being redeemed in connection with a Special Redemption. For purposes of determining the amount of funds available for redemption under the Share Redemption Program, redemptions for a Special Redemption are to be made first from this $500,000. However, because the amounts that can be redeemed is determinable and only contingent on an event that is likely to occur (e.g., the passage of time) the Company presents the net proceeds from the current year and prior year dividend reinvestment plan plus the remaining balance of the $500,000 available for Special Redemption, net of current year redemptions, as redeemable common stock in its consolidated balance sheets.
The Company classifies as liabilities financial instruments that represent a mandatory obligation of the Company to redeem shares. The Company’s redeemable common shares are contingently redeemable at the option of the holder. When the Company determines it has a mandatory obligation to repurchase shares under the Share Redemption Program, it reclassifies such obligations from temporary equity to a liability based upon their respective settlement values.
Based on the amount of net proceeds raised from the sale of shares under the dividend reinvestment plan during 2017 and the $0.2 million remaining for Special Redemption, the Company has $2.6 million available for all redemptions in 2018, including shares that are redeemed in connection with a Special Redemption.
Related Party Transactions
Pursuant to the Advisory Agreement, Dealer Manager Agreement and the dealer manager agreement entered in connection with the Private Offering, the Company is or was obligated to pay the Advisor and the Dealer Manager specified fees upon the provision of certain services related to the Public Offering and the Private Offering, the investment of funds in real estate and real estate-related investments, management of the Company’s investments and for other services (including, but not limited to, the disposition of investments). The Company is or was also obligated to reimburse the Advisor and Dealer Manager for organization and offering costs incurred by the Advisor and the Dealer Manager on behalf of the Company, and the Company is obligated to reimburse the Advisor for acquisition and origination expenses and certain operating expenses incurred on behalf of the Company or incurred in connection with providing services to the Company. In addition, the Advisor is entitled to certain other fees, including an incentive fee upon achieving certain performance goals, as detailed in the Advisory Agreement. See note 11, “Related Party Transactions.”
The Company records all related party fees as incurred, subject to any limitations described in the Advisory Agreement. The Company had not incurred any subordinated participation in net cash flows or subordinated incentive fees payable to the Advisor through December 31, 2017.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2017

Selling Commissions, Dealer Manager Fees and Stockholder Servicing Fee
Prior to February 17, 2016, the Company paid the Dealer Manager up to 6.5% of the price per share of Class A common stock sold in the Private Offering and the Public Offering as a selling commission. The Dealer Manager reallowed 100% of commissions earned to participating broker-dealers. No sales commissions were paid on shares sold through the dividend reinvestment plan.  The Company paid the Dealer Manager up to 3.0% of the price per share of Class A common stock sold in the Private Offering and the Public Offering as a dealer manager fee. No dealer manager fee was payable on shares sold under the dividend reinvestment plan. From its dealer manager fee, the Dealer Manager reallowed to any participating broker-dealer up to 1.0% of the price per share of Class A common stock sold in the Private Offering and the Public Offering attributable to that participating broker-dealer as a marketing fee and in special cases the dealer manager could increase the reallowance. A reduced dealer manager fee was payable with respect to certain volume discount sales.
As of February 17, 2016, the Company pays selling commissions to the Dealer Manager in amounts up to 6.5% of the price per share of Class A common stock sold and up to 3.0% of the price per share of Class T common stock sold. Additionally, the Company pays dealer manager fees to the Dealer Manager in an amount up to 2.0% of the price per share of Class A and Class T common stock sold. The Dealer Manager reallows all selling commissions to participating broker dealers and may generally reallow (from its dealer manager fee) to any participating broker dealer up to 1.0% of the gross proceeds from the primary portion of the Public Offering attributable to that participating broker dealer as a marketing fee; in select cases up to 1.5% of the gross proceeds from the primary portion of the Public Offering may be reallowed. No selling commissions or dealer manager fees are payable on shares of common stock sold under the dividend reinvestment plan.
The Dealer Manager also receives an annual stockholder servicing fee of 1.0% of the purchase price per share (ignoring any discounts that may be available to certain categories of purchasers) of Class T common stock sold in the primary portion of the Public Offering solely to the extent there is a broker dealer of record with respect to such Class T share that has entered a currently effective selected dealer agreement or servicing agreement that provides for the payment to such broker dealer of the stockholder servicing fee with respect to such Class T share, and such broker dealer of record is in compliance with the applicable terms of such selected dealer agreement or servicing agreement related to such payment. To the extent payable, the stockholder servicing fee accrues daily and is paid monthly in arrears, and the Dealer Manager reallows 100% of the stockholder servicing fee to such broker dealer of record for services provided to Class T stockholders after the initial sale of the Class T share.
The Company records the stockholder servicing fee as a reduction to additional paid-in capital and the related liability in an amount equal to the estimated stockholder servicing fee payable in relation to the Class T share on the date the share is issued. For each share of Class T common stock in the Primary Offering, the maximum stockholder servicing fee equals 4% of the purchase price per share (ignoring any discounts in purchase price that may be available to certain categories of purchasers). The liability is reduced over time, as the fees are paid to the Dealer Manager, or adjusted if the fees are no longer payable as a result of the occurrence of any of the following events: (i) the date at which aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the Primary Offering in which the Class T share was sold, as calculated by the Company with the assistance of the Dealer Manager after the termination of the Primary Offering in which the Class T share was sold, (ii) a listing of the Company’s common stock on a national securities exchange, (iii) a merger or other extraordinary transaction, and (iv) the date the Class T share associated with the stockholder servicing fee is no longer outstanding such as upon its redemption or the Company’s dissolution.
Acquisition and Origination Fees
The Company pays the Advisor acquisition and origination fees equal to a percentage of the cost of investments acquired or originated by the Company, or the amount to be funded by the Company to acquire or originate loans, including acquisition and origination expenses and any debt attributable to such investments plus significant capital expenditures related to the development, construction or improvement of the investment budgeted as of the date of acquisition. For investments acquired or originated with proceeds raised in the Private Offering or Public Offering on or prior to February 16, 2016, this percentage was 1.5%. For investments acquired or originated with proceeds raised in the Public Offering after February 16, 2016, this percentage is 2.6%.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2017

The Company reimburses the Advisor or its affiliates for customary acquisition and origination expenses (including expenses relating to potential investments that do not close), such as legal fees and expenses (including fees of independent contractor in-house counsel that are not employees of the Advisor), costs of due diligence (including, as necessary, updated appraisals, surveys and environmental site assessments), travel and communication expenses, accounting fees and expenses and other closing costs and miscellaneous expenses relating to the acquisition or origination of real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments.
Asset Management Fee
The Company pays the Advisor a monthly fee equal to the lesser of one-twelfth of (i) 1.0% of the cost of its investments and (ii) 2.0% of the sum of the cost of its investments, less any debt secured by or attributable to the investments. The cost of the real property investments is calculated as the amount paid or allocated to acquire the real property, including the cost of any subsequent development, construction or improvements to the property and including fees and expenses related thereto (but excluding acquisition fees paid or payable to the Advisor). The cost of the loans and any investments other than real property is calculated as the lesser of (x) the amount actually paid or allocated to acquire or fund the loan or other investment, including fees and expenses related thereto (but excluding acquisition fees paid or payable to the Advisor) and (y) the outstanding principal amount of such loan or other investment, including fees and expenses related to the acquisition or funding of such investment (but excluding acquisition fees paid or payable to the Advisor) as of the time of calculation. In the case of investments made through joint ventures, the asset management fee is determined based on the Company’s proportionate share of the underlying investment.
Disposition Fee
For substantial assistance in connection with the sale of investments, the Company will pay the Advisor or its affiliates a percentage of the contract sales price of each loan, debt-related security, real property or other investment sold (including residential or commercial mortgage-backed securities or collateralized debt obligations issued by a subsidiary of ours as part of a securitization transaction) as a disposition fee. For dispositions with a contract sales price less than or equal to $50 million, the disposition fee will equal 1.5% of the contract sales price. For dispositions with a contract sales price greater than $50 million, the disposition fee will equal the sum of $750,000 (which amount is 1.5% of $50 million), plus 1.0% of the amount of the contract sales price in excess of $50 million. The disposition fee is determined in a per transaction basis and is not cumulative. Disposition fees may be paid, in addition to commissions paid to non-affiliates, provided that the total commissions (including such disposition fee) paid to affiliates and non-affiliates do not exceed an amount equal to the lesser of (i) 6.0% if the aggregate contract sales price or (ii) the competitive real estate commission. The Company will not pay a disposition fee upon the maturity, prepayment or workout of a loan or other debt-related investment, provided that if the Company negotiates a discounted payoff with the borrower it will pay a disposition fee and if the Company takes ownership of a property as a result of a workout or foreclosure of a loan, it will pay a disposition fee upon the sale of such property.
Subordinated Participation in Net Cash Flows
After the Company’s common stockholders have received, together as a collective group, aggregate distributions (regardless of the source used to fund such distributions and including distributions that may constitute a return of capital for federal income tax purposes) sufficient to provide (i) a return of their gross investment amount, which is the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by the total number of shares repurchased by the Company (excluding shares received as a stock dividend which the Company subsequently repurchased) multiplied by the weighted average issue price of the shares sold in a primary offering, and (ii) a 7.0% per year cumulative, noncompounded return on such gross investment amount, the Advisor is entitled to receive 15% of the Company’s net cash flows, whether from continuing operations, net sales proceeds, net financing proceeds, or otherwise. This fee is only payable if the Company is not listed on an exchange. To the extent this fee is derived from cash flows other than net sales proceeds, this fee will count against the limit on “total operating expenses” described below.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2017

Subordinated Incentive Fee
Upon a merger or listing of the Company’s common stock on a national securities exchange, the Advisor or its affiliates will receive an incentive fee. Upon a listing this fee will equal 15% of the amount by which (i) the market value of the Company’s outstanding stock, as defined in the Advisory Agreement, plus the total of all distributions paid by the Company to stockholders from inception until the date market value is determined (regardless of the source used to fund such distributions and including distributions that may constitute a return of capital for federal income tax purposes and excluding any stock dividend) exceeds (ii) the sum of stockholders’ gross investment amount, or the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by the total number of shares repurchased by the Company (excluding shares received as a stock dividend which the Company subsequently repurchased) multiplied by the weighted average issue price of the shares sold in the primary portion of an offering, and the amount of cash flow necessary to generate a 7.0% per year cumulative, noncompounded return on stockholders’ gross investment amount from the Company’s inception through the date the market value is determined.
Upon a merger this fee will equal 15% of the amount by which (i) the merger consideration amount plus the total of all distributions paid or declared by the Company to stockholders from inception until the closing of the merger (regardless of the source used to fund such distributions and including distributions that may constitute a return of capital for federal income tax purposes and excluding any stock dividend) exceeds (ii) the sum of stockholders’ gross investment amount, or the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by the total number of shares repurchased by the Company (excluding shares received as a stock dividend which the Company subsequently repurchased) multiplied by the weighted average issue price of the shares sold in the primary portion of an offering, and the amount necessary to generate a 7.0% per year cumulative, noncompounded return on the Company's stockholders’ gross investment amount from the Company's inception through the closing of the merger.
This fee will count against the limit on “total operating expenses” described below.
Foreign Currency Translation
The Company has a participating loan facility funded in Euros which is accounted for under the equity method of accounting and recorded as an investment in unconsolidated entity in the accompanying balance sheets. The Company’s reporting currency is the U.S. dollar, however the functional currency of the unconsolidated entity is the Euro. At the end of each reporting period, before determining the Company’s share of its equity investment, the results of operations of the unconsolidated entity is translated into U.S. dollars using the average currency rates of exchange in effect during the period, and the assets and the liabilities of the unconsolidated entity are translated using the currency exchange rate in effect at the end of the period. The resulting foreign currency translation adjustment is recorded as other comprehensive income (loss) on the accompanying consolidated statements of comprehensive income (loss) and consolidated statements of equity.
Income Taxes
The Company elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended with its taxable year ended December 31, 2014. To continue to qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the Company’s annual REIT taxable income to its stockholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, the Company generally will not be subject to federal income tax to the extent it distributes qualifying dividends to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost unless the Internal Revenue Service grants the Company relief under certain statutory provisions. Such an event could materially and adversely affect the Company’s net income and net cash available for distribution to stockholders. However, the Company intends to organize and operate in such a manner as to qualify for treatment as a REIT.
The Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements. Neither the Company nor its subsidiaries have been assessed interest or penalties by any major tax jurisdictions. The Company’s evaluations were performed for all open tax years through December 31, 2017. As of December 31, 2017, returns for the calendar year 2013 through 2016 remain subject to examination by major tax jurisdictions.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2017

The Company’s hotel properties are leased to wholly-owned taxable REIT subsidiaries, which in turn contracts with an independent hotel management company that manages the day-to-day operations of the Company’s hotels.  Lease revenue generated from the taxable REIT subsidiary is eliminated in consolidation. During the year ended December 31, 2017, the Company’s taxable REIT subsidiaries incurred net taxable income, resulting in $48,000 of estimated income tax expense on the accompanying consolidated statements of operations. During the year ended December 31, 2016, the Company’s taxable REIT subsidiaries incurred net taxable loss, resulting in $0.2 million of estimated income tax benefit on the accompanying consolidated statements of operations. During the year ended December 31, 2015, the Company’s taxable REIT subsidiaries incurred net taxable income, resulting in $0.2 million of estimated income tax expense on the accompanying consolidated statements of operations.
Segments
The Company has invested in opportunistic real estate investments and originated a loan secured by a non-stabilized real estate asset. In general, the Company intends to hold its investments in opportunistic real estate and other real estate-related assets for capital appreciation. Traditional performance metrics of opportunistic real estate and other real estate-related assets may not be meaningful as these investments are generally non-stabilized and do not provide a consistent stream of interest income or rental revenue. These investments exhibit similar long-term financial performance and have similar economic characteristics. These investments typically involve a higher degree of risk and do not provide a constant stream of ongoing cash flows. As a result, the Company’s management views opportunistic real estate and other real estate-related assets as similar investments. Substantially all of its revenue and net income (loss) is from opportunistic real estate and other real estate-related assets, and therefore, the Company currently aggregates its operating segments into one reportable business segment. In addition, the Company has invested in a participating loan facility secured by a portfolio of light industrial properties located in Europe. However, based on the Company's investment portfolio and future investment focus, the Company does not believe that its investment in the European asset is a reportable segment.
Per Share Data
Basic net income (loss) per share of common stock is calculated by dividing net income (loss) attributable to common stockholders by the weighted-average number of shares of common stock issued and outstanding for each class of share outstanding during such period. Diluted net income (loss) per share of common stock equals basic net income (loss) per share of common stock as there were no potentially dilutive securities outstanding during the years ended December 31, 2017, 2016 and 2015. For the purpose of determining the weighted average number of shares outstanding, stock dividends issued are adjusted retroactively and treated as if they were issued and outstanding for all periods presented.
Commencing March 2015, the Company’s board of directors has declared and issued stock dividends on shares of the Company’s common stock through December 31, 2017 as follows:

Year Ended December 31,	Amount Declared per Share Outstanding (1)	Total Shares Issued
2015	0.100000 shares	765,604
2016	0.035003 shares	513,723
2017	0.020004 shares	493,463
_____________________
(1) Amount declared per share outstanding includes one-time stock dividends, quarterly dividends and monthly dividends and assumes each share was issued and outstanding for the entire periods presented. Stock dividends are issued in the same class of shares as the shares for which such stockholder received the stock dividend.
Until the Company established a NAV per share of common stock on June 6, 2017, for the purpose of calculating the dollar amount of the Class A and Class T stock dividends issued, the Company used the Class A and Class T primary offering price at the time of issuance.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2017

Cash distributions declared per share of Class A common stock were $0.191, $0.202 and $0.120 for the years ending December 31, 2017, 2016 and 2015, respectively. Cash distributions declared per share of Class T common stock were $0.098 and $0.123 for the years ending December 31, 2017 and 2016. The declared rate of cash distributions for Class T Shares is different than the rate declared for the Class A Shares by an amount equivalent to any applicable daily stockholder servicing fees. Distributions declared per share of Class A common stock assumes each share was issued and outstanding each day that was a record date during the years ending December 31, 2017, 2016 and 2015. Distributions declared per share of Class T common stock assumes each share was issued and outstanding each day that was a record date from March 2, 2016 through December 31, 2017. Each day during the period from March 1, 2016 through December 31, 2017 was a record date for distributions. Distributions for March 1, 2016 through March 31, 2016 were calculated based on stockholders of record each day during the period at a rate of $0.00026202 per share per day; April 1, 2016 through December 31, 2016 were calculated based on stockholders of record each day during the period at a rate of $0.00052404 per share per day; and January 1, 2017 through December 31, 2017 were calculated based on stockholders of record each day during the period at a rate of $0.00052548 per share per day, all of which were reduced by the applicable daily stockholder servicing fees accrued for and allocable to any class of common stock, divided by the number of shares of common stock of such class outstanding as of the close of business on each respective record date. On September 27, 2016, the Company’s board of directors declared a one-time cash distribution in the amount of $0.05 per share on the outstanding shares of all classes of common stock to stockholders of record as of the close of business on September 27, 2016. On December 10, 2015, the Company’s board of directors also declared a cash distribution in the amount of $0.12 per share of Class A common stock to stockholders of record as of the close of business on December 16, 2015. The Company paid this distribution on December 18, 2015.
In accordance with FASB ASC Topic 260-10-45, Earnings Per Share, the Company uses the two-class method to calculate earnings per share. Basic earnings per share is calculated based on dividends declared (“distributed earnings”) and the rights of common shares and participating securities in any undistributed earnings, which represents net income remaining after deduction of dividends declared during the period. The undistributed earnings are allocated to all outstanding common shares based on the relative percentage of each class of shares to the total number of outstanding shares. The Company does not have any participating securities outstanding other than Class A Common Stock and Class T Common stock during the periods presented.

	Years Ended December 31,
	2017	2016	2015

Net loss attributable to common stockholders	(3,272)	(6,490)	(2,056)
Less: Class A Common Stock cash distributions declared	2,991	2,582	1,027
Less: Class T Common Stock cash distributions declared	929	377	—
Undistributed net loss attributable to common stockholders	$(7,192)	$(9,449)	$(3,083)

Class A Common Stock:
Undistributed net loss attributable to common stockholders	(4,474)	(8,072)	(2,949)
Class A Common Stock cash distributions declared	2,991	2,582	1,027
Net loss attributable to common stockholders	$(1,483)	$(5,490)	$(1,922)
Net loss per common share, basic and diluted	$(0.09)	$(0.43)	$(0.26)
Weighted-average number of common shares outstanding, basic and diluted	15,830,559	12,892,471	7,288,276

Class T Common Stock:
Undistributed net loss attributable to common stockholders	$(2,718)	$(1,377)	$(134)
Class T Common Stock cash distributions declared	929	377	—
Net loss attributable to common stockholders	$(1,789)	$(1,000)	$(134)
Net loss per common share, basic and diluted	$(0.19)	$(0.45)	$(0.40)
Weighted-average number of common shares outstanding, basic and diluted	9,619,391	2,199,502	331,396

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2017

Square Footage, Occupancy and Other Measures
Square footage, occupancy, average revenue per available room, average daily rate and other measures including annualized base rents and annualized base rents per square foot used to describe real estate and real-estate related investments included in these Notes to Consolidated Financial Statements are presented on an unaudited basis.
Recently Issued Accounting Standards Updates
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU No. 2014-09”). ASU No. 2014-09 requires an entity to recognize the revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services.  In addition, the standard provided guidance for recognizing gains and losses from the transfer of nonfinancial assets in contracts with noncustomers upon transfer of control. ASU No. 2014-09 supersedes the revenue requirements in Revenue Recognition (Topic 605) and most industry-specific guidance throughout the Industry Topics of the Codification.  ASU No. 2014-09 does not apply to lease contracts within the scope of Leases (Topic 840). ASU No. 2014-09 was to be effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, and is to be applied retrospectively, with early application not permitted.  In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date (“ASU No. 2015-14”), which deferred the effective date of ASU No. 2014-09 by one year. Early adoption is permitted but not before the original effective date. The Company elected to adopt the standard using the modified retrospective approach, which requires a cumulative effect adjustment as of the date of the Company’s adoption, January 1, 2018. Under the modified retrospective approach, an entity may also elect to apply this standard to either (i) all contracts as of January 1, 2018 or (ii) only to contracts that are not completed as of January 1, 2018. A completed contract is a contract for which all (or substantially all) of the revenue was recognized under legacy GAAP that was in effect before the date of initial application. The Company elected to apply this standard only to contracts that are not completed as of January 1, 2018.
The primary source of revenue for the Company's office and apartment properties is generated through leasing arrangements, which are excluded from this standard.
Based on the Company’s evaluation of contracts within the scope of ASU No. 2014-09, revenue that may be impacted by the new standard include other operating income and tenant reimbursements for substantial services earned at its properties and hotel revenues.
Based on the Company’s evaluation of its contracts in scope of ASU No. 2014-09, the adoption of the new revenue recognition standard is not expected to have a material impact to the Company’s financial statements on January 1, 2018.
In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU No. 2016-01”).  The amendments in ASU No. 2016-01 address certain aspects of recognition, measurement, presentation and disclosure of financial instruments.  ASU No. 2016-01 primarily affects accounting for equity investments and financial liabilities where the fair value option has been elected.  ASU No. 2016-01 also requires entities to present financial assets and financial liabilities separately, grouped by measurement category and form of financial asset in the balance sheet or in the accompanying notes to the financial statements.  ASU No. 2016-01 is effective for annual periods beginning after December 15, 2017, including interim periods within those fiscal years.  Early application of certain provisions of the standard is permitted for financial statements that have not been previously issued.  The Company does not expect the adoption of ASU No. 2016-01 to have a significant impact on its financial statements.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2017

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU No. 2016-02”). The amendments in ASU No. 2016-02 change the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. The standard requires lessors to identify lease and non-lease components under their leasing arrangements and allocate the total consideration in the lease agreement to these lease and non-lease components based on their relative standalone selling prices. Non-lease components will be subject to the new revenue recognition standard upon the Company’s adoption of the new leasing standard on January 1, 2019. ASU No. 2016-02 is effective for annual periods beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption of ASU No. 2016-02 as of its issuance is permitted. The new leases standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. In January 2018, the FASB issued a proposed amendment to the leases ASU, which would add a transition option to the new leases standard that would allow entities to apply the transition provisions of the new standard at its adoption date instead of the earliest comparative periods presented in its financial statements. The FASB also proposed a practical expedient that would permit lessors to not separate lease and non-lease components if certain conditions are met. The Company is currently evaluating the impact of adopting the new leases standard on its consolidated financial statements and if adopted by the FASB, applying the transition option and electing the practical expedient of the proposed amendment.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses of Financial Instruments (“ASU No. 2016-13”).  ASU No. 2016-13 affects entities holding financial assets and net investments in leases that are not accounted for at fair value through net income.  The amendments in ASU No. 2016-13 require a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected.  The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset(s) to present the net carrying value at the amount expected to be collected on the financial asset.  ASU No. 2016-13 also amends the impairment model for available-for-sale securities.  An entity will recognize an allowance for credit losses on available-for-sale debt securities as a contra-account to the amortized cost basis rather than as a direct reduction of the amortized cost basis of the investment, as is currently required.   ASU No. 2016-13 also requires new disclosures.  For financial assets measured at amortized cost, an entity will be required to disclose information about how it developed its allowance for credit losses, including changes in the factors that influenced management’s estimate of expected credit losses and the reasons for those changes.  For financing receivables and net investments in leases measured at amortized cost, an entity will be required to further disaggregate the information it currently discloses about the credit quality of these assets by year of the asset’s origination for as many as five annual periods. For available for sale securities, an entity will be required to provide a roll-forward of the allowance for credit losses and an aging analysis for securities that are past due.  ASU No. 2016-13 is effective for annual periods beginning after December 15, 2019, including interim periods within those fiscal years.  Early adoption is permitted for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years.  The Company is still evaluating the impact of adopting ASU No. 2016-13 on its financial statements, but does not expect the adoption of ASU No. 2016-13 to have a material impact on its financial statements.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2017

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (“ASU No. 2016-15”).  ASU No. 2016-15 is intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows.  The amendments in ASU No. 2016-15 provide guidance on eight specific cash flow issues, including the following that are or may be relevant to the Company: (a) Cash payments for debt prepayment or debt extinguishment costs should be classified as cash outflows for financing activities; (b) Cash payments relating to contingent consideration made soon after an acquisition’s consummation date (i.e., approximately three months or less) should be classified as cash outflows for investing activities. Payments made thereafter should be classified as cash outflows for financing activities up to the amount of the original contingent consideration liability. Payments made in excess of the amount of the original contingent consideration liability should be classified as cash outflows for operating activities; (c) Cash payments received from the settlement of insurance claims should be classified on the basis of the nature of the loss (or each component loss, if an entity receives a lump-sum settlement); and (d) Relating to distributions received from equity method investments, ASU No. 2016-15 provides an accounting policy election for classifying distributions received from equity method investments. Such amounts can be classified using a (1) cumulative earnings approach, or (2) nature of distribution approach. Under the cumulative earnings approach, an investor would compare the distributions received to its cumulative equity method earnings since inception.  Any distributions received up to the amount of cumulative equity earnings would be considered a return on investment and classified in operating activities. Any excess distributions would be considered a return of investment and classified in investing activities. Alternatively, an investor can choose to classify the distributions based on the nature of activities of the investee that generated the distribution. If the necessary information is subsequently not available for an investee to determine the nature of the activities, the entity should use the cumulative earnings approach for that investee and report a change in accounting principle on a retrospective basis; (e) In the absence of specific guidance, an entity should classify each separately identifiable cash source and use on the basis of the nature of the underlying cash flows. For cash flows with aspects of more than one class that cannot be separated, the classification should be based on the activity that is likely to be the predominant source or use of cash flow.  ASU No. 2016-15 is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years.  Early adoption is permitted, including adoption in an interim period.  The Company is still evaluating the impact of adopting ASU No. 2016-15 on its financial statements, but does not expect the adoption of ASU No. 2016-15 to have a material impact on its financial statements.
In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU No. 2016-18”). ASU No. 2016-18 requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, restricted cash and restricted cash equivalents.  Therefore, amounts generally described as restricted cash should be included with cash and cash equivalents when reconciling the beginning of period and end of period total amounts shown on the statement of cash flows.  ASU No. 2016-18 is effective for annual periods beginning after December 15, 2017, including interim periods within those fiscal years. The Company elected to early adopt ASU No. 2016-18 for the reporting period ending December 31, 2016 and was applied retrospectively. As a result of adoption of ASU No. 2016-18, the Company no longer presents the changes within restricted cash in the consolidated statements of cash flows.
In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU No. 2017-01”) to add guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses.  ASU No. 2017-01 provides a screen to determine when an integrated set of assets and activities (collectively referred to as a “set”) is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business.  If the screen is not met, ASU No. 2017-01 (1) requires that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output and (2) remove the evaluation of whether a market participant could replace missing elements.  ASU No. 2017-01 provides a framework to assist entities in evaluating whether both an input and a substantive process are present. The framework includes two sets of criteria to consider that depend on whether a set has outputs.  Although outputs are not required for a set to be a business, outputs generally are a key element of a business; therefore, the FASB has developed more stringent criteria for sets without outputs.  ASU No. 2017-01 is effective for annual periods beginning after December 15, 2017, including interim periods within those fiscal years.  Early adoption is permitted.  The amendments can be applied to transactions occurring before the guidance was issued (January 5, 2017) as long as the applicable financial statements have not been issued.  The Company elected to early adopt ASU No. 2017-01 for the reporting period beginning January 1, 2017. As a result of adoption of ASU No. 2017-01, the Company’s acquisitions of investment properties beginning January 1, 2017 could qualify as asset acquisitions (as opposed to business combinations).  Transaction costs associated with asset acquisitions are capitalized, while transaction costs associated with business combinations will continue to be expensed as incurred.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2017

3.	RECENT ACQUISITIONS OF REAL ESTATE
During the year ended December 31, 2017, the Company acquired the following properties (in thousands):

						Intangibles
Property Name	City	State	Acquisition Date	Land	Building and Improvements	Tenant Origination and Absorption Costs	Above-Market Lease Assets	Below-Market Lease Liabilities	Capital Lease Obligation	Property Tax Abatement	Total Purchase Price
Oakland City Center	Oakland	CA	08/18/2017	$22,150	$136,544	$11,951	$—	$(11,872)	$—	$—	$158,773
Grace Court	Phoenix	AZ	10/03/2017	10,540	19,884	2,800	72	—	(1,863)	2,940	34,373
				$32,690	$156,428	$14,751	$72	$(11,872)	$(1,863)	$2,940	$193,146
The intangible assets and liabilities acquired in connection with these acquisitions have weighted-average amortization periods as of the date of acquisition as follows (in years):

	Tenant Origination and Absorption Costs	Above-Market Lease Assets	Below-Market Lease Liabilities	Property Tax Abatement
Oakland City Center	4.8	—	4.7	—
Grace Court	6.7	5.8	—	5.9
The Company recorded these acquisitions as asset acquisitions. Included in the total purchase price above for Oakland City Center and Grace Court was $6.5 million of capitalized acquisition costs.

4.	REAL ESTATE
As of December 31, 2017, the Company’s real estate portfolio was composed of two hotel properties, four office properties and one apartment building. In addition, the Company has entered into a joint venture to develop one retail property, which is currently under construction. The following table summarizes the Company’s real estate as of December 31, 2017 and 2016, respectively (in thousands):

	December 31, 2017	December 31, 2016
Land	$104,138	$71,448
Buildings and improvements	362,210	196,050
Construction in progress	63,732	50,452
Tenant origination and absorption costs	19,006	6,226
Total real estate, cost	549,086	324,176
Accumulated depreciation and amortization	(18,646)	(6,853)
Total real estate, net	$530,440	$317,323

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2017

The following table provides summary information regarding the Company’s real estate as of December 31, 2017 (in thousands):

Property	Date Acquired	City	State	Property Type	Land	Building and Improvements (1)	Tenant Origination and Absorption	Total Real Estate, at Cost	Accumulated Depreciation and Amortization	Total Real Estate, Net	Ownership %
Springmaid Beach Resort	12/30/2014	Myrtle Beach	SC	Hotel	$27,438	$31,744	$—	$59,182	$(4,323)	$54,859	90.0%
Q&C Hotel	12/17/2015	New Orleans	LA	Hotel	1,232	52,921	—	54,153	(3,850)	50,303	90.0%
2200 Paseo Verde	12/23/2015	Henderson	NV	Office	1,850	11,647	604	14,101	(1,112)	12,989	100.0%
Lincoln Court	05/20/2016	Campbell	CA	Office	14,706	33,828	3,845	52,379	(3,725)	48,654	100.0%
Lofts at NoHo Commons	11/16/2016	North Hollywood	CA	Apartment	26,222	75,504	—	101,726	(2,120)	99,606	90.0%
210 West 31st Street (2)	12/01/2016	New York	NY	Retail	—	63,732	—	63,732	—	63,732	80.0%
Oakland City Center	08/18/2017	Oakland	CA	Office	22,150	136,676	11,757	170,583	(3,154)	167,429	100.0%
Grace Court (3)	10/03/2017	Phoenix	AZ	Office	10,540	19,890	2,800	33,230	(362)	32,868	90.0%
					$104,138	$425,942	$19,006	$549,086	$(18,646)	$530,440
_____________________
(1) Building and improvements includes construction in progress.
(2) The Company acquired the rights to a leasehold interest with respect to this property. The leasehold interest expires January 31, 2114. As of December 31, 2017, the capital lease had a carrying value of $7.2 million included in construction in progress.
(2) The Company acquired the rights to leasehold interests with respect to this property.
Hotel Properties
As of December 31, 2017, the Company owned two hotel properties. The following table provides detailed information regarding the Company's hotel revenues and expenses for the years ended December 31, 2017, 2016 and 2015 (in thousands):

	For the Years Ended December 31,
	2017	2016	2015
Hotel revenues:
Room	$17,216	$18,208	$11,130
Food, beverage and convention services	3,761	3,164	2,413
Campground	1,127	1,081	1,031
Other (1)	6,890	2,354	2,028
Hotel revenues	$28,994	$24,807	$16,602

Hotel expenses:
Room	$4,759	$4,782	$2,693
Food, beverage and convention services	3,179	2,905	1,880
General and administrative	2,357	2,297	1,412
Sales and marketing	2,642	1,768	896
Repairs and maintenance	1,815	1,765	1,453
Utilities	1,033	974	854
Property taxes and insurance	1,799	1,435	990
Other	1,603	1,666	1,416
Hotel expenses	$19,187	$17,592	$11,594
_____________________
(1) Hotel revenues - other includes $5.8 million of business interruption insurance recovery for the year ended December 31, 2017.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2017

Springmaid Beach Resort
Springmaid Beach Resort sustained significant damage from Hurricane Matthew in October 2016, which resulted in a number of rooms being offline during the year ended December 31, 2017. As of December 31, 2017, no rooms remain out of service. The pier was destroyed and certain restaurants and stores have been closed. The Company’s insurance policy provides coverage for property damage and business interruption subject to a deductible of up to 3% of replacement cost per incident. Based on management’s estimates, the Company recognized an estimated aggregate loss for the damaged assets' net book value of $3.7 million during the year ended December 31, 2016, which was reduced by $3.7 million of estimated insurance recovery since the Company determined that it was probable of receipt. While the Company's insurance recovery is subject to a deductible, the Company did not recognize a loss as the estimated insurance recovery based on fair value (or replacement cost) exceeds the net book value of the damaged assets plus the deductible amount, which is estimated to be approximately $2.5 million.
As of December 31, 2016, the Company had received $2.0 million of insurance proceeds for property damages and recorded a receivable of $6.2 million for estimated insurance recoveries as prepaid expenses and other assets on the accompanying consolidated balance sheets for the related damages mentioned above. In September 2017, the Company reached a final settlement with the insurance company and during the year ended December 31, 2017, the Company received an aggregate of $8.2 million for the property damages sustained as a result of Hurricane Matthew. Also during the year ended December 31, 2017, the Company received $5.8 million of business interruption insurance recovery which is included in hotel revenues on the accompanying consolidated statements of operations. During the years ended December 31, 2017 and 2016, the Company recorded $1.6 million and $1.4 million of gain for casualty-related income, net, respectively, on the accompanying consolidated statements of operations.
To the extent that insurance proceeds ultimately exceeded the difference between replacement cost and net book value of the impaired assets, the post-hurricane costs incurred, and/or business interruption losses recognized, the excess was reflected as income in the period those amounts were received or when receipt was deemed probable to occur.
Office Properties
As of December 31, 2017, the Company owned four office properties encompassing in the aggregate 862,266 rentable square feet which were 74% occupied. The following table provides detailed information regarding the Company's office revenues and expenses for the years ended December 31, 2017, 2016 and 2015 (in thousands):

	For the Years Ended December 31,
	2017	2016	2015
Office revenues:
Rental income	$14,332	$4,985	$32
Tenant reimbursements and other income	1,275	239	1
Office revenues	$15,607	$5,224	$33

Office expenses:
Operating, maintenance, and management	$3,636	$879	$5
Real estate taxes and insurance	1,736	499	2
Office expenses	$5,372	$1,378	$7

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2017

Operating Leases
The Company’s office properties are leased to tenants under operating leases for which the terms and expirations vary. As of December 31, 2017, the leases had remaining terms, excluding options to extend, of up to 10.7 years with a weighted-average remaining term of 4.0 years. Some of the leases may have provisions to extend the term of the lease, options for early termination for all or a part of the leased premises after paying a specified penalty, rights of first refusal to purchase the property at competitive market rates and other terms and conditions as negotiated. The Company retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. Generally, upon the execution of a lease, the Company requires a security deposit from the tenant in the form of a cash deposit and/or a letter of credit. The amount required as a security deposit varies depending upon the terms of the respective lease and the creditworthiness of the tenant, but generally is not a significant amount. Therefore, exposure to credit risk exists to the extent that a receivable from a tenant exceeds the amount of its security deposit. Security deposits received in cash related to office tenant leases are included in other liabilities in the accompanying consolidated balance sheets and totaled $1.1 million and $0.7 million as of December 31, 2017 and 2016, respectively.
As of December 31, 2017, the future minimum rental income from the Company’s office properties under its non-cancelable operating leases was as follows (in thousands):

2018	$20,693
2019	19,431
2020	16,126
2021	13,332
2022	10,227
Thereafter	17,838
$97,647
As of December 31, 2017, the Company’s commercial real estate properties were leased to approximately 100 tenants over a diverse range of industries and geographic areas. As of December 31, 2017, the highest tenant industry concentrations (greater than 10% of annualized base rent) in the Company's portfolio were as follows:

Industry	Number of Tenants	Annualized Base Rent (1) (in thousands)	Percentage of Annualized Base Rent
Legal Services	11	$3,482	14.8%
Public Administration (Government)	6	3,168	13.4%
Professional, Scientific and Legal	13	3,019	12.8%
Other Services	11	2,751	11.7%
		$12,420	52.7%
_____________________
(1) Annualized base rent represents annualized contractual base rental income as of December 31, 2017, adjusted to straight-line any contractual tenant concessions (including free rent), rent increases and rent decreases from the lease’s inception through the balance of the lease term.
No other tenant industries accounted for more than 10% of annualized base rent. No material tenant credit issues have been identified at this time.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2017

Apartment Property
As of December 31, 2017, the Company owned one apartment property with 292 units which was 85% occupied. The following table provides detailed information regarding the Company's apartment revenues and expenses for the years ended December 31, 2017 and 2016 (in thousands):

	For the Years Ended December 31,
	2017	2016
Apartment revenues:
Rental income	$6,515	$853
Tenant reimbursements and other income	465	37
Apartment revenues	$6,980	$890

Apartment expenses:
Operating, maintenance, and management	$2,278	$174
Real estate taxes and insurance	1,346	179
Apartment expenses	$3,624	$353
Geographic Concentration Risk
As of December 31, 2017, the Company’s real estate investments in California and New York represented 54.2% and 10.9%, respectively, of the Company’s total assets. As a result, the geographic concentration of the Company’s portfolio makes it particularly susceptible to adverse economic developments in the California and New York real estate markets. Any adverse economic or real estate developments in these markets, such as business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics and other factors, or any decrease in demand for office space resulting from the local business climate, could adversely affect the Company’s operating results and its ability to make distributions to stockholders.

5.	TENANT ORIGINATION AND ABSORPTION COSTS, ABOVE-MARKET LEASE ASSETS AND BELOW-MARKET LEASE LIABILITIES
As of December 31, 2017 and 2016, the Company’s tenant origination and absorption costs, above-market lease assets and below-market lease liabilities (excluding fully amortized assets and liabilities and accumulated amortization) were as follows (in thousands):

	Tenant Origination and Absorption Costs		Above-Market Lease Assets		Below-Market Lease Liabilities
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Cost	$19,006	$6,226	$99	$27	$(12,869)	$(1,445)
Accumulated Amortization	(3,473)	(1,278)	(16)	(6)	2,086	496
Net Amount	$15,533	$4,948	$83	$21	$(10,783)	$(949)
Increases (decreases) in net income as a result of amortization of the Company’s tenant origination and absorption costs, above-market lease assets and below-market lease liabilities for the years ended December 31, 2017, 2016 and 2015 are as follows (in thousands):

	Tenant Origination and Absorption Costs			Above-Market Lease Assets			Below-Market Lease Liabilities
	For the Years Ended December 31,			For the Years Ended December 31,			For the Years Ended December 31,
	2017	2016	2015	2017	2016	2015	2017	2016	2015
Amortization	$(3,892)	$(1,611)	$(11)	$(10)	$(16)	$(1)	$2,038	$496	$—

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2017

The remaining unamortized balance for these outstanding intangible assets and liabilities as of December 31, 2017 will be amortized for the years ending December 31 as follows (in thousands):

	Tenant Origination and Absorption Costs	Above-Market Lease Assets	Below-Market Lease Liabilities
2018	$(4,512)	$(19)	$3,435
2019	(3,506)	(18)	2,671
2020	(2,565)	(15)	1,750
2021	(1,815)	(12)	973
2022	(1,181)	(12)	744
Thereafter	(1,954)	(7)	1,210
	$(15,533)	$(83)	$10,783
Weighted-Average Remaining Amortization Period	4.8 years	5.1 years	4.5 years
As of December 31, 2017 and 2016, the Company had recorded a housing subsidy intangible asset, net of amortization, which is included in prepaid expenses and other assets in the accompanying balance sheets, of $2.4 million and $2.5 million, respectively, which is amortized on a straight line basis over 31.8 years. During the years ended December 31, 2017 and 2016, the Company recorded amortization expense of $0.1 million and $10,000, respectively, related to the housing subsidy intangible asset.
Additionally, as of December 31, 2017, the Company had recorded a property tax abatement intangible asset, net of amortization, which is included in prepaid expenses and other assets in the accompanying balance sheets, of $2.8 million, which is amortized on a straight line basis over a range of 0.7 to 6.6 years. During the year ended December 31, 2017, the Company recorded amortization expense of $0.1 million related to the property tax abatement intangible asset.

6.	REAL ESTATE LOAN RECEIVABLE
As of December 31, 2017, the Company had originated one real estate loan receivable as follows (in thousands):

Loan Name Location of Related Property or Collateral	Date Originated	Property Type	Loan Type	Outstanding Principal Balance as of December 31, 2017	Book Value as of December 31, 2017	Book Value as of December 31, 2016 (1)	Contractual Interest Rate (2)	Annualized Effective Interest Rate (2)	Maturity Date (3)
655 Summer Street First Mortgage
Boston, Massachusetts	09/04/2014	Office	Mortgage	$3,500	$3,500	$3,442	9.25%	11.68%	01/01/2018
_____________________
(1) Book value of the real estate loan receivable represents outstanding principal balance adjusted for unamortized origination fees and direct origination and acquisition costs.
(2) Contractual interest rate is the stated interest rate on the face of the loan. Annualized effective interest rate is calculated as the actual interest income recognized in 2017, using the interest method annualized (if applicable) and divided by the average amortized cost basis of the investment. The annualized effective interest rate and contractual interest rate presented are as of December 31, 2017.
(3) On January 12, 2018, the real estate loan receivable was repaid in full.
The following summarizes the activity related to the real estate loan receivable for the year ended December 31, 2017 (in thousands):

Real estate loan receivable - December 31, 2016	$3,442
Amortization of closing costs and origination fees on real estate loan receivable	58
Real estate loan receivable - December 31, 2017	$3,500

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2017

For the years ended December 31, 2017, 2016 and 2015, interest income from the real estate loan receivable consisted of the following (in thousands):

	For the Years Ended December 31,
	2017	2016	2015
Contractual interest income	$329	$329	$328
Amortization of closing costs and origination fees, net	58	70	62
Interest income from real estate loan receivable	$387	$399	$390

7.	INVESTMENT IN UNCONSOLIDATED ENTITY
On June 28, 2016, the Company originated a participating loan facility in an amount up to €2.6 million ($2.9 million at closing). The Company funded approximately €2.1 million ($2.3 million at closing). The proceeds were used by STAM to fund a 5% general partner interest in a joint venture acquiring a portfolio of light industrial properties located throughout France. The total acquisition cost of the portfolio was approximately €95.5 million ($105.6 million at closing). Under the terms of the participating loan facility, the Company participates in the expected residual profits of the portfolio and the terms are structured in a manner such that the risks and rewards of the arrangement are similar to those associated with an investment in a real estate joint venture. Accordingly, the participating loan facility is accounted for under the equity method of accounting. In addition to the amount funded at closing, the Company also capitalized an additional $0.2 million of acquisition costs and fees. During the years ended December 31, 2017 and 2016, the Company recognized $0.1 million and $0.1 million, respectively, of income with respect to this investment.

8.	NOTES PAYABLE
As of December 31, 2017 and 2016, the Company’s notes payable consisted of the following (in thousands):

	Book Value as of December 31, 2017	Book Value as of December 31, 2016	Contractual Interest Rate (1)	Effective Interest Rate (1)	Payment Type	Maturity Date
Springmaid Beach Resort Mortgage Loan	$38,000	$38,000	One-month LIBOR + 3.00%	4.36%	Interest Only	12/30/2017 (2)
Q&C Hotel Mortgage Loan	28,330	28,330	One-month LIBOR + 3.25%	4.61%	Interest Only (3)	12/17/2018
2200 Paseo Verde Mortgage Loan (4)	7,947	7,430	One-month LIBOR + 2.25%	3.61%	Interest Only (4)	07/01/2020
Lincoln Court Mortgage Loan	33,500	33,500	One-month LIBOR + 1.75%	3.32%	Interest Only	06/01/2020
Lofts at NoHo Commons Mortgage Loan	72,100	72,100	One-month LIBOR + 2.66%	4.03%	Interest Only	12/01/2019
210 West 31st Street Mortgage Loan (5)	35,763	32,650	One-month LIBOR + 5.50%	6.86%	Interest Only	12/01/2019
Oakland City Center Mortgage Loan (6)	94,500	—	One-month LIBOR + 1.75%	3.11%	Interest Only (6)	09/01/2022
Grace Court Mortgage Loan (7)	21,895	—	One-month LIBOR + 4.05% (6)	5.53%	Interest Only	10/09/2020
Total notes payable principal outstanding	332,035	212,010
Deferred financing costs, net	(3,684)	(3,429)
Total notes payable, net	$328,351	$208,581

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2017

_____________________
(1) Contractual interest rate represents the interest rate in effect under the loan as of December 31, 2017. Effective interest rate is calculated as the actual interest rate in effect as of December 31, 2017 (consisting of the contractual interest rate, contractual floor rates and the effects of interest rate caps, if applicable), using interest rate indices at December 31, 2017, where applicable.
(2) Subsequent to December 31, 2017, the maturity date of the Springmaid Beach Resort Mortgage Loan was extended to December 30, 2018.
(3) Beginning February 1, 2018, monthly payments also include principal amortization payments of $55,000 per month, unless certain conditions described in the loan documents are satisfied.
(4) As of December 31, 2017, $7.9 million had been disbursed to the Company and up to $1.6 million is available for future disbursements to be used for tenant improvement costs, capital improvements costs and leasing commissions, subject to certain terms and conditions contained in the loan documents. Beginning August 1, 2019, monthly payments include principal amortization payments of $10,000 per month.
(5) As of December 31, 2017, $35.8 million had been disbursed to the Company and up to $11.3 million is available for future disbursements to be used for capital improvement costs, tenant improvement costs, leasing commissions and operating/interest shortfall, subject to certain terms and conditions contained in the loan documents.
(6) See “Recent Financing Transactions – Oakland City Center Mortgage Loan.”
(7) See “Recent Financing Transactions – Grace Court Mortgage Loan.”
During the years ended December 31, 2017, 2016 and 2015, the Company incurred $8.8 million, $3.8 million and $1.2 million, respectively, of interest expense. Included in interest expense for the years ended December 31, 2017, 2016 and 2015, was $1.6 million, $0.6 million and $0.2 million, respectively, of amortization of deferred financing costs. Interest expense incurred as a result of the Company’s interest rate cap agreement was $0.1 million, $0.1 million and $0.1 million for the years ended December 31, 2017, 2016 and 2015, respectively. Additionally, during the years ended December 31, 2017 and 2016, the Company capitalized $4.1 million and $0.4 million of interest related to its redevelopment projects at Springmaid Beach Resort and 210 West 31st Street. As of December 31, 2017 and 2016, the Company’s deferred financing costs, net of amortization, were $3.7 million and $3.4 million, respectively, and are included in notes payable, net on the accompanying consolidated balance sheets. As of December 31, 2017 and 2016, the Company’s interest payable was $1.1 million and $0.7 million, respectively.
The following is a schedule of maturities, including principal amortization payments, for all notes payable outstanding as of December 31, 2017 (in thousands):

2018	$66,330
2019	107,913
2020	63,622
2021	1,320
2022	92,850
$332,035
The Company’s notes payable contain financial and non-financial debt covenants. As of December 31, 2017, the Company was in compliance with all debt covenants.
The Company’s note payable with respect to the Springmaid Beach Resort Mortgage Loan requires the Company to maintain a minimum working capital reserve in an amount sufficient to fund the working capital requirements of the Springmaid Beach Resort through the off-peak season, which amount shall be reduced by any amounts for working capital reserved by the third-party hotel operator. In addition, until certain renovations are complete, the loan documents impose a “cash trap” which restricts the use of accumulated cash from the Springmaid Beach Resort to the payment of working capital shortfalls, renovation expenditures and distributions required to satisfy the Company’s REIT requirements. The working capital reserve was included in restricted cash on the accompanying consolidated balance sheets.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2017

Recent Financing Transactions
Oakland City Center Mortgage Loan
On August 18, 2017, in connection with the acquisition of Oakland City Center, the Company, through an indirect wholly owned subsidiary (the “Oakland City Center Owner”), entered into a loan agreement with Bank of America, N.A., an unaffiliated lender, for borrowings of up to $103.4 million (the “Oakland City Center Mortgage Loan”). At closing, $94.5 million was disbursed to the Oakland City Center Owner with the remaining $8.9 million available for future disbursements to be used for tenant improvements and leasing commissions, subject to certain terms and conditions contained in the loan documents.
The Oakland City Center Mortgage Loan matures on September 1, 2022. The Oakland City Center Mortgage Loan bears interest at a floating rate of 175 basis points over one-month LIBOR. Monthly payments are initially interest only. Beginning October 1, 2020, monthly payments will include principal and interest with principal payments of $110,000 or, in the event the Oakland City Center Owner repays any principal of the loan amount, with principal payments calculated using an amortization schedule of 30 years and an annual interest rate of 6.0%, subject to certain terms and conditions contained in the loan documents. The Oakland City Center Owner has the right to prepay the loan in full or in part without fee, premium or penalty subject to certain terms and conditions as described in the loan documents.
KBS SOR US Properties II LLC (“SOR US Properties II”), the Company's indirect wholly owned subsidiary, provided a guaranty of (i) the principal balance and any interest or other sums outstanding under the Oakland City Center Mortgage Loan in the event of certain bankruptcy or insolvency proceedings involving the Oakland City Center Owner, SOR US Properties II or any affiliate thereof, and (ii) the payment of certain liabilities, losses or damages incurred by the lender as a result of certain intentional acts committed by Oakland City Center Owner, the fraud or intentional misrepresentation by Oakland City Center Owner or KBS SOR US Properties II in connection with the loan or the loan documents, the transfer of Oakland City Center Owner’s interest in the property in violation of the loan documents , and in the event of certain bankruptcy or insolvency proceedings involving Oakland City Center Owner, KBS SOR US Properties II or any affiliate thereof.
Grace Court Mortgage Loan
On October 3, 2017, in connection with the acquisition of Grace Court, the Company, through an indirect wholly owned subsidiary (the “Grace Court Purchaser”) of a joint venture (the “Grace Court Joint Venture”) between the Company's indirect wholly owned subsidiary and Verus Grace Court, LLC and Verus Partners, LLC, entered into a loan agreement with an unaffiliated lender for borrowings of up to $34.1 million (the “Grace Court Mortgage Loan”). As of October 3, 2017, $21.9 million had been disbursed with up to $1.3 million available for future disbursements to be used for capital expenditure project expenses and up to $10.9 million available for future disbursements to be used for tenant improvements and leasing expenses, subject to certain terms and conditions contained in the loan documents.
The Grace Court Mortgage Loan matures on October 9, 2020, with three one-year extension options, subject to an extension fee and certain terms and conditions contained in the loan documents. The Grace Court Mortgage Loan bears interest at a floating rate of 405 basis points over one-month LIBOR, but at no point shall the interest rate be less than 5.05%. The Grace Court Joint Venture entered into an interest rate cap that effectively limits one-month LIBOR on the full loan amount at 3.00% effective October 3, 2017 through October 15, 2019. Monthly payments are interest only with the outstanding principal balance, all accrued and unpaid interest and all other amounts due on the maturity date. The Grace Court Purchaser has the right to prepay the loan in full or in part, subject to an exit fee and certain terms and conditions as described in the loan documents.
SOR US Properties II is providing a guaranty of the payment of (i) any losses, damages, costs, claims, fines, suits or other expenses of any kind incurred by the lender (including reasonable attorneys' fees and expenses and court costs) as a result of certain actions or omissions committed by us, the Grace Court Purchaser, SOR US Properties II and/or their affiliates in violation of the loan documents and (ii) the principal balance and any interest or sums outstanding under the Grace Court Mortgage Loan in the event of: the breach of certain covenants in the loan documents by the Grace Court Purchaser; certain prohibited transfers of Grace Court; and certain bankruptcy, insolvency or related proceedings involving the Grace Court Purchaser, the Grace Court Joint Venture, SOR US Properties II and /or their affiliates.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2017

9.	DERIVATIVE INSTRUMENTS
The Company enters into derivative instruments for risk management purposes to hedge its exposure to cash flow variability caused by changing interest rates. The primary goal of the Company’s risk management practices related to interest rate risk is to prevent changes in interest rates from adversely impacting the Company’s ability to achieve its investment return objectives. The Company does not enter into the derivatives for speculative purposes.
The Company enters into interest rate caps to mitigate its exposure to rising interest rates on its variable rate notes payable. The values of interest rate caps are primarily impacted by interest rates, market expectations about interest rates, and the remaining life of the instrument. In general, increases in interest rates, or anticipated increases in interest rates, will increase the value of interest rate caps. As the remaining life of an interest rate cap decreases, the value of the instrument will generally decrease towards zero.
As of December 31, 2017, the Company had four interest rate caps outstanding, which were not designated as hedging instruments. The following table summarizes the notional amount and other information related to the Company’s derivative instruments as of December 31, 2017 and 2016. The notional amount is an indication of the extent of the Company’s involvement in each instrument at that time, but does not represent exposure to credit, interest rate or market risks (dollars in thousands):

					Fair Value of Asset
Derivative Instruments	Effective Date	Maturity Date	Notional Value	Reference Rate	December 31, 2017	December 31, 2016	Balance Sheet Location
Interest Rate Cap	12/29/2014	01/01/2018	$26,000	One-month LIBOR at 3.00%	$—	$—	Prepaid expenses and other assets
Interest Rate Cap	12/15/2015	12/23/2018	$28,330	One-month LIBOR at 3.00%	—	6	Prepaid expenses and other assets
Interest Rate Cap	12/01/2016	12/01/2019	$47,110	One-month LIBOR at 3.00%	9	89	Prepaid expenses and other assets
Interest Rate Cap	10/03/2017	10/15/2019	$34,125	One-month LIBOR at 3.00%	4	—	Prepaid expenses and other assets
Total Derivative Instruments not designated as hedging instruments					$13	$95
During the years ended December 31, 2017, 2016 and 2015, the Company recorded an unrealized loss of $96,000, $97,000 and $71,000, respectively, on derivative instruments, which was included in interest expense on the accompanying consolidated statements of operations.
The Company enters into foreign currency forward contracts to mitigate its exposure to foreign currency exchange rate movements on its investment in unconsolidated entity. The foreign currency forward contract is a commitment to deliver a certain amount of currency at a certain price on a specific date in the future.
The following table summarizes the notional amount and other information related to the Company’s foreign currency forward contract as of December 31, 2017. The notional amount is an indication of the extent of the Company’s involvement in each instrument at that time, but does not represent exposure to credit, interest rate or market risks (currency in thousands):

Derivative Instrument	Notional Amount	Strike Price	Trade Date	Maturity Date
Derivative instrument not designated as hedging instrument
Foreign currency forward contract	$2,100	1.2704 USD-EUR	09/05/2017	09/07/2021
During the year ended December 31, 2017, the Company recorded a foreign currency loss of $79,000 on foreign currency forward contract, which is included in general and administrative expenses on the accompanying consolidated statements of operations. The fair value of the foreign currency forward contract was $79,000 liability as of December 31, 2017 included in other liabilities on the accompanying balance sheets.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2017

10.	FAIR VALUE DISCLOSURES
Under GAAP, the Company is required to measure certain financial instruments at fair value on a recurring basis. In addition, the Company is required to measure other non-financial and financial assets at fair value on a non-recurring basis (e.g., carrying value of impaired real estate loans receivable and long-lived assets). Fair value is defined as the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The GAAP fair value framework uses a three-tiered approach. Fair value measurements are classified and disclosed in one of the following three categories:

•	Level 1: unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

•
Level 2: quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•	Level 3: prices or valuation techniques where little or no market data is available that requires inputs that are both significant to the fair value measurement and unobservable.
The fair value for certain financial instruments is derived using a combination of market quotes, pricing models and other valuation techniques that involve significant management judgment. The price transparency of financial instruments is a key determinant of the degree of judgment involved in determining the fair value of the Company’s financial instruments. Financial instruments for which actively quoted prices or pricing parameters are available and for which markets contain orderly transactions will generally have a higher degree of price transparency than financial instruments for which markets are inactive or consist of non-orderly trades. The Company evaluates several factors when determining if a market is inactive or when market transactions are not orderly. The following is a summary of the methods and assumptions used by management in estimating the fair value of each class of assets and liabilities for which it is practicable to estimate the fair value:
Cash and cash equivalents, restricted cash, rent and other receivables and accounts payable and accrued liabilities: These balances approximate their fair values due to the short maturities of these items.
Real estate loan receivable: The Company’s real estate loan receivable is presented in the accompanying consolidated balance sheets at its amortized cost net of recorded loan loss reserves (if any) and not at fair value. The fair value of real estate loan receivable was estimated using an internal valuation model that considered the expected cash flows for the loan, underlying collateral value (for collateral-dependent loans) and estimated yield requirements of institutional investors for loans with similar characteristics, including remaining loan term, loan-to-value, type of collateral and other credit enhancements. The Company classifies these inputs as Level 3 inputs.
Derivative instruments: The Company’s derivative instruments are presented at fair value on the accompanying consolidated balance sheets. The valuation of these instruments are determined using a proprietary model that utilizes observable inputs. As such, the Company classifies these inputs as Level 2 inputs. The proprietary model uses the contractual terms of the derivatives, including the period to maturity, as well as observable market-based inputs, including interest rate curves and volatility. The fair value of interest rate caps (floors) are determined using the market standard methodology of discounting the future expected cash payments (receipts) which would occur if variable interest rates rise above (below) the strike rate of the caps (floors). The variable interest rates used in the calculation of projected payments (receipts) on the cap (floor) are based on an expectation of future interest rates derived from observed market interest rate curves and volatilities. The fair value of foreign currency forward contract are valued by comparing the contracted forward exchange rate to the current market exchange rate.
Notes payable: The fair value of the Company’s notes payable are estimated using a discounted cash flow analysis based on management’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio, type of collateral and other credit enhancements. Additionally, when determining the fair value of liabilities in circumstances in which a quoted price in an active market for an identical liability is not available, the Company measures fair value using (i) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets or (ii) another valuation technique that is consistent with the principles of fair value measurement, such as the income approach or the market approach. The Company classifies these inputs as Level 3 inputs.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2017

The following were the face value, carrying amount and fair value of the Company’s financial instruments as of December 31, 2017 and 2016, which carrying amounts do not approximate the fair values (in thousands):

	December 31, 2017			December 31, 2016
	Face Value	Carrying Amount	Fair Value	Face Value	Carrying Amount	Fair Value
Financial asset:
Real estate loan receivable	$3,500	$3,500	$3,500	$3,500	$3,442	$3,401
Financial liability:
Notes payable	$332,035	$328,351	$333,336	$212,010	$208,581	$211,565
Disclosure of the fair value of financial instruments is based on pertinent information available to the Company as of the period end and requires a significant amount of judgment. Despite increased capital market and credit market activity, transaction volume for certain financial instruments remains relatively low. This has made the estimation of fair values difficult and, therefore, both the actual results and the Company’s estimate of value at a future date could be materially different.
As of December 31, 2017, the Company measured the following assets at fair value (in thousands):

		Fair Value Measurements Using
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Recurring Basis:
Asset derivatives - interest rate caps	$13	$—	$13	$—
Liability derivative - foreign currency forward contract	$79	$—	$79	$—

11.	RELATED PARTY TRANSACTIONS
The Company has entered into the Advisory Agreement with the Advisor and dealer manager agreements with the Dealer Manager, with respect to the Private Offering and the Public Offering. These agreements entitle the Advisor and the Dealer Manager to specified fees upon the provision of certain offering-related services and the investment of funds in real estate-related investments, among other services, as well as reimbursement of organization and offering costs incurred by the Advisor and the Dealer Manager on behalf of the Company (as discussed in Note 2) and certain costs incurred by the Advisor in providing services to the Company. In addition, the Advisor is entitled to certain other fees, including an incentive fee upon achieving certain performance goals, as described in the Advisory Agreement. The Advisor also serves as the advisor for KBS Real Estate Investment Trust, Inc. (“KBS REIT I”), KBS Real Estate Investment Trust II, Inc. (“KBS REIT II”), KBS Real Estate Investment Trust III, Inc. (“KBS REIT III”), KBS Legacy Partners Apartment REIT, Inc. (“KBS Legacy Partners Apartment REIT”), KBS Strategic Opportunity REIT, Inc. (“KBS Strategic Opportunity REIT”) and KBS Growth & Income REIT, Inc. (“KBS Growth & Income REIT”). The Dealer Manager also serves as the dealer manager for the KBS dividend reinvestment plan offerings for KBS Strategic Opportunity REIT, KBS REIT III and KBS Growth & Income REIT.
On January 6, 2014, the Company, together with KBS REIT I, KBS REIT II, KBS REIT III, KBS Legacy Partners Apartment REIT, KBS Strategic Opportunity REIT, the Dealer Manager, the Advisor and other KBS-affiliated entities, entered into an errors and omissions and directors and officers liability insurance program where the lower tiers of coverage are shared. The cost of these lower tiers is allocated by the Advisor and its insurance broker among each of the various entities covered by the plan, and is billed directly to each entity. The allocation of these shared coverage costs is proportionate to the pricing by the insurance marketplace for the first tiers of directors and officers liability coverage purchased individually by each REIT. The Advisor’s and the Dealer Manager’s portion of the shared lower tiers’ cost is proportionate to the respective entities’ prior cost for the errors and omissions insurance. In June 2015, KBS Growth & Income REIT was added to the insurance program at terms similar to those described above. In June 2017, the Company renewed its participation in the program, and the program is effective through June 30, 2018. As KBS REIT I is implementing its plan of liquidation, at renewal in June 2017, KBS REIT I elected to cease participation in the program and obtain separate insurance coverage.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2017

During the years ended December 31, 2017, 2016 and 2015, no other business transactions occurred between the Company and these other KBS-sponsored programs.
The Advisory Agreement has a one-year term that expires August 12, 2018. The Company may terminate the Advisory Agreement on 60 days’ written notice. The Advisor in its sole discretion may defer any fee payable to it under the Advisory Agreement. All or any portion of such fee not taken may be deferred without interest and paid when the Advisor determines.
Pursuant to the terms of these agreements, summarized below are the related-party costs incurred by the Company for the years ended December 31, 2017, 2016 and 2015, respectively, and any related amounts payable as of December 31, 2017 and 2016 (in thousands):

	Incurred in the Years Ended December 31,			Payable as of December 31,
	2017	2016	2015	2017	2016
Expensed
Asset management fees	2,775	1,340	380	22	—
Reimbursable operating expenses (1)	339	395	238	42	37
Real estate acquisition fee (2)	—	3,759	995	—	—
Capitalized
Acquisition fees (2)	4,943	1,245	—	76	27
Asset management fees	67	22	—	—	—
Additional Paid-in Capital
Sales commissions	2,412	3,723	2,618	—	—
Dealer manager fees	1,352	1,982	1,437	—	—
Stockholder servicing fees (3)	1,149	508	—	680	374
Reimbursable other offering costs (4)	668	394	3,265	1,042	374
	$13,705	$13,368	$8,933	$1,862	$812
_____________________
(1) Reimbursable operating expenses primarily consists of internal audit personnel costs, accounting software and cyber security related expenses incurred by the Advisor under the Advisory Agreement. The Company has reimbursed the Advisor for the Company’s allocable portion of the salaries, benefits and overhead of internal audit department personnel providing services to the Company. These amounts totaled $335,000, $385,000 and $204,000 for the years ended December 31, 2017, 2016 and 2015, respectively, and were the only employee costs reimbursed under the Advisory Agreement for the years ended December 31, 2017, 2016 and 2015. The Advisor may seek reimbursement for certain other employee costs under the Advisory Agreement. The Company will not reimburse for employee costs in connection with services for which the Advisor earns acquisition or origination fees or disposition fees (other than reimbursement of travel and communication expenses) or for the salaries or benefits the Advisor or its affiliates may pay to the Company’s executive officers. In addition to the amounts above, the Company reimburses the Advisor for certain of the Company's direct costs incurred from third parties that were initially paid by the Advisor on behalf of the Company.
(2) Prior to the adoption of ASU No. 2017-01 on January 1, 2017, acquisition fees related to investment properties were expensed at the time of acquisition. Acquisition fees on investment in unconsolidated entities are capitalized into the cost basis of the investment. Acquisition fees on significant capital expenditures related to the development, construction or improvement of the investment budgeted as of the date of acquisition are capitalized.
(3) Reflects the estimated amount of the stockholder servicing fee payable based on the terms of the Class T Shares.
(4) See “Other Offering Costs” below.
During the years ended December 31, 2017 and 2016, the Advisor reimbursed the Company $0.1 million for legal and professional fees, travel expenses and property insurance rebates.
Other Offering Costs
Organization and offering costs (other than selling commissions, dealer manager fees and the stockholder servicing fee) of the Company may be paid by the Advisor, the Dealer Manager or their affiliates on behalf of the Company or may be paid directly by the Company. These offering costs include all expenses incurred by the Company in connection with the Private Offering and the Public Offering. Organization costs include all expenses incurred by the Company in connection with the formation of the Company, including but not limited to legal fees and other costs to incorporate the Company.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2017

The Company recorded $1.0 million of offering costs (other than selling commissions and dealer manager fees) related to the Private Offering, all of which was initially paid by the Advisor or its affiliates on behalf of the Company and subsequently reimbursed by the Company. In addition, the Company paid $1.9 million in selling commissions and dealer manager fees related to the Private Offering.
During the Public Offering, pursuant to the Advisory Agreement and the Dealer Manager Agreement, the Company is obligated to reimburse the Advisor, the Dealer Manager or their affiliates, as applicable, for organization and other offering costs paid by them on behalf of the Company, provided that no reimbursements made by the Company to the Advisor or the Dealer Manager may cause total organization and offering expenses incurred by the Company in connection with the Public Offering (including selling commissions, dealer manager fees and the stockholder servicing fee) to exceed 15% of the aggregate gross proceeds from the Public Offering as of the date of reimbursement. In addition, the Advisor and its affiliates will reimburse the Company to the extent that the organization and other offering expenses (which exclude selling commissions, dealer manager fees and stockholder servicing fees) paid directly or reimbursed by the Company in connection with the primary portion of the Public Offering, regardless of when incurred, exceed 1.0% of gross offering proceeds from the primary portion of the Public Offering. The Advisor and its affiliates will be responsible for any organization and other offering expenses related to the primary portion of the Public Offering to the extent they exceed 1.0% of gross proceeds from the primary portion of the Public Offering.
Through December 31, 2017, the Advisor and its affiliates had incurred organization and other offering costs (which exclude selling commissions dealer manager fees and stockholder servicing fees) on the Company’s behalf in connection with the Public Offering of approximately $10.3 million. As of December 31, 2017, the Company had recorded $13.5 million in selling commissions and dealer manager fees and $1.7 million of stockholder servicing fees. As of December 31, 2017, the Company had recorded $2.1 million of other organization and offering expenses, which amounts represent the Company’s maximum liability for organization and other offering costs as of December 31, 2017 based on the 1.0% limitation described above.
In addition, as of December 31, 2017, the Advisor had incurred $31,000 in organization and offering costs on behalf of the Company in connection with a proposed follow-on offering the Company filed with the SEC on August 10, 2017. As of December 31, 2017, the Company had not commenced the follow-on offering and therefore had not recorded any of these organization and offering expenses as they are subject to the 1.0% limitation described above.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2017

12.	SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
Presented below is a summary of the unaudited quarterly financial information for the year ended December 31, 2017 and 2016 (in thousands, except share and per share amounts):

	2017
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$8,505	$10,052	$18,227	$15,184

Class A Common Stock:
Net (loss) income attributable to common stockholders	$(1,530)	$(650)	$1,905	$(1,321)
Net (loss) income per common share, basic and diluted	$(0.10)	$(0.04)	$0.12	$(0.08)
Cash distributions declared per common share	$0.05	$0.05	$0.05	$0.05

Class T Common Stock:
Net (loss) income attributable to common stockholders	$(918)	$(630)	$988	$(1,116)
Net (loss) income per common share, basic and diluted	$(0.13)	$(0.07)	$0.09	$(0.10)
Cash distributions declared per common share	$0.02	$0.02	$0.03	$0.03

Stock dividends declared per common share - Classes A and T	0.005	0.005	0.005	0.005

	2016
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$4,084	$9,475	$10,592	$7,169

Class A Common Stock:
Net (loss) income attributable to common stockholders	$(2,034)	$(754)	$502	$(2,970)
Net (loss) income per common share, basic and diluted	$(0.17)	$(0.06)	$0.04	$(0.21)
Cash distributions declared per common share	$0.01	$0.05	$0.10	$0.05

Class T Common Stock:
Net (loss) income attributable to common stockholders	$(58)	$(56)	$99	$(1,219)
Net (loss) income per common share, basic and diluted	$(0.17)	$(0.09)	$0.04	$(0.23)
Cash distributions declared per common share	$—	$0.020	$0.070	$0.030

Stock dividends declared per common share - Classes A and T	0.005	0.005	0.005	0.020

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2017

13.	COMMITMENTS AND CONTINGENCIES
Management Agreement
Springmaid Beach Resort
The consolidated joint venture entity through which the Company leases the operations for Springmaid Beach Resort has entered into a management agreement with Doubletree Management LLC, an independent third-party hotel operator (the “Operator”) pursuant to which the Operator will manage and operate the Springmaid Beach Resort. The hotel was branded a DoubleTree by Hilton in September 2016 (the “Brand Commencement Date”).
The management agreement expires on December 31 of the 20th full year following the Brand Commencement Date. Upon mutual agreement, the parties may extend the term of the agreement for two successive periods of five years each. If an event of default occurs and continues beyond any applicable notice and cure periods set forth in the management agreement, the non-defaulting party generally has, among other remedies, the option of terminating the management agreement upon written notice to the defaulting party with no termination fee payable to Doubletree. In addition, the Company has the right to terminate the management agreement without the payment of a termination fee if Doubletree fails to achieve certain criteria relating to the performance of the hotel for any two consecutive years following the Brand Commencement Date. Under certain circumstances following a casualty or condemnation event, either party may terminate the management agreement provided Doubletree receives a termination fee an amount equal to two years of the base fee.  The Company is permitted to terminate the management agreement upon a sale, lease or other transfer of the Springmaid Beach Resort any time so long as the buyer is approved for, and enters into a DoubleTree by Hilton franchise agreement for the balance of the agreement’s term. Finally, the Company is restricted in its ability to assign the management agreement upon a sale, lease or other transfer the Springmaid Beach Resort unless the transferee is approved by Doubletree to assume the management agreement.
Pursuant to the management agreement the Operator receives the following fees:

•
a base fee, which is a percentage of total operating revenue that starts at 2.5% and increases to 2.75% in the second year following the Brand Commencement Date and further increases in the third year following the Brand Commencement Date and thereafter to 3.0%;

•	a campground area management fee, which is 2% of any campground revenue;

•	an incentive fee, which is 15% of operating cash flow (after deduction for capital renewals reserve and the joint venture owner’s priority, which is 12% of the joint venture owner’s total investment);

•	an additional services fee in the amount reasonably determined by the Operator from time to time; and

•	a brand services fee in the amount of 4% of total rooms revenue, and an other brand services fee in an amount determined by the Operator from time to time.
The management agreement contains specific standards for the operation and maintenance of the hotel, which allows the Operator to maintain uniformity in the system created by the Operator’s franchise. Such standards generally regulate the appearance of the hotel, quality and type of goods and services offered, signage and protection of trademarks. Compliance with the management agreement will require the Company to make significant expenditures for capital improvements.
During the years ended December 31, 2017, 2016 and 2015, the Company incurred $0.3 million, $0.4 million and $0.4 million, respectively, of fees related to the management agreement, which are included in hotel expenses on the accompanying consolidated statements of operations.
Q&C Hotel
A wholly owned subsidiary of the joint venture through which the Company leases the operations of the Q&C Hotel (“Q&C Hotel Operations”) has entered into a management agreement with Encore Hospitality, LLC (“Encore Hospitality”), an affiliate of the joint venture partner, pursuant to which Encore Hospitality will manage and operate the Q&C Hotel. The management agreement expires on December 17, 2035. Subject to certain conditions, Encore Hospitality may extend the term of the agreement for a period of five years. Pursuant to the management agreement Encore Hospitality will receive a base fee, which is 4.0% of gross revenue (as defined in the management agreement). During the years ended December 31, 2017, 2016 and 2015, the Company incurred $0.4 million, $0.3 million and $6,255, respectively, of fees related to the management agreement, which are included in hotel expenses on the accompanying consolidated statements of operations.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2017

Q&C Hotel Operations has also entered into a franchise agreement with Marriott International (“Marriott”) pursuant to which Marriott has granted Q&C Hotel Operations a limited, non-exclusive license to establish and operate the Q&C Hotel using certain of Marriott’s proprietary marks and systems and the hotel was branded as a Marriott Autograph Collection hotel on May 25, 2016. The franchise agreement will expire on May 25, 2041. Pursuant to the franchise agreement, Q&C Hotel Operations pays Marriott a monthly franchise fee equal to a percent of gross room sales on a sliding scale that is initially 2% and increases to 5% on May 25, 2019 and a monthly marketing fund contribution fee equal to 1.5% of the Q&C Hotel’s gross room sales. In addition, the franchise agreement requires the maintenance of a reserve account to fund all renovations at the hotel based on a percentage of gross revenues which starts at 2% of gross revenues and increases to 5% of gross revenues on May 25, 2019. Q&C Hotel Operations is also responsible for the payment of certain other fees, charges and costs as set forth in the agreement. During the years ended December 31, 2017 and 2016, the Company incurred $0.9 million and $0.4 million, respectively, of fees related to the Marriott franchise agreement.
In addition, in connection with the execution of the franchise agreement, SOR US Properties II is providing an unconditional guarantee that all Q&C Hotel Operations’ obligations under the franchise agreement will be punctually paid and performed. Finally, certain transfers of the Q&C Hotel or an ownership interest therein are subject to a notice and consent requirement, and the franchise agreement further provides Marriott with a right of first refusal with respect to a sale of the hotel to a competitor of Marriott.
Lease Obligations
As of December 31, 2017, the Company had leasehold interests expiring on various expiration dates between 2018 and 2114. Future minimum lease payments owed by the Company under the capital leases as of December 31, 2017 are as follows (in thousands):

2018	$650
2019	635
2020	680
2021	735
2022	935
Thereafter	53,841
Total expected minimum lease obligations	57,476
Less: Amount representing interest (1)	(49,015)
Present value of net minimum lease payments (2)	$8,461
_____________________
(1) Interest includes the amount necessary to reduce the total expected minimum lease obligations to present value calculated at the Company's incremental borrowing rate at acquisition.
(2) The present value of net minimum lease payments are presented in other liabilities in the accompanying consolidated balance sheets.
Economic Dependency
The Company is dependent on the Advisor and the Dealer Manager for certain services that are essential to the Company, including the sale of the Company’s shares of common stock; the identification, evaluation, negotiation, origination, acquisition and disposition of investments; management of the daily operations of the Company’s investment portfolio; and other general and administrative responsibilities. In the event that these companies are unable to provide the respective services, the Company will be required to obtain such services from other sources.
Environmental
As an owner of real estate, the Company is subject to various environmental laws of federal, state and local governments. Although there can be no assurance, the Company is not aware of any environmental liability that could have a material adverse effect on its financial condition or results of operations as of December 31, 2017. However, changes in applicable environmental laws and regulations, the uses and conditions of properties in the vicinity of the Company’s properties, the activities of its tenants and other environmental conditions of which the Company is unaware with respect to the properties could result in future environmental liabilities.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2017

Legal Matters
From time to time, the Company is a party to legal proceedings that arise in the ordinary course of its business. Management is not aware of any legal proceedings of which the outcome is probable or reasonably possible to have a material adverse effect on the Company’s results of operations or financial condition, which would require accrual or disclosure of the contingency and the possible range of loss. Additionally, the Company has not recorded any loss contingencies related to legal proceedings in which the potential loss is deemed to be remote.

14.	SUBSEQUENT EVENTS
The Company evaluates subsequent events up until the date the consolidated financial statements are issued.
Status of the Offering
The Company commenced the Public Offering on August 12, 2014 and broke escrow on January 7, 2015. As of March 5, 2018, the Company had sold 11,719,185 and 11,030,964 shares of Class A and Class T common stock, respectively, in the Public Offering for aggregate gross offering proceeds of $221.1 million. Included in these amounts were 443,593 and 122,861 shares of Class A and Class T common stock, respectively, sold under the Company's dividend reinvestment plan for aggregate gross offering proceeds of $5.3 million.
Cash Distributions Paid
On January 4, 2018, the Company paid distributions of $0.4 million related to cash distributions on the outstanding shares of the common stock based on daily record dates for the period from December 1, 2017 through December 31, 2017. On February 1, 2018, the Company paid distributions of $0.4 million related to cash distributions on the outstanding shares of the common stock based on daily record dates for the period from January 1, 2018 through January 31, 2018. On March 1, 2018, the Company paid distributions of $0.3 million related to cash distributions on the outstanding shares of the common stock based on daily record dates for the period from February 1, 2018 through February 28, 2018. Distributions for the periods from December 1, 2017 through February 28, 2018 were calculated based on stockholders of record each day during these periods at a rate of (i) $0.00052548 per share per day less (ii) the applicable daily stockholder servicing fees accrued for and allocable to any class of common stock, divided by the number of shares of common stock of such class outstanding as of the close of business on each respective record date.
Stock Dividends Issued
On November 13, 2017, the Company’s board of directors authorized stock dividends for the months of December 2017 and January 2018 in the amount of 0.001667 shares of common stock on each outstanding share of common stock, issuable to all common stockholders of record as of the close of business on December 31, 2017 and January 31, 2018, respectively.  The Company issued the December 2017 and January 2018 stock dividends, consisting of 46,544 and 46,917 shares, respectively, on January 5, 2018 and February 2, 2018, respectively.
On January 25, 2018, the Company’s board of directors authorized a stock dividend for the month of February 2018 in the amount of 0.001667 shares of common stock on each outstanding share of common stock, issuable to all common stockholders of record as of the close of business on February 28, 2018.  The Company issued the February 2018 stock dividend, consisting of 47,324 shares, on March 2, 2018.
Distributions Declared
On January 25, 2018, the Company's board of directors declared cash distributions on the outstanding shares of all classes of its common stock based on daily record dates for the period from March 1, 2018 through March 31, 2018, which the Company expects to pay in April 2018. Investors may choose to receive cash distributions or purchase additional shares through the Company's dividend reinvestment plan. Distributions for this period will be calculated based on stockholders of record each day during these periods at a rate of (i) $0.00052548 per share per day less (ii) the applicable daily stockholder servicing fees accrued for and allocable to any class of common stock, divided by the number of shares of common stock of such class outstanding as of the close of business on each respective record date.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2017

Also on January 25, 2018, the Company's board of directors authorized a stock dividend for the month of March 2018 in the amount of 0.001667 shares of common stock on each outstanding share of common stock, issuable to all common stockholders of record as of the close of business on March 31, 2018. Stock dividends are issued in the same class of shares as the shares for which such stockholder received the stock dividend. The Company expects to issue the March 2018 stock dividend in April 2018.
On March 8, 2018, the Company's board of directors declared cash distributions on the outstanding shares of all classes of its common stock based on daily record dates for the period from April 1, 2018 through April 30, 2018 and May 1, 2018 through May 31, 2018, which the Company expects to pay in May 2018 and June 2018, respectively. Investors may choose to receive cash distributions or purchase additional shares through the Company's dividend reinvestment plan. Distributions for these periods will be calculated based on stockholders of record each day during these periods at a rate of (i) $0.00052548 per share per day less (ii) the applicable daily stockholder servicing fees accrued for and allocable to any class of common stock, divided by the number of shares of common stock of such class outstanding as of the close of business on each respective record date.
Also on March 8, 2018, the Company's board of directors authorized stock dividends for the months of April 2018 and May 2018 in the amount of 0.001667 shares of common stock on each outstanding share of common stock, issuable to all common stockholders of record as of the close of business on April 30, 2018 and May 31, 2018, respectively. Stock dividends are issued in the same class of shares as the shares for which such stockholder received the stock dividend. The Company expects to issue these stock dividends in May 2018 and June 2018, respectively.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
SCHEDULE III
REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION AND AMORTIZATION
December 31, 2017
(dollar amounts in thousands)

				Initial Cost to Company				Gross Amount at which Carried at Close of Period
Description	Location	Ownership Percent	Encumbrances	Land	Building and Improvements (1)	Total	Cost Capitalized Subsequent to Acquisition (2)	Land	Building and Improvements (1)	Total (3)	Accumulated Depreciation and Amortization	Original Date of Construction	Date Acquired

Springmaid Beach Resort	Myrtle Beach, SC	90.0%	$38,000	$27,340	$12,727	$40,067	$19,115	$27,438	$31,744	$59,182	$(4,323)	1948/1980/1992/1995/2001	12/30/2014
Q&C Hotel	New Orleans, LA	90.0%	28,330	1,232	49,452	50,684	3,469	1,232	52,921	54,153	(3,850)	1913	12/17/2015
2200 Paseo Verde	Henderson, NV	100.0%	7,947	1,850	11,423	13,273	828	1,850	12,251	14,101	(1,112)	2004	12/23/2015
Lincoln Court	Campbell, CA	100.0%	33,500	14,706	38,080	52,786	(407)	14,706	37,673	52,379	(3,725)	1985	05/20/2016
Lofts at NoHo Commons	North Hollywood, CA	90.0%	72,100	26,222	73,750	99,972	1,754	26,222	75,504	101,726	(2,120)	2007	11/16/2016
210 West 31st Street	New York, NY	80.0%	35,763	—	50,141	50,141	13,591	—	63,732	63,732	—	(4)	12/01/2016
Oakland City Center	Oakland, CA	100.0%	94,500	22,150	148,495	170,645	(62)	22,150	148,433	170,583	(3,154)	1985/1990	08/18/2017
Grace Court	Phoenix, AZ	90.0%	21,895	10,540	22,684	33,224	6	10,540	22,690	33,230	(362)	1911/2003/2007/2008	10/03/2017
	Total Properties			$104,040	$406,752	$510,792	$38,294	$104,138	$444,948	$549,086	$(18,646)
____________________
(1) Building and improvements include tenant origination and absorption costs and construction in progress.
(2) Costs capitalized subsequent to acquisition is net of write-offs of fully depreciated/amortized assets.
(3) The aggregate cost of real estate for federal income tax purposes was $543.9 million (unaudited) as of December 31, 2017.
(4) The Company is developing a retail property at 210 West 31st Street, which is currently under construction.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
SCHEDULE III
REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION AND AMORTIZATION (CONTINUED)
December 31, 2017
(dollars in thousands)

	2017	2016	2015
Real Estate:
Balance at the beginning of the year	$324,176	$110,566	$40,067
Acquisitions	203,869	202,899	63,957
Improvements	10,075	15,690	7,123
Construction in progress	13,280	311	—
Write-off of fully depreciated and fully amortized assets	(2,314)	(1,547)	(581)
Loss due to property damage	—	(3,743)	—
Balance at the end of the year	$549,086	$324,176	$110,566

Accumulated depreciation and amortization:
Balance at the beginning of the year	$6,853	$593	$3
Depreciation and amortization expense	14,107	7,807	1,171
Write-off of fully depreciated and fully amortized assets	(2,314)	(1,547)	(581)
Balance at the end of the year	$18,646	$6,853	$593